As filed with the Securities and Exchange Commission on May 13, 2016

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

INTERLEUKIN GENETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2835	94-3123681
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

135 Beaver Street

Waltham, Massachusetts 02452

(781) 398-0700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark B. Carbeau

Chief Executive Officer

Interleukin Genetics, Inc.

135 Beaver Street

Waltham, Massachusetts 02452

(781) 398-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian P. Keane, Esq.	Robert F. Charron, Esq
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	Ellenoff Grossman & Schole LLP
One Financial Center	1345 Avenue of the Americas
Boston, Massachusetts 02111	New York, NY 10105-0302
(617) 542-6000	(212) 370-1300
bkeane@mintz.com	rcharron@egsllp.com

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee (3)
Class A Units consisting of:
(i) Common stock, par value $0.001 per share, underlying the Class A Units
(ii) Warrants to purchase common stock underlying the Class A Units
Class B Units consisting of:
(i) Series B Convertible Preferred Stock, par value $0.001 per share, underlying the Class B Units
(ii) Warrants to purchase common stock underlying the Class B Units
Common stock issuable upon conversion of the Series B Convertible Preferred Stock
Common stock issuable upon exercise of the warrants underlying the Class A Units and Class B Units
Placement agent’s warrants (4)
Common stock issuable upon exercise of placement agent’s warrants (4)
Total	$15,000,000	$1,510.50

(1)	Pursuant to Rule 416 under the Securities Act of 1933, the securities registered also include such indeterminate amounts and numbers of shares of common stock issuable to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the total proposed maximum aggregate offering price.
(4)	Represents warrants to purchase a number of shares of common stock equal to 7% of the common stock sold in this offering (including the number of shares of common stock issuable upon conversion of shares of Series B Convertible Preferred Stock sold in this offering but excluding any shares of common stock underlying the warrants issued in this offering).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED May 13, 2016

PRELIMINARY PROSPECTUS

Up to                 of

Class A Units consisting of Common Stock and Warrants and

Class B Units consisting of Series B Convertible Preferred Stock and Warrants

(             shares of Common Stock underlying the Series B Convertible Preferred Stock and Warrants)

We are offering up to                      of Class A Units (each consisting of one share of our common stock and a Series A warrant to purchase                of a share of our common stock at an exercise price per share equal to           % of the public offering price of the Class A Units (“Series A warrant”)). The shares of common stock and Series A warrants underlying a Class A Unit are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Class A Units, to purchase Class B Units. Each Class B Unit will consist of one share of our Series B Convertible Preferred Stock, or the Series B Preferred, with a stated value of $1,000 per share and convertible into shares of our common stock at the public offering price of the Class A Units, together with the equivalent number of Series A warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price. The Series B Preferred does not generally have any voting rights but is convertible into shares of common stock. The shares of Series B Preferred and Series A warrants underlying a Class B Unit are immediately separable and will be issued separately in this offering.

We are also offering the shares of common stock that are issuable from time to time upon conversion of the Series B Preferred and upon exercise of the Series A warrants being offered by this prospectus.

Assuming we sell all                      of Class A Units (and no Class B Units) being offered in this offering and a public offering price of $                 , the last reported price of our common stock on the OTCQB on                  , 2016, we would issue in this offering an aggregate of                 shares of our common stock and Series A warrants to purchase                   shares of our common stock.

Our common stock is traded on the OTCQB under the symbol “ILIU.” The last reported sale price of our common stock on the OTCQB on May 12, 2016 was $0.20 per share. At our 2015 annual meeting of stockholders, we received stockholder approval to effect a reverse stock split in a range of not less than 1-for-5 and not more than 1-for-40. Prior to the effectiveness of the registration statement of which this prospectus is a part, we intend to effect a reverse stock split within this range (the “Listing Reverse Split”), and we intend to apply for listing of our common stock on The NASDAQ Capital Market under the symbol “         ” subject to and upon completion of this offering.  No assurance can be given that our application will be approved. There is no established public trading market for the Series A warrants or Series B Preferred, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series A warrants or the Series B Preferred on any securities exchange or trading system.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE

SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Class A Unit (one share of common stock and a Series A warrant for of a share of common stock)	Per Class B Unit (one share of Series C Preferred and a Series A warrant for shares of common stock)	Total
Public offering price	$	$	$
Placement agent’s fees(1)	$	$	$
Proceeds, before expenses, to Interleukin Genetics, Inc.	$	$	$

(1)	We have agreed to reimburse the placement agent for certain of its expenses and to issue common stock purchase warrants to the placement agent. See “Plan of Distribution” on page 54 of this prospectus for a description of the compensation payable to the placement agent.

We have engaged H.C. Wainwright & Co., LLC (“Wainwright” or the “Placement Agent”) to act as our exclusive placement agent in connection with this offering. Wainwright is not purchasing or selling the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will use its reasonable best efforts to arrange for the sale of the securities offered. We estimate total expenses of this offering, excluding the placement agent fees, will be approximately $          . Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. This offering will terminate on            , 2016, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you. We may utilize a non-interest bearing escrow account in connection with the closing of this offering.

 Rodman & Renshaw

a unit of H.C. Wainwright & Co.

The date of this prospectus is                     , 2016.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this Prospectus and any free writing prospectus authorized by us. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this Prospectus is accurate only as of the date it is presented. You should read this Prospectus and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before investing in our securities.

We are offering to sell, and seeking offers to buy, the securities offered by this Prospectus only in jurisdictions where offers and sales are permitted. The distribution of this Prospectus and the offering of the securities offered by this Prospectus in certain jurisdictions may be restricted by law. This Prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this Prospectus in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Smaller Reporting Company – Scaled Disclosure

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements..

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes thereto and the information set forth under the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included in this prospectus. Unless the context otherwise requires, we use the terms “Interleukin,” “Interleukin Genetics,” “Company,” “we,” “us” and “our” in this prospectus to refer to Interleukin Genetics, Inc.

Overview

Interleukin Genetics, Inc. develops and markets proprietary genetic tests for chronic diseases and health-related conditions, and for informing lifestyle choices to facilitate wellness. Our tests provide information that is not otherwise available to empower individuals and their healthcare providers to manage their health and wellness through genetics-based insights and actionable guidance. We leverage our research, intellectual property, and genetic test development expertise in inflammation and metabolism to identify individuals whose risk for certain chronic diseases may be increased due to variants in one or more genes, which can enable a more personalized approach to the individual’s healthcare. We market our tests through healthcare professionals, partnerships with health and wellness companies, and through other distribution channels. Our lead products are our proprietary PerioPredict® genetic test that identifies individuals with a life-long predisposition to over-produce inflammation and our Inherent Health® line of genetic tests

Our Platform

We have developed a scientific and commercial platform that we believe offers unique approaches to improving outcomes for individuals at high risk for elevated systemic inflammation. Our platform is characterized by:

•	Our expertise in IL-1 biology. We have been at the forefront of understanding the role of IL-1 genetic variation in the clinical expression of inflammation in humans.

•	Proprietary assays and algorithms. Our existing tests, led by PerioPredict, are proprietary and provide unique insights that we believe enable individuals and their healthcare providers to better manage their health. We expect to develop and introduce more proprietary assays for specific inflammatory diseases.

•	Unique test development approach. We identify and validate patterns of genetic variations with clinical utility for selected chronic inflammatory diseases. This approach uses our proprietary patterns of IL-1 gene variations or may use those proprietary variations to anchor a broader set of other, non-proprietary genetic factors that can be added to a test to capture risk for a specific health outcomes that are of high clinical value.

•	Ability to support drug development. Our development platform may also useful in assessing differential drug outcomes that may be genetically influenced.

•	Highly automated CLIA lab. All our tests use customized genetic arrays that allow processing of clinical samples in our CLIA approved clinical genetics laboratory, located in Waltham, MA.

•	Value-added commercial approach. We partner with health and wellness companies, employers and others to leverage the unique information provided by our tests to drive greater patient engagement, more effective disease management and improved outcomes.

Business Strategy

We market PerioPredict to employers and insurance carriers as a central component to an enhanced benefit design or wellness initiative that is intended to lower medical costs through disease avoidance and reduced disease progression and complications.

We target large employers, who are typically self-insured, that see value in the potential reduction of medical costs associated with the highly prevalent inflammatory diseases that our program can provide. Within this customer segment, initial targets tend to be progressive, wellness-minded companies that are engaged in other programs aimed at improving the overall health of their employees.

We also target insurance carriers, with a particular emphasis on companies with dental-medical integration (DMI) products, either in place or in development, and integrated delivery networks (IDNs), as these customers are best positioned to realize value from the reduction of medical costs associated with the highly prevalent inflammatory diseases that our program can provide.

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This target customer segment represents a large market, as an estimated 170 million Americans have dental coverage through an insurance program. These customers are increasingly focused on DMI products, as the correlation between oral health and general health has become better understood. We believe the potential of our PerioPredict program to facilitate the realization of cost savings through reduced medical claims is well-aligned with this powerful trend in the insurance industry.

Our insurance carrier customers are also seeking differentiation, and the opportunity to be seen as adding value to their customers through novel product offerings, such as benefit plans that include PerioPredict genetic testing. For these customers, we typically establish demonstration projects aimed at providing evidence of the efficacy of our program in driving patient engagement, compliance and ultimately reduced costs. Once that demonstration is achieved, we believe the insurance carrier will be incentivized to incorporate our program broadly in their product offerings, thereby providing significant leverage to our commercialization efforts.

To create further leverage, we intend to partner with channel partners, primarily benefits consulting firms, to identify, and facilitate initial interactions with, potential customers. We have established one such relationship at this point, with Employee Benefit Consulting Group LLC, or EBCG, a firm with expertise in the U.S. insurance market and strong relationships with employers, insurance carriers, and health and wellness providers. We work with EBCG to build awareness of PerioPredict as a tool for personalizing patient care among insurance carriers, benefit plans and employer groups, and to potentially incorporate the test in the design of risk-based benefit plans.

PerioPredict is solely available through Interleukin Genetics. The web site for the PerioPredict test is www.PerioPredict.com. The information contained on our websites are not incorporated by reference into this prospectus. We have included our website addresses only as an inactive textual reference and do not intend them to be active links to our websites.

In addition, we plan to continue to sell tests under the Inherent Health brand, primarily through our relationships with Alticor's Amway Global Company and Access Business Group LLC. Under these agreements, Amway’s independent business owners, or IBOs, are able to purchase genetic tests. We believe our proprietary genetic test brands supports the efforts of Amway to develop personalized consumer products for their independent business owners (IBOs) customers. Sales with Amway through these business arrangements began in December 2009.

Corporate Information

Our executive offices are located at 135 Beaver Street, Waltham, Massachusetts 02452, and our telephone number is (781) 398-0700. We were incorporated in Texas in 1986 and we re-incorporated in Delaware in March 2000. We maintain our corporate website at www.ilgenetics.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to such reports are available to you free of charge through the Investor Relations Section of www.ilgenetics.com as soon as practicable after such materials have been electronically filed with, or furnished to, the Securities and Exchange Commission. The information contained on our websites is not incorporated by reference into this prospectus. We have included our website addresses only as an inactive textual reference and do not intend them to be active links to our websites.

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The Offering

Class A Units offered by us:

We are offering up to                       of Class A Units. Each Class A Unit will consist of one share of our common stock and a Series A warrant to purchase                of a share of our common stock at an exercise price per share equal to         % of the public offering price of the Class A Units, (“Series A warrant”). The Class A Units will not be certificated and the share of common stock and warrants part of such unit are immediately separable and will be issued separately in this offering.

This prospectus also relates to the offering of shares of our common stock issuable upon the exercise of the Series A warrants part of the Class A Units.

Assuming we sell all                        of Class A Units (and no Class B Units) being offered in this offering and a public offering price of $                 , the last reported price of our common stock on the OTCQB on                  , 2016, we would issue in this offering an aggregate of                          shares of our common stock and Series A warrants to purchase                       shares of our common stock.

Class B Units offered by us:

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Class A Units, to purchase Class B Units. Each Class B Unit will consist of one share of our Series B Convertible Preferred Stock (the “Series B Preferred”), with a stated value of $1,000 and convertible into shares of our common stock at the public offering price of the Class A Units, together with the equivalent number of Series A warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price. The Series B Preferred does not generally have any voting rights but is convertible into shares of common stock. The Class B Units will not be certificated and the share of Series B Preferred and warrants part of such unit are immediately separable and will be issued separately in this offering.

This prospectus also relates to the offering of shares of our common stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the Series A warrants part of the Class B Units.

Series A warrants:	Each Series A warrant included in the Units will have an exercise price per share equal to % of the public offering price of the Class A Units, will be exercisable upon issuance, and will expire five years from the date of issuance.

Common stock to be outstanding after the offering:

                                 shares (assumes (i) the sale of all Units covered hereby, (ii) that only Class A Units are sold and (iii) no exercise of the Series A warrants. To the extent we sell any Class B Units, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series B Preferred issued as part of the Class B Units).

Use of proceeds:	We intend to use the net proceeds from this offering to primarily support commercialization of our PerioPredict genetic test and for working capital and other general corporate purposes. See “Use of Proceeds” beginning on page 15.

Risk factors:	See “Risk Factors” beginning on page 5 and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.

OTCQB trading symbol:	ILIU. At our 2015 annual meeting of stockholders, we received stockholder approval to effect a reverse stock split in a range of not less than 1-for-5 and not more than 1-for-40. Prior to the effectiveness of the registration statement of which this prospectus is a part, we intend to effect the Listing Reverse Split within this range, and we intend to apply for listing of our common stock on The NASDAQ Capital Market under the symbol “ ” subject to and upon completion of this offering. No assurance can be given that our application will be approved.

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The number of shares of our common stock to be outstanding after this offering is based on 173,029,840 shares of common stock outstanding as of April 30, 2016, and excludes the following:

•	22,089,527 shares of common stock issuable upon the exercise of outstanding options to purchase common stock as of April 30, 2016, at a weighted-average exercise price of $0.20 per share;
•	88,301,079 shares of common stock issuable upon the exercise of warrants for shares of our common stock outstanding as of April 30, 2016, at a weighted-average exercise price of $0.17 per share;
•	30,017,752 additional shares of common stock reserved for issuance under our stock plans as of April 30, 2016;
•	up to shares of common stock issuable upon the exercise of the Series A warrants to be sold in this offering; and
•	up to shares of common stock issuable upon the exercise of the warrants to be issued to the placement agent (the “Placement Agent Warrants”) in connection with this offering (this prospectus also relates to the offering of shares of our common stock issuable upon exercise of the Placement Agent Warrants).

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully read and consider the risks described below, as well as the other information in this prospectus and other information incorporated by reference herein, before deciding to invest in our securities. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations or cash flows. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business, Our Financial Results and Need for Financing

If we fail to obtain additional capital by the second half of 2016, we may have to end our operations and seek protection under bankruptcy laws.

We expect that our current and anticipated financial resources will be adequate to maintain our current and planned operations only into the second half of 2016. We need significant additional capital to fund our continued operations, including for the commercialization efforts for our PerioPredict genetic test, continued research and development efforts, obtaining and protecting patents and administrative expenses. We have retained a financial advisor and are actively seeking additional funding, however, based on current economic conditions, additional financing may not be available, or, if available, it may not be available on favorable terms. In addition, the terms of any financing may adversely affect the holdings or the rights of our existing shareholders. For example, if we raise additional funds by issuing equity securities, further dilution to our then-existing shareholders will result. Debt financing, if available, may involve restrictive covenants that could limit our flexibility in conducting future business activities. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, tests or products in development. If we cannot obtain additional funding on acceptable terms, we may have to discontinue operations and seek protection under U.S. bankruptcy laws.

There is substantial doubt concerning our ability to continue as a going concern.

Our financial statements have been prepared assuming that we will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We expect to incur further losses in the development of our business and have been dependent on funding operations through the issuance of convertible debt and the sale of equity securities. These conditions raise substantial doubt about our ability to continue as a going concern. Management’s plans include increasing revenue through new arrangements with commercial distribution partners and continuing to finance operations through the private or public placement of debt and/or equity securities. However, no assurance can be given at this time as to whether we will be able to achieve these objectives. The financial statements do not include any adjustment relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. We can provide no assurance that we will be successful in increasing revenues, or that we will receive additional funding on reasonable terms, or at all.

The timing and amount of revenues, if any, that we may receive pursuant to any existing or future agreement we may enter into with insurance carriers or large employers is uncertain.

The timing of any revenues that we may receive under any agreement we have or may enter into with an insurance carrier, large employer or other customer is very uncertain at this time and is dependent on a number of variables that are or may be beyond our control. We continue to engage in discussions for the use of our PerioPredict test with insurance companies and large employers who might ultimately adopt enhanced benefits designs or employer-sponsored wellness initiatives that incorporate PerioPredict, or utilize PerioPredict through other arrangements, through the use of consultants, channel partners and our internal management team. The failure to enter into any agreement with other insurance carriers or large employers and to receive significant revenues under any such agreement would have a material adverse effect on our business.

We have a history of operating losses and expect these losses to continue in the future.

We have experienced significant operating losses since our inception and expect these losses to continue for some time. We incurred losses from operations of $6.3 million in 2014, $7.3 million in 2015 and $1.5 million in the three months ended March 31, 2016. As of March 31, 2016, our accumulated deficit was $130.5 million. Our losses result primarily from research and development, selling, general and administrative expenses and amortization of intangible assets. Although we generate revenues from sales of our genetic risk assessment tests, this may not be sufficient to result in net income in the foreseeable future. We will need to generate significant revenue to continue our research and development programs and achieve profitability. We cannot predict when, if ever, we will achieve profitability.

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The market for personalized health generally and genetic risk assessment tests in particular is unproven.

The markets and customer base in the field of personalized health are not well established. Adoption of technologies in this emerging field requires substantial market development and there can be no assurance that channels for marketing our products can or will be successfully developed by us or others. As a result, there can be no assurance that our products will be successfully commercialized or that they can be sold at sufficient volumes to make them profitable. If our potential customers do not accept our products, or take a longer time to accept them than we anticipate, it will reduce our anticipated sales and materially harm our business.

The market for genetic risk assessment tests, as part of the field of personalized health, is at an early stage of development and may not continue to grow. The scientific community, including us, has only a limited understanding of the role of genes in predicting disease. The success of our genetic risk assessment tests will depend upon their acceptance as being useful and cost-effective to the customers who purchase these products, the physicians and other members of the medical community who recommend or prescribe them, as well as third-party payers, such as insurance companies and the government. We can only achieve broad market acceptance with substantial education about the benefits and limitations of genetic risk assessment tests while providing the tests at a fair cost. We expect to expend significant funds and resources to educate patients, dentists and other providers, and payers on the benefits of our PerioPredict test. There is no assurance that we will be able to successfully do so. Furthermore, while positive media attention resulting from new scientific studies or announcements can spur rapid growth in individual segments of the market, and also impact individual brands, news that challenges individual segments or products can have a negative impact on the industry overall as well as on sales of the challenged segments or products. The marketplace may never accept our products, and we may never be able to successfully commercialize our products, including the PerioPredict test.

We could become subject to intense competition from other companies, which may damage our business.

The field of personalized health is highly competitive. Our potential competitors in the United States and abroad are numerous and include, among others, major pharmaceutical and diagnostic companies, consumer products companies, specialized biotechnology firms, universities and other research institutions. Many of our competitors have considerably greater financial, technical, marketing and other resources. Furthermore, many of these competitors are more experienced than we are in discovering, commercializing and marketing products. These greater resources may allow our competitors to discover important genes or genetic markers and more quickly and effectively develop and commercialize genetic tests than we or our partners are able to do. If we are not able to successfully market genetic tests, either alone or through collaborations, our business will be materially harmed. We expect competition to intensify in our industry as technical advances are made and become more widely known.

Ethical, legal and social issues related to genetic testing may reduce demand for our products.

Genetic testing has raised concerns regarding the appropriate utilization and the confidentiality of information provided by genetic testing. Genetic tests for assessing a person’s likelihood of developing a chronic disease have focused public attention on the need to protect the privacy of genetic information. For example, concerns have been expressed that insurance carriers and employers may use these tests to discriminate on the basis of genetic information, resulting in barriers to the acceptance of genetic tests by consumers. This could lead to governmental authorities prohibiting genetic testing or calling for limits on or regulating the use of genetic testing, particularly for diseases for which there is no known cure. Any of these scenarios could decrease demand for our products.

Technological changes may cause our tests to become obsolete.

We have to date focused our efforts on genetic tests based on a small number of candidate genes and genetic variants. It is now possible to use array technology to conduct whole genome association studies for risk assessment, which may make our technologies obsolete. In order to develop customers and markets for our genetic risk assessment tests, we may be required to invest substantial additional capital and other resources.

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We have limited experience and capabilities with respect to distributing, marketing and selling genetic tests on our own and will continue to depend substantially on third parties to commercialize our tests.

We have limited experience and capabilities with respect to distributing, marketing and selling genetic risk assessment tests on our own. In June 2009, we announced the launch of our new Inherent Health brand of genetic tests. On October 26, 2009, we entered into an agreement with Amway Global, an affiliate of Alticor, pursuant to which it sells our Inherent Health brand of genetics tests through its e-commerce Web site via a hyperlink to our e-commerce site. In 2015 and 2014, revenues from this agreement accounted for 45% and 44% of our revenues, respectively. In the three months ended March 31, 2016 and 2015, revenues from this agreement accounted for 14% and 56% of our revenues, respectively. In addition, beginning in September 2012 and again in 2013, Access Business Group LLC, an affiliate of Alticor, placed purchase orders totaling approximately $3.3 million consisting of weight management kits. The kits are included as part of a promotional bundle of products that Amway is now selling to their Individual Business Owners. In 2015 and 2014, revenues from this arrangement accounted for 13% and 32% of our revenues, respectively. In the three months ended March 31, 2016 and 2015, revenues from this arrangement accounted for 3% and 14% of our revenues, respectively. We continue to engage in discussions for the use of our PerioPredict test with insurance companies and large employers who might ultimately adopt enhanced benefits designs or employer-sponsored wellness initiatives that incorporate PerioPredict, or utilize PerioPredict through other arrangements, through the use of consultants, channel partners and our internal management team. We have, to date, had very limited success in marketing and selling our genetic tests, including PerioPredict, and we can provide no assurance that our current or planned commercialization efforts will be successful.

If we are unsuccessful in establishing additional strategic alliances, our ability to develop and market products and services may be damaged.

Entering into additional strategic alliances for the development and commercialization of products and services based on our discoveries is an important element of our business strategy. We face significant competition in seeking appropriate collaborators. If we fail to maintain our existing alliances or to establish additional strategic alliances or other alternative arrangements, then our ability to develop and market products and services will be damaged. In addition, the terms of any future strategic alliances may be unfavorable to us or these strategic alliances may be unsuccessful.

Because our products are based on emerging science, if we make changes to our tests based on new scientific findings, market acceptance of our products may decrease and we may be exposed to liability in excess of our product liability insurance coverage.

Our genetic test products are based on emerging science, and we continue to conduct studies to further enhance the usefulness and scientific credibility of our products. If we make changes to our tests based on new data, it could harm our credibility, decrease market acceptance of our products or expose us to liability claims. We currently maintain product liability insurance, but it is often difficult to obtain, is expensive and may not be available in the future on economically acceptable terms. In addition, potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of our policy. We may become subject to product liability claims that, even if they are without merit, could result in significant legal defense costs to us. If we are held liable for claims for which we are not indemnified or for damages exceeding the limits of our insurance coverage, those claims could materially damage our business and our financial condition. Any product liability claim against us or resulting recall of our products could create significant negative publicity.

Current economic conditions could adversely affect our business and results of operations.

Economic conditions and financial markets have been experiencing extreme disruption including, among other things, extreme volatility in prices of publicly traded securities, rating downgrades of certain investments and declining valuations of others. We believe current economic conditions and financial market turmoil could adversely affect our operations. Uncertainty about current and future economic conditions may cause consumers to reign in their spending generally, the impact of which may be that they stop or delay their purchases of our genetic tests and consumer products. If these circumstances persist or continue to worsen, our future operating results could be adversely affected, particularly relative to our current expectations.

Our dependence on key executives and scientists could adversely impact the development and management of our business.

Our success depends on the ability, experience and performance of our senior management and other key personnel. If we lose one or more of the members of our senior management or other key employees, it could damage our business. In addition, our success depends on our ability to continue to hire, train, retain and motivate skilled managerial and scientific personnel. The pool of personnel with the skill that we require is limited. Competition to hire from this limited pool is intense. We compete with numerous pharmaceutical and healthcare companies, as well as universities and non-profit research organizations in the highly competitive Boston, Massachusetts business area. Our current senior management team is employed by us under agreements that may be terminated by them for any reason upon adequate notice. There can be no assurances, therefore, that we will be able to retain our senior executives or replace them, if necessary. We do not maintain key man life insurance on any of our personnel.

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If Pyxis or any of its affiliates enters a business in competition with ours, certain of our directors might have a conflict of interest.

We have entered into an agreement with our stockholder, Pyxis (collectively, with its affiliates, the “Interested Parties”), allocating corporate opportunities as permitted under Section 122(17) of the Delaware General Corporation Law. This agreement regulates and defines the conduct of certain of our affairs as they may involve the Interested Parties, and our powers, rights, duties and liabilities and those of our officers and directors in connection with corporate opportunities. Except under certain circumstances, the Interested Parties have the right to engage in the same or similar activities or lines of business or have an interest in the same classes or categories of corporate opportunities as we do. If any Interested Parties or one of our directors appointed by an Interested Party acquire knowledge of a potential transaction or matter that may be a corporate opportunity for both the Interested Party and us, to the fullest extent permitted by law, the Interested Party will not have a duty to inform us about the corporate opportunity. In addition, the Interested Party will not be liable to us or to other stockholders for breach of any fiduciary duty as a stockholder of ours for not informing us of the corporate opportunity, keeping it for its own account, or referring it to another person. Additionally, except under limited circumstances, if an officer or employee of an Interested Party who is also one of our directors is offered a corporate opportunity, such opportunity shall not belong to us. In addition, we agreed that such director will have satisfied his duties to us and not be liable to us or to you in connection with such opportunity.

We may be prohibited from fully using our net operating loss carryforwards, which could affect our financial performance.

As a result of the losses incurred since inception, we have not recorded a federal income tax provision and have recorded a valuation allowance against all future tax benefits of our net operating loss carryforwards. As of December 31, 2015, we had gross net operating loss (NOL) and research tax credit carryforwards of approximately $88.2 million and $1.6 million, respectively for federal income tax purposes, and of approximately $11.0 million and $1.0 million for state income tax purposes, expiring in varying amounts through the year 2035. Our ability to use these NOLs and credit carryforwards is subject to restrictions contained in the Internal Revenue Code which provide for limitations on our utilization of our net operating loss and credit carryforwards following a greater than 50% ownership change during the prescribed testing period. On March 5, 2003, we had such a change. As a result, all of our NOL carryforwards as of that date are limited as to utilization. The annual limitation may result in the expiration of certain of the carryforwards prior to utilization. In addition, our equity offerings, including those in 2013 and 2014, may have resulted in qualifying changes in ownership. A formal study, which we have not undertaken, is required to determine applicability of restrictions and might indicate that our NOL carryforwards are subject to additional limitations on utilization. In addition, in order to realize the future tax benefits of our net operating loss and tax credit carryforwards, we must generate taxable income, of which there is no assurance.

Risks Related to Our Intellectual Property

If we fail to obtain patent protection for our products and preserve our trade secrets, then competitors may develop competing products and services, which will likely decrease our sales and market share.

Our success will depend on our ability to obtain patent protection in the United States and in other countries for our products and services. In addition, our success will also depend upon our ability to preserve our trade secrets and to operate without infringing upon the proprietary rights of third parties. We own rights to nine issued U.S. patents and have a number of additional U.S. patent applications pending. We have also been granted a number of corresponding foreign patents and have a number of foreign counterparts of our U.S. patents and patent applications pending. Our patent positions, and those of other pharmaceutical and biotechnology companies, are generally uncertain and involve complex legal, scientific and factual questions. Our ability to develop and commercialize products and services depends on our ability to:

•	obtain patents;

•	obtain licenses to the proprietary rights of others;

•	prevent others from infringing on our proprietary rights; and

•	protect trade secrets.

Our pending patent applications may not result in issued patents and any issued patents may never afford meaningful protection for our technology or products or provide us with a competitive advantage. Further, others may develop competing products, which avoid legally infringing upon, or conflicting with, our patents. There is no assurance that another company will not replicate one or more of our products, and this may harm our ability to do business. In addition, competitors may challenge any patents issued to us, and these patents may subsequently be narrowed, invalidated or circumvented.

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From time to time, the U.S. Supreme Court, other federal courts, the U.S. Congress or the USPTO may change the standards of patentability and any such changes could have a negative impact on our business. There have been several cases involving “gene patents” and diagnostic claims that have been considered by the U.S. Supreme Court. A suit brought by multiple plaintiffs, including the American Civil Liberties Union, or ACLU, against Myriad Genetics, or Myriad, and the USPTO, could impact biotechnology and diagnostic patents. That case involves certain of Myriad’s U.S. patents related to the breast cancer susceptibility genes BRCA1 and BRCA2. The Federal Circuit issued a written decision on July 29, 2011 that reversed the decision of the U.S. District Court for the Southern District of New York that Myriad’s composition claims to “isolated” DNA molecules cover unpatentable subject matter. The Federal Circuit court instead held that the breast cancer genes are patentable subject matter. Subsequently, on March 20, 2012, the Supreme Court issued a decision in Mayo Collaborative v. Prometheus Laboratories, or Prometheus, a case involving patent claims directed to optimizing the amount of drug administered to a specific patient. According to that decision, Prometheus’ claims failed to add enough inventive content to the underlying correlations to allow the processes they describe to qualify as patent-eligible processes that apply natural laws. The Supreme Court subsequently granted certiorari in the Myriad case, vacated the judgment, and remanded the case back to the Federal Circuit for further consideration in light of their decision in the Prometheus case. The Federal Circuit heard oral arguments on July 20, 2012, and issued a decision on August 16, 2012. The Federal Circuit reaffirmed its earlier decision and held that composition of matter claims directed to isolated nucleic acids are patent-eligible subject matter, but that method claims consisting of only abstract mental processes are not patent-eligible. On September 25, 2012, the ACLU filed a petition for a writ of certiorari asking the Supreme Court to review the Federal Circuit’s decision with respect to the composition of matter claims. On November 30, 2012, the Supreme Court granted the petition and agreed to review the case. On June 13, 2013, the Supreme Court issued a decision in the Myriad case. According to the decision, claims directed to genomic DNA cover unpatentable subject matter. However, claims directed to cDNA are patent eligible subject matter.

On March 4, 2014, the USPTO issued a memorandum to patent examiners providing guidelines for examining process claims for patent eligibility in view of the Supreme Court decision in Prometheus. On December 16, 2014 an interim guidance was issued that supersedes the March 4, 2014 memorandum but essentially followed the same direction for patent eligibility. The guidance indicates that claims directed to a law of nature, a natural phenomenon, or an abstract idea that do not meet the eligibility requirements should be rejected as non-statutory subject matter. We cannot assure you that our patent portfolio will not be negatively impacted by the decision described above, rulings in other cases or changes in guidance or procedures issued by the USPTO.

Congress directed the USPTO to study effective ways to provide independent, confirming genetic diagnostic test activity where gene patents and exclusive licensing for primary genetic diagnostic tests exist. This study will examine the impact that independent second opinion testing has on providing medical care to patients; the effect that providing independent second opinion genetic diagnostic testing would have on the existing patent and license holders of an exclusive genetic test; the impact of current practices on testing results and performance; and the role of insurance coverage on the provision of genetic diagnostic tests. The USPTO was directed to report the findings of the study to Congress and provide recommendations for establishing the availability of independent confirming genetic diagnostic test activity by June 16, 2012. On August 28, 2012, the Department of Commerce sent a letter to the House and Senate Judiciary Committee leadership updating them on the status of the genetic testing report. The letter stated in part: “Given the complexity and diversity of the opinions, comments, and suggestions provided by interested parties, and the important policy considerations involved, we believe that further review, discussion, and analysis are required before a final report can be submitted to Congress.” The USPTO issued a Request for Comments and Notice of Public Hearing on Genetic Diagnostic Testing on January 25, 2012, and held additional public hearings in February and March 2013. It is unclear whether the results of this study will be acted upon by the USPTO or result in Congressional efforts to change the law or process in a manner that could negatively impact our present or future patent portfolio.

 There can be no assurance that the Supreme Court’s decision in either the Myriad or Prometheus case will not have a negative impact gene or diagnostic patents generally or the ability of biotechnology and diagnostic companies to obtain or enforce their patents in the future. Such negative decisions by the Supreme Court could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

We also rely on trade secrets and proprietary know-how that we seek to protect, in part, with confidentiality agreements. The third parties we contract with may breach these agreements, and we may not have adequate remedies for any breach. If they do not protect our rights, third parties could use our technology, and our ability to compete in the market would be reduced. We also realize that our trade secrets may become known through other means not currently foreseen by us. Our competitors may discover or independently develop our trade secrets.

Third parties may own or control patents or patent applications and require us to seek licenses, which could increase our costs or prevent us from developing or marketing our products or services.

We may not have rights under patents or patent applications that are related to our current or proposed products. Third parties may own or control these patents and patent applications in the United States and abroad. Therefore, in some cases, to develop or sell any proposed products or services with patent rights controlled by third parties, our collaborators or ourselves may seek, or may be required to seek, licenses under third-party patents and patent applications. If this occurs, we may have to pay license fees, royalties or both, to the licensor. If licenses are not available to us on acceptable terms, our collaborators or we may be prohibited from developing or selling our products or services.

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Risks Related to Development, Clinical Testing and Regulatory Approval of Our Tests

Any tests that may be developed by us may be subject to regulatory clearance or approval, which can be lengthy, costly and burdensome.

Our currently marketed tests were launched as laboratory developed tests, or LDTs, performed in our CLIA-certified clinical laboratory operating in Waltham, Massachusetts. We expect that our future LDTs will also be performed at our CLIA-certified laboratory. Although FDA believes that tests such as ours fall within its jurisdiction as medical devices, it has historically exercised enforcement discretion with respect to LDTs, meaning that such tests generally have not been subject to FDA regulatory requirements. However, the Agency’s regulatory approach to LDTs is uncertain, and whether or when FDA will issue final guidance documents implementing the agency’s proposed regulatory framework is unclear. It is also unclear how a final regulatory framework will affect our current and future tests, as the level of regulation will depend on FDA’s evaluation of the risk posed by the specific test. With respect to our LDTs that are not offered direct to consumer, or DTC, such as PerioPredict, if FDA issues final guidance implementing a risk-based regulatory framework for LDTs, we intend to comply fully and acknowledge that non-compliance may result in enforcement actions, which could affect our ability to market and sell our tests and may harm our reputation. With respect to our Inherent Health tests that have historically been offered DTC as well as through healthcare providers, FDA has informed us that such tests offered DTC are not LDTs and are not subject to enforcement discretion.

Recently, FDA sent a number of “Untitled Letters” to entities marketing genetic tests directly to consumers, including to us. Specifically, in November 2015, we received an Untitled Letter from the FDA inquiring about the regulatory status of certain specified tests and whether the tests in question should be considered to be medical devices that would require FDA clearance. We submitted a written reply to this letter on December 16, 2015, in which we responded that (1) we do not currently offer an osteoarthritis test; (2) that the PerioPredict test is a LDT subject to FDA “enforcement discretion”; and (3) that the Weight Management Genetic test is not a medical device subject to FDA’s statutory jurisdiction or, if it is, should be subject to enforcement discretion because it is a low-risk wellness product. We requested a meeting with OIR to discuss the Inherent Health tests.

On February 3, 2016 we met with the director and staff members of Office of In Vitro Diagnostic Products, or OIR, to further discuss our letter response. The FDA issued minutes of the meeting on February 16, 2016, which confirmed that we do not offer an osteoarthritis test and that PerioPredict is currently offered only as an LDT and is therefore currently subject to FDA enforcement discretion. In addition, they confirmed their interest in obtaining further information on how we would come into compliance with respect to the Inherent Health tests, since those tests are offered DTC and therefore are not subject to FDA enforcement discretion. Subsequently, we clarified with the FDA that our Heart Health and Bone Health tests would only be available directly to consumers until May 22, 2016, at which time they will only be available if requested by an authorized healthcare provider. Any Heart Health and Bone Health tests purchased through retail channels prior to that date will be processed through September 19, 2016, after which the tests will only be processed for a licensed healthcare provider. We are continuing discussions with the FDA to determine appropriate next steps, if any, for our Weight Management test, which is marketed both through professional channels and DTC.

We are uncertain as to what, if any, regulatory requirements may apply to our tests in the future. We cannot provide any assurance that FDA regulation, including pre-market review or approval, will not be required in the future. If the FDA requires us to obtain clearance through its 510k premarket notification process or obtain approval through its premarket approval, or PMA process, either as a condition of continuing to market our tests or bringing future tests to market, our business could be negatively impacted. Requiring FDA clearance or approval could be lengthy, costly and burdensome. In addition, depending upon the FDA’s response to a submission we may be required to stop selling our tests, revise our tests significantly, or delay introduction of new tests. Additionally, if our tests become subject to more active regulation as medical devices by the FDA, we would be required to comply with requirements including establishment registration, device listing, adverse event reporting, and good manufacturing practices. We would also be subject to penalties, including seizure and injunction, for noncompliance with FDA requirements. Complying with FDA requirements could add additional costs and burdens to our operations.

We are subject to government regulation which may significantly increase our costs and delay introduction of our products.

We are subject to a variety of federal and state legal requirements including CLIA, the FD&C Act, state clinical laboratory licensure laws and implementing regulations. The growth of our business may increase the potential of being found in violation of these laws. Our risk of being found in violation of these laws and regulations is further increased by the fact that the technologies at issue are new and the applicability of statutory and regulatory provisions to these technologies has not been fully developed, implemented, or subjected to judicial review, and the statutory and regulatory provisions themselves are open to a variety of interpretations. Any action brought against us, or any business partners, for violation of these laws or regulations, even if we or they successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If their or our operations are found to be in violation of any of these laws and regulations, they or we may be subject to any applicable penalty associated with the violation, including civil and criminal penalties, damages and fines, and they or we could be required to curtail or cease operations. Any of the foregoing consequences could seriously harm our business and our financial results.

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If we do not comply with governmental regulations applicable to our CLIA-certified laboratory, we may not be able to continue our operations.

The establishment and operation of our laboratory is subject to regulation by numerous federal, state and local governmental authorities in the United States. The laboratory holds a CLIA certificate of compliance and is licensed by the Commonwealth of Massachusetts, and other states as required, which enables us to provide testing services to residents of all states. Failure to comply with state regulations or changes in state regulatory requirements, could result in a substantial curtailment or even prohibition of the operations of our laboratory and could have a material adverse effect on our business. CLIA is a federal law that regulates clinical laboratories that perform testing on human specimens for the purpose of providing information for the diagnosis, prevention or treatment of disease. To renew CLIA certification, laboratories are subject to survey and inspection every two years. Moreover, CLIA inspectors may make unannounced inspections of these laboratories. If we were to lose our CLIA certification or our state licenses, whether as a result of a revocation, suspension or limitation, we would no longer be able to continue our testing operations which would have a material adverse effect on our business.

Tests based on our technology may require clinical trial testing, which can be lengthy, costly and burdensome.

If the FDA decides to require pre-market clearance or approval of LDT’s, we may be required to perform clinical trials prior to submitting a marketing application. If we are required to conduct clinical trials, whether using prospectively acquired tissue samples or archival samples, delays in the commencement or completion of clinical testing could significantly increase development costs and delay commercialization. The commencement of clinical trials may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size of the patient population and the nature of the disease or condition being studied.

Future therapeutic collaborators, if any, may be unable to obtain regulatory approval of any therapeutic product that they may develop.

If, in the future, we enter into any collaborations relating to the use of our technology in the development of therapeutic products, any therapeutic products that our collaborators may develop will be subject to extensive governmental regulations relating to development, clinical trials, manufacturing and commercialization. Rigorous preclinical testing and clinical trials and an extensive regulatory review process are required to be successfully completed in the United States and in many foreign jurisdictions before a new therapeutic product can be sold. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. The time required to obtain FDA and other approvals for therapeutic products is unpredictable but typically exceeds several years. It is possible that none of the therapeutic products our collaborators may develop will obtain the appropriate regulatory approvals necessary for us or our collaborators to begin selling them. In addition, if the use of any test that we develop is necessary for the safe use of a collaborator’s therapeutic product, we might be required to obtain clearance or approval of our test.

Furthermore, any regulatory approval to market a therapeutic product may be subject to limitations on the indicated uses. These limitations may limit the size of the market for the therapeutic product. Any therapeutic product that our collaborators may develop will also be subject to numerous foreign regulatory requirements governing the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process includes all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Therefore, approval by the FDA of a therapeutic product does not assure approval by regulatory authorities outside the United States or vice versa.

 If we fail to comply with regulatory requirements, we could be subject to enforcement actions, which could affect our ability to market and sell our tests and may harm our reputation.

If we in the future fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect the ability to successfully develop, market and sell our tests and could harm our reputation and lead to reduced acceptance of such tests or products by the market. These enforcement actions could include:

•	warning letters;

•	recalls, public notification or medical device safety alerts;

•	restrictions on, or prohibitions against, marketing such tests or products;

•	product seizures;

•	injunctions;

•	civil penalties, including monetary fines; and

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•	criminal penalties.

 If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

Our research and development activities involve the use of hazardous and chemicals materials, and we maintain quantities of various flammable and toxic chemicals in our facilities. We believe our procedures for storing, handling and disposing these materials in our facilities comply with the relevant local and Federal guidelines. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards mandated by applicable regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

Changes in healthcare policy could impact commercialization of our tests.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or the ACA, became law. This law substantially changes the way health care is financed by both governmental and private insurers. The ACA contains a number of provisions that may impact our business and operations in ways we cannot currently predict. In particular, we believe that the ACA may impact adoption of Reimbursed Dental Plans and other reimbursed insurance plans that include our PerioPredict test because there is uncertainty in the cost of compliance with the ACA and how that may impact employer coverage for adult dental care in their overall benefits plan.

In addition to the ACA, there will likely continue to be proposals by legislators at both the federal and state levels, regulators and third-party payors to reduce costs while expanding individual healthcare benefits. Certain of these changes could impose additional limitations on the prices we will be able to charge for our tests or the amounts of reimbursement available for our tests from governmental agencies or third-party payors. While in general it is too early to predict specifically what effect the ACA or any future healthcare reform legislation or policies will have on our business, current and future healthcare reform legislation and policies could have a material adverse effect on our business and financial condition.

Risks Related to Our Common Stock

Our common stock is traded on the OTCQB, which could result in a limited market for our common stock, and we may not be able to list on another exchange.

Our common stock was listed on the NYSE Amex until August 16, 2010, when it was suspended for failure to comply with the NYSE Amex continued listing standards. Our common stock then began trading on the OTCQB™ under the symbol ILIU. This delisting could hurt our investors by reducing the liquidity and market price of our common stock. Additionally, the delisting could negatively affect us by reducing the number of investors willing to hold or acquire our common stock, which could negatively affect our ability to raise capital. Prior to the effectiveness of the registration statement of which this prospectus is a part, we intend to effect the Listing Reverse Split in a range of not less than 1-for-5 and not more than 1-for-40, and we intend to apply for listing of our common stock on The NASDAQ Capital Market under the symbol “         ” subject to and upon completion of this offering.  Whether we meet the initial listing requirements for The NASDAQ Capital Market depends upon, among other things, (i) whether the closing bid price of our common stock following the Listing Reverse Split and upon completion of this offering is at least $4.00 per share and (ii) our ability to raise at least $             from the sale of units in this offering to unaffiliated investors. We can give no assurance that we will meet the initial listing requirements for The NASDAQ Capital Market upon completion of this offering, or that our application will be approved even if we do meet such requirements. We can give no assurance that our common stock will ever trade on The NASDAQ Capital Market or any other securities exchange.

Our stock price has been and is likely to continue to be volatile and the market price of our common stock may drop.

In the three years ended December 31, 2015, our stock price has fluctuated from a low of $0.01 to a high of $0.55. Furthermore, the stock market has experienced significant volatility. The volatility of stocks for companies in our industry often does not relate to the operating performance of the companies represented by the stock. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	the commercial success of the PerioPredict test;

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•	demand for and acceptance of our products;

•	our ability to develop new relationships and maintain and enhance existing relationships with strategic partners;

•	regulatory developments or enforcement in the United States and foreign countries;

•	developments or disputes concerning patents or other proprietary rights;

•	introduction of technological innovations or new products or services by us or our competitors;

•	failure to secure adequate capital to fund our operations, or the issuance of equity securities at prices below fair market price;

•	changes in estimates or recommendations by securities analysts, if any cover our common stock;

•	litigation;

•	future sales of our common stock;

•	general market conditions;

•	economic and other external factors or other disasters or crises;

•	period-to-period fluctuations in our financial results;

•	the effect of the Listing Reverse Split;

•	our ability to obtain and then maintain a listing on the Nasdaq Capital Market or maintain our current status on the OTCQB or obtain a listing on a national securities exchange; and

•	overall fluctuations in U.S. equity markets.

These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

Our management and their affiliates own a significant percentage of our stock and will be able to exercise significant influence over matters subject to stockholder approval.

As of April 30, 2016, our executive officers, directors and their respective affiliates, beneficially owned approximately 44.0% of our outstanding common stock. Accordingly, these stockholders will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of our board of directors and approval of significant corporate transactions. This concentration of ownership could have the effect of entrenching our management and/or the board of directors, delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the fair market value of our common stock.

We do not expect to pay dividends for the foreseeable future and you should not expect to receive any funds without selling your shares of common stock, which you may only be able to do at a loss.

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, our ability to pay cash dividends is currently prohibited by the terms of the Loan Agreement with Horizon Technology Finance Corporation, and any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Therefore, you should not expect to receive any funds without selling your shares, which you may only be able to do at a loss.

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Risks Relating to this Offering

If you purchase Units in this offering, you will incur immediate and substantial dilution in the net tangible book value of your shares.

The public offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing Units in this offering will pay a price per Unit that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing Units in this offering will incur immediate dilution of $                 per share, based on an assumed public offering price of $               per Unit (the last reported price of our common stock on the OTCQB on                               , 2016). As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of a liquidation of our company. See “Dilution.”

Because our management will have broad discretion and flexibility in how the net proceeds from this offering are used, our management may use the net proceeds in ways with which you disagree or which may not prove effective.

We currently intend to use the net proceeds from this offering as discussed under “Use of Proceeds” in this prospectus. We have not allocated specific amounts of the net proceeds from this offering for any such purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

There is no public market for the Units, the Series B Preferred or the Series A warrants being offered in this offering.

There is no established public trading market for the Units, the Series B Preferred or the Series A warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Units, the Series B Preferred or the Series A warrants on any securities exchange or trading system. Without an active market, the liquidity of such securities will be limited.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act, regarding our strategy, future, operations, future financial position, future revenues, projected costs, and plans and objectives of management. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. You also can identify them by the fact that they do not relate strictly to historical or current facts. There are a number of important risks and uncertainties that could cause our actual results to differ materially from those indicated by forward-looking statements. For a description of these risks and uncertainties, please refer to the section entitled “Risk Factors,” any other risk factors set forth in any information incorporated by reference in this prospectus, as well as any other risk factors and cautionary statements we include or incorporate by reference into this prospectus in the future. While we may elect to update forward-looking statements wherever they appear in this prospectus or in the documents incorporated by reference in this prospectus, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that we will receive approximately $         million in net proceeds from the sale of                Units in this offering, based on an assumed offering price of $            per Unit (the last reported price of our common stock on the OTCQB on                     , 2016) and after deducting placement agent fees and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to primarily support commercialization of our PerioPredict genetic test and for working capital and other general corporate purposes. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of the offering. The amount and timing of our actual expenditures may vary significantly depending upon numerous factors, including those described under “Risk Factors.” We may find it necessary or advisable to use the net proceeds for other purposes, and our management will retain broad discretion in the allocation of the net proceeds from this offering.

Pending use of our net proceeds from this offering, we plan to invest the proceeds in a variety of capital preservation investments, including investment-grade, interest-bearing instruments. We cannot predict whether the net proceeds will yield a favorable return.

MARKET FOR OUR COMMON STOCK

Market Information

Our common stock currently trades under the symbol “ILIU” on the OTCQB. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported by the OTCQB.

	High	Low
2016:
First Quarter	$0.11	$0.04
Second Quarter (through May 12, 2016)	$0.41	$0.0773

	High	Low
2015:
First Quarter	$0.46	$0.11
Second Quarter	$0.18	$0.09
Third Quarter	$0.16	$0.08
Fourth Quarter	$0.12	$0.01

	High	Low
2014:
First Quarter	$0.38	$0.25
Second Quarter	$0.35	$0.25
Third Quarter	$0.29	$0.11
Fourth Quarter	$0.17	$0.05

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Stockholders

As of April 30, 2016, there were approximately 122 stockholders of record and according to our estimate, approximately 2,421 beneficial owners of our common stock.

DIVIDEND POLICY

We have never paid dividends to our stockholders. We currently intend to retain all available funds and any future earnings to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. In addition, our ability to pay cash dividends is currently prohibited by the terms of the Loan Agreement with Horizon Technology Finance Corporation, and any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2016:

•	on an actual basis; and

•	on an as adjusted to give effect to our receipt of estimated net proceeds of approximately $ million from the sale of Units in this offering at an assumed public offering price of $ per Unit (the last reported price of our common stock on the OTCQB on , 2016).

You should read this table together with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus

	As of March 31, 2016
	Actual	As adjusted

Cash and cash equivalents	$2,892,182

Common stock, $0.001 par value — 450,000,000 shares authorized; 172,953,440 and shares issued and outstanding at March 31, 2016 actual and as adjusted, respectively	172,955
Additional paid-in capital	126,574,513
Accumulated deficit	(130,506,061)
Total stockholders’ equity	(3,758,593)
Total capitalization	$(866,411)

In the discussion and table above, we assume no exercise of outstanding options or warrants. The discussion above is based on 172,953,440 shares of common stock outstanding as of March 31, 2016 and excludes the following:

•	22,089,527 shares of common stock issuable upon the exercise of outstanding options to purchase common stock as of March 31, 2016, at a weighted-average exercise price of $0.20 per share;
•	88,301,079 shares of common stock issuable upon the exercise of warrants for shares of our common stock outstanding as of March 31, 2016, at a weighted-average exercise price of $0.17 per share;
•	30,017,752 additional shares of common stock reserved for issuance under our stock plans as of March 31, 2016;
•	up to shares of common stock issuable upon the exercise of the Series A warrants to be sold in this offering; and
•	up to shares of common stock issuable upon the exercise of the Placement Agent Warrants to be issued in connection with this offering.

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DILUTION

Our net tangible book value as of March 31, 2016, was approximately $(3,809,109), or approximately $(0.02) per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our common stock outstanding as of March 31, 2016. Dilution in net tangible book value per share represents the difference between the amount per Unit paid by purchasers in this public offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of                  Units in this public offering (assuming only Series A Units are sold) at an assumed offering price of $             per Unit (the last reported price of our common stock on the OTCQB on                  , 2016), and after deducting placement agent fees and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2016 would have been approximately $          million, or approximately $           per share. This represents an immediate dilution of $            per share to new investors purchasing Units in this offering. The following table illustrates this dilution.

Assumed public offering price per Series A Unit			$
Net tangible book value per share as of March 31, 2016		$(0.02)
Increase in net tangible book value per share attributable to new investors in this offering	$
As adjusted net tangible book value per share after giving effect to this offering			$
Dilution per share to investors in this offering			$

This information is based on 172,953,440 shares of common stock outstanding as of March 31, 2016 and excludes the following:

•	22,089,527 shares of common stock issuable upon the exercise of outstanding options to purchase common stock as of March 31, 2016, at a weighted-average exercise price of $0.20 per share;
•	88,301,079 shares of common stock issuable upon the exercise of warrants for shares of our common stock outstanding as of March 31, 2016, at a weighted-average exercise price of $0.17 per share;
•	30,017,752 additional shares of common stock reserved for issuance under our stock plans as of March 31, 2016;
•	up to shares of common stock issuable upon the exercise of the warrants to be sold in this offering; and
•	up to shares of common stock issuable upon the exercise of the Placement Agent Warrants to be issued in connection with this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited Financial Statements and the notes thereto included elsewhere in this prospectus. As a smaller reporting company, we have elected scaled disclosure reporting obligations and therefore are required to provide the information required herein for only the last two most recent fiscal years.

General Overview and Trends

Interleukin Genetics, Inc. develops and markets proprietary genetic tests for chronic diseases and health-related conditions. Our products provide information that is not otherwise available to empower individuals and their healthcare providers to manage their health and wellness through genetics-based insights and actionable guidance. We leverage our research, intellectual property, and genetic test development expertise in inflammation and metabolism to identify an individual’s risk for severe and progressive chronic inflammatory diseases, thereby enabling personalized healthcare. We market our tests through healthcare professionals, partnerships with health and wellness companies, and other distribution channels. We have patents covering the use of specific patterns of gene variations for a number of common chronic diseases. Our lead products are our proprietary PerioPredict genetic test that identifies individuals with a life-long predisposition to over-produce inflammation and our Inherent Health line of genetic tests.

During the year ended December 31, 2015 and the first quarter of 2016, our principal focus has been on commercializing our PerioPredict test, and on the sales of our Inherent Health brand of genetic tests and related programs.

PerioPredict serves as a central component to an enhanced benefit design or wellness initiative directed to lower medical costs through disease avoidance and reduced disease progression and complications. We position PerioPredict as a tool to drive medical value; empowering individuals and healthcare professionals with actionable genetics data. The test identifies individuals at high risk for elevated systemic inflammation, enabling a risk stratification framework to personalize care interventions and patient outreach. The program creates value through early identification of risk, elevated professional surveillance for disease detection, and enhanced patient engagement and compliance.

We market PerioPredict to large employers, who are typically self-insured, and to insurance carriers. Our employer customers see value in the potential reduction of medical costs associated with the highly prevalent inflammatory diseases that our program can provide. Within this customer segment, initial targets tend to be progressive, wellness-minded companies that are engaged in other programs aimed at improving the overall health of their employees.

Within the insurance carrier segment, we place particular emphasis on carriers with dental-medical integration (DMI) products, either in place or in development, and integrated delivery networks (IDNs), as these customers are best positioned to realize value from the reduction of medical costs associated with the highly prevalent inflammatory diseases that our program can provide. This insurance carrier segment represents a large market, as an estimated 170 million Americans have dental coverage through an insurance program. These customers are increasingly focused on DMI products, as the correlation between oral health and general health has become better understood. We believe the potential of our PerioPredict program to facilitate the realization of cost savings through reduced medical claims is well-aligned with this powerful trend in the insurance industry.

We pursue these customers through our internal team, and through consultants and other third parties, including channel partners, primarily benefits consulting firms, who may be helpful to identify, and facilitate initial interactions with, potential customers. We have established one such relationship at this point, with Employee Benefit Consulting Group LLC (EBCG), a firm with expertise in the U.S. insurance market and strong relationships with employers, insurance carriers, and health and wellness providers. We work with EBCG to build awareness of PerioPredict as a tool for personalizing patient care among insurance carriers, benefit plans and employer groups, and to potentially incorporate the test in the design of risk-based benefit plans.

The timing of any revenues that we may receive from our marketing efforts is very uncertain at this time and is dependent on a number of variables, many of which we may have a limited ability to influence. We may never receive significant revenues for the PerioPredict test.

On April 11, 2014, we announced the pre-print online publication of our research study titled “Association of interleukin-1 gene variations with moderate to severe chronic periodontitis in multiple ethnicities” in the Journal of Periodontal Research. The study results from multiple ethnic groups further validated the association between periodontitis and the interleukin-1 beta (IL1B) composite genotype pattern, a specific genetic profile that can be elucidated by our PerioPredict genetic risk test. In addition, the study results demonstrated that detection of the IL1B variations tested provided added value in the prediction of moderate to severe periodontitis above and beyond the risk attributable to smoking and diabetes alone.

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On April 22, 2014, we announced receipt of conditional approval from the New York State Department of Health to offer, process and report the results of the PerioPredict test for periodontal disease. The State of New York is the only U.S. state that requires an independent regulatory review process including technical validation with clinical utility for laboratory developed tests run within a CLIA certified laboratory. Conditional status will be removed on successful completion of a future additional review, the timing of which is determined solely by the State of New York. As a result of New York State conditional approval, the PerioPredict test is now available to dental providers and their patients in all 50 U.S. states.

Our Inherent Health brand of genetic tests includes the first-of-its-kind test for weight management that identifies an individual’s genetic tendencies for weight gain related to either fat or carbohydrates in the diet. The Inherent Health brand also offers customers a full suite of affordable, easy-to-use and meaningful genetic tests in heart health, bone health and nutritional needs. In addition, we launched additional products under the name Wellness Select that allows our e-commerce customers to purchase any combination of our Inherent Health genetic tests at a discounted price.

We market our Inherent Health brand of genetic assessment tests primarily through our commercial relationships with Alticor Inc. affiliated companies. Alticor is a related party. On October 26, 2009, we entered into a Merchant Network and Channel Partner Agreement with Amway Corp., d/b/a/ Amway Global (Amway Global), a subsidiary of Alticor. Pursuant to this agreement, Amway Global sells our Inherent Health brand of genetic tests through its e-commerce website via a hyperlink to our e-commerce site. In 2015 and 2014, revenues from this agreement accounted for approximately 45% and 44% of our revenues, respectively. In the three months ended March 31, 2016 and 2015, revenues from this agreement accounted for 14% and 56% of our revenues, respectively.

Beginning in September 2012 and again in 2013, Access Business Group LLC (ABG), an affiliate of Alticor, placed purchase orders totaling approximately $3.3 million consisting of weight management kits. The kits are included as part of a promotional bundle of products that Amway is now selling to their Individual Business Owners (IBOs). Of the $3.3 million in orders received in 2013, $1.8 million was related to the 2014 program and $1.5 million was related to the 2013 program. Cash for the kits purchased for the 2013 program was received in the first quarter of 2013 and cash for the kits purchased for the 2014 program was received by December 31, 2013. As a component of the 2013 promotional program, and not reflective of actual product expiry, the kits were required to be redeemed before December 31, 2013. In February 2014, we removed the redemption date requirement for the 2013 promotional program, for which ABG paid us $519,000 as a retrospective increase in the product purchase price. All revenues related to the 2013 promotional program, including the $519,000, will remain deferred until the kits are redeemed or the breakage analysis determines the probability of eventual redemption is remote. In October 2014, we received $250,000 as a retrospective increase in the product purchase price for unsold kits as consideration for extending the required redemption date of the 2014 promotional program to December 31, 2017. Cash received for these kits will be treated as deferred revenues until specific kits are returned for processing or on the final allowed redemption date of December 31, 2017. For the years ended December 31, 2015 and 2014, approximately 13% and 32%, respectively, of our revenue came from sales through ABG’s promotional product bundle program. In the three months ended March 31, 2016 and 2015, revenues from this arrangement accounted for 3% and 14% of our revenues, respectively.

On September 21, 2012, we entered into a License Agreement (the License Agreement) with Access Business Group International LLC (ABGI), an affiliate of Alticor. Pursuant to this License Agreement, we granted ABGI and its affiliates (the Licensees) a non-exclusive license to use the technology related to our Weight Management genetic test and to sell the Weight Management test in Europe, Russia and South Africa. ABGI, or a laboratory designated by ABGI, is responsible for processing the tests, and we receive a royalty for each test sold. The License Agreement has an initial term of five years from the date of first commercial sale of the Weight Management test under the agreement. For the years ended December 31, 2015 and 2014, $191,000 and $150,000, respectively, in license fees have been received pursuant to the License Agreement. For the three months ended March 31, 2016 and 2015, $59,000 and $54,000, respectively, in license fees have been earned pursuant to the License Agreement. The increase in license fees is due primarily to higher per-unit royalties resulting from the issuance of patents in the European Union and Russia, and additional unit volume from new Eastern European markets.

Our research and development expenses are focused on our own development efforts related primarily to our PerioPredict and cardiovascular disease genetic tests. We are also focusing on seeking potential commercial partners to validate our technology within their specific business model as a collaboration with little or no cost to us. This is different than in prior years when our development focus was concentrated in research and development to bring new test configurations to market.

We recognize revenue from genetic testing services when there is persuasive evidence of an arrangement, service has been rendered, the sales price is determinable and collectability is reasonably assured. Service is deemed to be rendered when the results have been reported to the individual who ordered the test. To the extent that tests have been prepaid but results have not yet been reported, recognition of all related revenue is deferred. During the fourth quarter of 2013, we concluded that sufficient historical customer genetic test redemption patterns existed to determine the period of time after which the likelihood of test redemption was remote for Inherent Health tests purchased. Based on our analysis of the redemption data, we estimate that period of time to be three years after the sale of a genetic test kit. Prior to making this determination, revenue was recognized only on test kits returned and processed. Beginning in the fourth quarter of 2013, we began to recognize breakage revenue based on the likelihood of test redemption becoming remote. The term remote requires statistical analysis of customer redemption patterns for all tests sold and returned. We analyzed redemption patterns from 2009 through 2015. Included in genetic test revenue in the years ended December 31, 2015 and December 31, 2014 is $218,000 and $309,000, respectively, of breakage revenue related to unredeemed genetic test kits from 2012 and 2011. We expect to continue to recognize breakage revenue and the corresponding deferred cost of goods as well as analyze the data on a quarterly basis based on the historical analysis.

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On May 17, 2013, we entered into a Common Stock Purchase Agreement (the 2013 Purchase Agreement) with various accredited investors (the 2013 Investors), pursuant to which we sold securities to the 2013 Investors in a private placement transaction (the May 2013 Private Placement). In the May 2013 Private Placement, we sold an aggregate of 43,715,847 shares of our common stock at a price of $0.2745 per share for gross proceeds of $12,000,000. The 2013 Investors also received warrants to purchase up to an aggregate of 32,786,885 shares of common stock at an exercise price of $0.2745 per share (the 2013 Warrants). The 2013 Warrants are all currently exercisable and have a term of seven years from the date they became exercisable.

In addition, pursuant to the 2013 Purchase Agreement, each 2013 Investor had the right, at any time on or before June 30, 2014 (the Expiration Date), to purchase at one or more subsequent closings its pro rata share of up to an aggregate of 18,214,936 additional shares of common stock at a purchase price of $0.2745 per share and warrants to purchase up to an aggregate of 13,661,201 shares of common stock at an exercise price of $0.2745 per share. The Expiration Date was extended until December 31, 2014, and this right expired unexercised.

On December 23, 2014, we entered into a Securities Purchase Agreement (the 2014 Purchase Agreement) with various accredited investors (the 2014 Investors), pursuant to which we sold to the 2014 Investors in a private placement transaction (the December 2014 Private Placement) an aggregate of 50,099,700 shares of our common stock at a price of $0.1003 per share for gross proceeds of approximately $5.025 million. The 2014 Investors also received warrants to purchase up to an aggregate of 50,099,700 shares of common stock at an exercise price of $0.1003 per share (the 2014 Warrants). The 2014 Warrants are all currently exercisable and have a term of seven years.

On December 23, 2014, we also entered into a venture loan and security agreement (the Loan Agreement) with Horizon Technology Finance Corporation (the Lender) under which we have borrowed $5.0 million (the December 2014 Debt Transaction). The loan bears interest at a floating rate equal to the One Month LIBOR Rate (with a floor of 0.50%) plus 8.50%. In the event that the One Month LIBOR Rate, as reported in the Wall Street Journal, exceeds 0.50%, the interest rate will be adjusted by an amount equal to the difference between such rates at the end of that particular month. At December 31, 2015 and March 31, 2016, the rate was 9.0% per annum. The loan is to be repaid in forty-five (45) monthly payments consisting of fifteen (15) monthly payments of only interest followed by thirty (30) equal monthly payments of principal and interest. In addition, at the end of the repayment term (or at early termination of the loan) a final payment equal to 4.5% of the loan will be due and payable. Our obligations under the Loan Agreement are secured by a first priority security interest in substantially all of our assets other than our intellectual property. We have also agreed not to pledge or otherwise encumber our intellectual property assets, subject to certain exceptions. In connection with the Loan Agreement, we issued to the Lender and its affiliates warrants to purchase a total of 2,492,523 shares of common stock at an exercise price of $0.1003 per share, which we refer to herein as the Lender Warrants. The Lender Warrants have a term of ten (10) years.

In the genetic test business, competition is in flux and the markets and customer base are not well established. Adoption of new technologies by customers requires substantial market development and customer education. Historically, we have focused on our relationship with our primary customer, Alticor, a significant direct marketing company, in order to assist us in developing the market for our products and educating our potential customers. Our challenge in 2016 and beyond will be to develop the market for our personalized health products, in particular our PerioPredict test, and we will allocate considerable resources to commercialization of our PerioPredict genetic test. Due to the early stage of this initiative, we cannot predict with certainty fluctuations we may experience in our genetic test revenues or whether such revenues will ever be material, or if material, will be sustained in future periods.

Liquidity and Capital Resources

As of March 31, 2016 and December 31, 2015, we had cash and cash equivalents of $2.9 million and $4.7 million, respectively.

Cash used in operations was $1.8 million for the three months ended March 31, 2016 and $1.8 million for the three months ended March 31, 2015. There was an increase in prepaid expenses in the three months ended March 31, 2016, offset by cash received related to contracted research revenue.

Cash used in operations was $6.7 million for the year ended December 31, 2015 compared to $5.7 million for the year ended December 31, 2014. Cash used in operations is primarily impacted by operating results and changes in working capital, particularly the timing of prepaid expenses, reduced payments from related party receivables, inventory levels, receipt of orders and the timing of payments to suppliers.

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Cash used in investing activities was $9,000 for the three months ended March 31, 2016, compared to $17,000 for the three months ended March 31, 2015. The $9,000 in 2016 relates to the purchase of new lab equipment. The majority of the $17,000 in 2015 relates to the purchase of new computer equipment that was part of Projects in Progress as of March 31, 2015.

Cash used in investing activities was $82,000 for the year ended December 31, 2015, compared to $98,000 for the year ended December 31, 2014. Capital additions were $82,000 for the year ended December 31, 2015, of which approximately $11,000 related to internal use software, $50,000 related to the addition of laboratory equipment and $21,000 related to the addition of new servers. Capital additions were $98,000 for the year ended December 31, 2014, partially offset by a $10,000 refund from our landlord related to the surrender of the approximately 6,000 square feet of subleased office and laboratory space as of March 31, 2014, which included approximately $28,000 related to internal use software, $5,000 related to the addition of laboratory equipment, $16,000 related to the addition of a new server, and $49,000 related to software enhancements to our laboratory access server.

Cash provided by financing activities was $3,300 for the three months ended March 31, 2016, compared to $1,400 for the three months ended March 31, 2015. The Company received $3,300 from stock purchases through the employee stock purchase plan during the three months ended March 31, 2016 compared to $5,500 for the three months ended March 31, 2015. The $5,500 received through the employee stock purchase plan for the three months ended March 31, 2015 was offset by $4,100 in additional fees related to the December 2014 Private Placement.

Cash provided by financing activities was $13,000 for the year ended December 31, 2015 compared to $9.7 million for the year ended December 31, 2014. We received $21,000 from stock purchases through the employee stock purchase plan during the year ended December 31, 2015 compared to $32,000 for the year ended December 31, 2014. The $21,000 received through the employee stock purchase plan for the year ended December 31, 2015 was offset in part by $8,000 in additional fees related to the December 2014 Private Placement. The aggregate net cash proceeds from the December 2014 Private Placement and the December 2014 Debt Transaction accounted for the $9.7 million in cash provided by financing activities in 2014.

The amount of cash we generate from operations is currently not sufficient to continue to fund operations and grow our business. We expect that our current financial resources will be adequate to maintain our current and planned operations into the second half of 2016. We believe our success depends on our ability to generate significant revenues for the PerioPredict test. The timing of any revenues that we may receive for the PerioPredict test is uncertain at this time, and is contingent upon a number of factors, including our ability to attract employer and insurance carriers as customers directly, to consummate arrangements with additional partners to promote the PerioPredict test, our partners’ ability to attract customers for PerioPredict, and the timing of utilization of the PerioPredict test by customers, among other possible variables. We do not expect to receive any material revenues from the PerioPredict test until mid to late 2016, at the earliest, and the timing of any such revenues may be substantially later. We may never receive significant revenues from the PerioPredict test.

Until such time, if ever, that we generate revenues sufficient to fund operations, we may fund our operations by issuing common stock, debt or other securities in one or more public or private offerings, as market conditions permit, or through the incurrence of debt from commercial lenders. However, no assurance can be given at this time as to whether we will be able to achieve these objectives. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring debt, making capital expenditures or declaring dividends. There can be no assurance that additional funds will be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or cease activities or operations or enter into licenses or other arrangements with third parties on terms that may be unfavorable to us or sell, license or relinquish rights to develop or commercialize our products, technologies or intellectual property, or seek protection under U.S. bankruptcy laws. The financial statements do not include any adjustment relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Results of Operations

Three Months Ended March 31, 2016 and 2015

Total revenue was $961,000 for the three months ended March 31, 2016 compared to $403,000 for the three months ended March 31, 2015. The change in total revenue is largely attributable to a contracted research project, partially offset by a decrease in kits returned for processing related to ABG’s promotional product bundle.

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During the three months ended March 31, 2016, 14% of our sales revenue came through our Merchant Network and Channel Partner Agreement with Amway Global, compared to 56% during the three months ended March 31, 2015. During the same periods, 3% and 14%, respectively, of our revenue came from sales through ABG’s promotional product bundle program.

Cost of revenue for the three months ended March 31, 2016, was $527,000, or 55% of total revenue, compared to $331,000, or 82% of total revenue, for the three months ended March 31, 2015. The decrease in the cost of revenue as a percentage of revenue in the three months ended March 31, 2016 is primarily attributable to the fixed laboratory costs being applied to higher revenue in the period, which was largely due to a contracted research project.

Research and development expenses were $480,000 for the three months ended March 31, 2016, compared to $183,000 for the three months ended March 31, 2015. The 163% increase of $298,000 is primarily attributable to expenses related to Dr. Kornman moving back to the R&D department in April 2015 as President and Chief Scientific Officer from his previous position as CEO. While he served as CEO, expenses generated by Dr. Kornman were recorded as selling, general and administrative expenses. The increase in research and development expenses was also partially due to increased compensation expense related to annual salary increases for existing staff.

Selling, general and administrative expenses were $1.3 million for the three months ended March 31, 2016, compared to $1.6 million for the three months ended March 31, 2015. The 16% decrease is primarily attributable to lower compensation costs related to terminated employees, CEO recruiting expenses in 2015 that did not recur in 2016 and Dr. Kornman’s expenses being recorded in research and development, partially offset by increased expenses related to the new CEO in 2016.

Interest expense was $152,000 for the three months ended March 31, 2016, compared to $151,000 for the three months ended March 31, 2015. The interest expense is entirely related to our venture loan and security agreement with Horizon entered into on December 23, 2014.

Years Ended December 31, 2015 and 2014

Total revenue was $1.44 million for the year ended December 31, 2015 compared to $1.81 million for the year ended December 31, 2014. The change in total revenue is largely attributable to a decrease in the number of kits returned for processing related to our sales through ABG’s promotional product bundle program. Breakage revenue recognized in the year ended December 31, 2015 was $218,000, compared to $309,000 of breakage revenue recognized in the year ended December 31, 2014, also contributing to the change in revenue. Royalty revenue from our license agreement with ABGI was $191,000 for the year ended December 31, 2015, compared to $151,000 of royalties earned in the year ended December 31, 2014, partially offsetting the decrease in total revenue.

During the year ended December 31, 2015, 45% of our sales revenue came through our Merchant Network and Channel Partner Agreement with Amway Global compared to 44% during the year ended December 31, 2014. During the same periods, 13% and 32%, respectively, of our revenue came from sales through ABG’s promotional product bundle program.

Cost of revenue for the year ended December 31, 2015 was $1.41 million, or 98.1% of revenue, compared to $1.44 million, or 79.3% of revenue, for the year ended December 31, 2014. The increase in the cost of revenue as a percentage of revenue in the year ended December 31, 2015 compared to the year ended December 31, 2014 is primarily attributable to the fixed laboratory costs being applied to a lower volume of genetic tests being processed in the period. Deferred cost of revenue related to breakage revenue was $10,000 for the year ended December 31, 2015 compared to $13,200 for the year ended December 31, 2014. Also included in cost of revenue for the year ended December 31, 2015 is a charge of $27,000 from the write off of obsolete raw materials and kits related to ABG’s 2013 promotional program.

Research and development expenses were $1.3 million for the year ended December 31, 2015, compared to $843,000 for the year ended December 31, 2014. The increase of $456,000, or 54.1%, is primarily attributable to expenses related to Dr. Kornman moving back to the R&D department in April 2015 as President and Chief Scientific Officer from his previous position as CEO. While he served as CEO, expenses generated by Dr. Kornman were recorded as selling, general and administrative expenses. The increase in research and development expenses was also partially due to increased compensation expense related to annual salary increases for existing staff.

Selling, general and administrative expenses were $5.9 million for the year ended December 31, 2015, compared to $5.8 million for the year ended December 31, 2014. The 1.7% increase is primarily attributable to severance expenses for the former chief marketing officer and recruiting fees for the new chief executive officer and search for a new chief commercial officer.

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Interest expense was $609,000 for the year ended December 31, 2015, as compared to $11,000 for the year ended December 31, 2014. Interest expense related to the venture loan and security agreement entered into with Horizon Technology Finance Corporation on December 23, 2014 was $456,000 and $11,000 for the years ended December 31, 2015 and 2014, respectively. Also included in interest expense for the year ended December 31, 2015 is $153,000 attributable to non-cash interest expense related to venture loan issuance costs, final payment obligations of the venture loan and fair value of the 2014 Warrants.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements. The preparation of these financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires us to (i) make judgments, assumptions and estimates that affect the reported amounts of assets, liabilities, revenue and expenses; and (ii) disclose contingent assets and liabilities. A critical accounting estimate is an assumption that could have a material effect on our consolidated financial statements if another, also reasonable, amount were used or a change in the estimates is reasonably likely from period to period. We base our accounting estimates on historical experience and other factors that we consider reasonable under the circumstances. However, actual results may differ from these estimates. To the extent there are material differences between our estimates and the actual results, our future financial condition and results of operations will be affected. Our most critical accounting policies and estimates upon which our financial condition depends, and which involve the most complex or subjective decisions or assessments are set forth in Note 3 to our financial statements included elsewhere herein.

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BUSINESS

Overview

Interleukin Genetics, Inc. develops and markets proprietary genetic tests for chronic diseases and health-related conditions, and for informing lifestyle choices to facilitate wellness. Our tests provide information that is not otherwise available to empower individuals and their healthcare providers to manage their health and wellness through genetics-based insights and actionable guidance. We leverage our research, intellectual property, and genetic test development expertise in inflammation and metabolism to identify individuals whose risk for certain chronic diseases may be increased due to variants in one or more genes, which can enable a more personalized approach to the individual’s healthcare. We market our tests through healthcare professionals, partnerships with health and wellness companies, and through other distribution channels. Our lead products are our proprietary PerioPredict genetic test that identifies individuals with a life-long predisposition to over-produce inflammation and our Inherent Health line of genetic tests.

Our Platform

We have developed a scientific and commercial platform that we believe offers unique approaches to improving outcomes for individuals at high risk for elevated systemic inflammation. Our platform is characterized by:

•	Our expertise in IL-1 biology. We have been at the forefront of understanding the role of IL-1 genetic variation in the clinical expression of inflammation in humans.

•	Proprietary assays and algorithms. Our existing tests, led by PerioPredict, are proprietary and provide unique insights that we believe enable individuals and their healthcare providers to better manage their health. We expect to develop and introduce more proprietary assays for specific inflammatory diseases.

•	Unique test development approach. We identify and validate patterns of genetic variations with clinical utility for selected chronic inflammatory diseases. This approach uses our proprietary patterns of IL-1 gene variations or may use those proprietary variations to anchor a broader set of other, non-proprietary genetic factors that can be added to a test to capture risk for specific health outcomes that are of high clinical value.

•	Ability to support drug development. Our development platform may also be useful in assessing differential drug outcomes that may be genetically influenced.

•	Highly automated CLIA lab. All our tests use customized genetic arrays that allow processing of clinical samples in our CLIA approved clinical genetics laboratory, located in Waltham, MA.

•	Value-added commercial approach. We partner with health and wellness companies, employers and others to leverage the unique information provided by our tests to drive greater patient engagement, more effective disease management and improved outcomes.

Market Conditions and Trends

Until recently, physicians and dentists treated patients with physical symptoms, such as pain or altered function, based on how early the diseases were discovered and the severity of damage produced. Management of chronic diseases has largely focused on identifying factors that “cause” the disease and ways to alter or reverse the disease after it has been diagnosed. Some causes, such as elevation of “bad” cholesterol in heart disease, are used for public health awareness and for patient testing to draw attention to early management. Common examples of altering or reversing initiating factors include calorie reduction in the case of being overweight, reducing levels of LDL cholesterol in the case of heart disease, reduction of bacteria with reduction of inflammation in the case of periodontal disease, and increasing estrogen levels in the case of osteoporosis. However, it is now well established that while initiating factors are essential for disease, the severity of chronic diseases and their complications are mostly the result of modifying factors, such as smoking and genetics, that alter an individual’s response to the disease initiator, and consequently the amount of damage produced.

The future of healthcare has been described as P4 medicine: Predictive, Preventive, Personalized, and Participatory. Personalization, which path are you on; Predictive, can we identify that you are on the disease path prior to development of severe disease; Prevention, if we can identify early which path you are on, what can we do to tilt the curve down to extend the years of wellness or prevent the disease complications entirely; and Participatory, to acknowledge the individual’s responsibility in managing and preventing chronic diseases.

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Many people have the mistaken impression that genetics dictates how an individual will look or feel and that there is nothing one can do to change that genetic destiny. While it is true that some genetics have a permanent effect on a person's appearance or condition (referred to as a phenotype), the vast majority of genetic influences on one’s phenotype can be modified. An active field of research in healthcare today is to better understand the interaction between our environment, behavior, and genes. The scientific community is learning more each day about the role and significance of genetic variations, such as single nucleotide polymorphisms, or SNPs, and haplotypes, on an individual’s health. SNP and haplotype analysis, coupled with detailed knowledge of environmental factors, now is an important area of study aimed at improving human health. A SNP may cause a gene to make a different amount of a protein for a given condition, change the timing of protein synthesis or make a variant form of the protein; each of these changes may lead to a discernible biological impact. However, certain lifestyle changes can influence significantly whether a set of genes are activated or inactivated despite the variation in the gene. Thus, while the propensity for physiological impact is always present for a given set of genes and their variants, whether or not the condition manifests itself is often controlled by our environment and the lifestyle choices we make.

We have focused our research, development and commercialization efforts on identifying combinations of SNP variations that alter biology involved in inflammation or metabolic disease. We have worked with leading universities throughout the world to identify genetic variations that influence the body’s inflammatory response. Our scientific advisory board includes Sir Gordon Duff, a pioneer in understanding the role that genetics plays in inflammatory disease pathways. In addition, we have conducted clinical studies for various indications throughout the world involving tens of thousands of individuals to demonstrate clinical value of our tests. To date, some of our clinical research collaborations include studies at: Stanford University; the University of North Carolina at Chapel Hill; the Mayo Clinic; Brigham & Women’s Hospital (Harvard Medical School); University of California at San Francisco; University of California at San Diego; New York University Medical Center; University of Sheffield, (UK); Yonsei University Medical Center, (Korea); Tongji Medical College, (China); and Tuft’s University Medical Center.

Inflammation is one of the body’s most basic protective mechanisms, and the understanding of the role of inflammation in disease has increased over the past few years. It is generally accepted that many chronic conditions begin with a challenge to the tissues of the body and that the inflammatory response system of an individual mediates the clinical manifestation. It is also now thought that SNP variations in the genes that influence the inflammatory process can have an important impact on the variation of disease progression among individuals who experience the same initiating events or conditions.

Chronic conditions that have traditionally been considered to be primarily inflammatory diseases include periodontitis and rheumatoid arthritis. In recent years, inflammation has been found to affect several other major diseases of aging that were not previously thought of as inflammatory diseases, including heart disease, diabetes and osteoarthritis. For example, an individual who has a strong inflammatory response may be more successful in clearing a bacterial infection than an individual with a less robust inflammatory response. However, that strong inflammatory response may actually cause that individual to be at increased risk for a more severe course in one or more of the chronic diseases that generally affect people in mid to later life, such as cardiovascular disease, osteoarthritis, and periodontal disease. There is growing evidence that genetic variants in IL-1 influence individual risk of developing these diseases and their severity and complications.

IL-1 is now recognized as a major driver of the inflammation involved in many of the chronic diseases, as evidenced by more than ten IL-1 blocking drugs now in active clinical development by pharmaceutical and biotechnology companies for major indications, including secondary cardiovascular events and type 2 diabetes mellitus.

Our proprietary IL-1 genetic patterns provide multiple access points to improve management of serious, highly prevalent conditions that are currently undermanaged. Our tests have shown significant value in predicting severe and progressive periodontitis, secondary heart attacks, and progression of knee osteoarthritis, and have the ability to differentiate clinical responses to IL-1 blocking drugs and preventive dental care. Since our IL-1 genetic tests identify individuals with a lifelong tendency to over produce IL-1, we are also engaged in projects to demonstrate how some of our tests may add value in the clinical management of the overall systemic inflammatory burden.

Our Product Focus

On November 25, 2013 we announced the introduction of the PerioPredict genetic test, and during 2015 our principal focus was on commercializing the test.

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Product Definition and Positioning

PerioPredict is a genetic risk test that analyzes genetic variations associated with inflammation and identifies individuals with a life-long predisposition to over-produce inflammation. PerioPredict identifies specific polymorphisms (genetic variations) in genes that regulate the production of interleukin-1 cytokines. Higher gingival levels of these proteins are associated with destruction of soft tissue attachment and bone, and increased severity of periodontitis in certain patient populations. Results from several clinical studies indicate that certain inflammatory cytokine levels in the gingival crevicular fluid were significantly higher in PerioPredict positive patients than in patients who were PerioPredict negative. PerioPredict testing need only be done once in a lifetime and identifies “at risk” patients early on, often before the onset of clinical symptoms, to enable targeted treatment. This objective information allows the dentist and hygienist to better guide treatment to reduce complications and costs associated with chronic inflammatory disease, such as severe periodontitis. The test may also help to establish long-term patient relationships based on the patient’s prevention and care plan guided by the individual’s genetic predisposition. Sample collection requires only a simple, easy-to-use cheek swab, and PerioPredict has been validated for use in all major ethnic groups. PerioPredict identifies adults at increased risk for severe periodontal disease who would not have otherwise been identified by a history of smoking or diabetes.

We position PerioPredict as a tool to drive medical value; empowering individuals and healthcare professionals with actionable genetics data. The test serves as the central component in a program to identify individuals at high risk for elevated systemic inflammation, enabling a risk stratification framework to personalize care interventions and patient outreach. The program creates value through early identification of risk, elevated professional surveillance for disease detection, and enhanced patient engagement and compliance.

Elevated systemic inflammation levels are implicated in the development and complications of numerous chronic diseases, such as heart attack, stroke, and type 2 diabetes. Severe periodontitis is one of the most common causes of increased systemic inflammation and is implicated as a risk factor for several other diseases. Studies demonstrate that preventive dental care can lower a patient’s systemic inflammatory burden and is a practical, low-cost intervention access point to help manage systemic health. Additional health economic studies document that treatment of periodontitis is associated with substantial medical cost savings for patients with certain chronic diseases.

Leveraging this substantial clinical and health economics data, PerioPredict can be an essential element in an enhanced benefits design or employer-sponsored wellness initiative to identify individuals at high risk and to drive a risk stratification framework to personalize care interventions and patient outreach. The program integrates three components: 1) PerioPredict genetic test, 2) professional education to dental offices and 3) outreach to high risk members to enhance engagement and compliance. The overall goal of the program is to target high-risk individuals for more proactive dental care and to provide the education and support to ensure compliance with a modified care-plan designed to reduce systemic inflammation.

Clinical Utility and Health Economics

The clinical utility of the PerioPredict test is supported by the large validation study conducted by the University of Michigan and referred to as the Michigan Personalized Prevention Study, or MPPS. The objective of the MPPS was to improve dental care by identifying and using certain risk factors to set preventative treatment regimens. On August 6, 2012, we announced that we had received top line results from the MPPS, and on June 10, 2013, we announced the publication of the MPPS results in the Journal of Dental Research. The study examined data from 5,117 patients monitored for 16 consecutive years. These results indicated that in low risk patients (those with none of three risk factors: smoking, diabetes, and a PerioPredict result indicating the individual was at high risk of contracting periodontitis) there was no significant difference between two dental preventive visits per year and one preventive visit per year in the percentage of patients who had tooth extractions over the 16 year monitoring period; 13.8% versus 16.4%, respectively. In addition, these results indicate that in high risk patients (those with any one of the three risk factors, with PerioPredict being the most common of the three), two preventive visits per year significantly reduced the percentage of patients who had extractions over a 16 year monitoring period compared to one preventive visit per year; 16.9% vs. 22.1%. There was also a positive relationship between the number of risk factors and the percentage of patients with extractions. For patients with two or three risk factors, and smoking plus PerioPredict positive represented approximately 67% of those patients, two cleanings annually did not appear to be sufficient to control risk for tooth loss.

IL-1 genetic information may be used to target more intensive periodontitis management and prevention to those patients more likely to have a level of disease that influences the systemic inflammatory burden. In a recent analysis of insurance claims data from more than 300,000 patients, treatment of periodontitis was associated with subsequent reduced cost of medical care for those with selected chronic diseases, including type 2 diabetes, coronary artery disease, stroke, and adverse pregnancy outcomes. The annual per patient decrease in medical costs over the three years following periodontitis treatment were: $2,840 for type 2 diabetes mellitus, $5,681 for stroke, and $1,090 for coronary artery disease (Jeffcoat et al. 2014).

The value of preventive dental care in reducing the cost of managing type 2 diabetes and its complications has been confirmed in a second study by United Healthcare and Optum, where claims data on more than 130,000 patients showed that regular preventive dental cleanings were associated with annual per patient cost decreases for diabetes management of $2,045, compared to irregular preventive dental care, an annual mean per patient cost reduction of 20%.

Business Strategy

We market PerioPredict to employers and insurance carriers as a central component to an enhanced benefit design or wellness initiative that is intended to lower medical costs through disease avoidance and reduced disease progression and complications.

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We target large employers, who are typically self-insured, that see value in the potential reduction of medical costs associated with the highly prevalent inflammatory diseases that our program can provide. Within this customer segment, initial targets tend to be progressive, wellness-minded companies that are engaged in other programs aimed at improving the overall health of their employees.

We also target insurance carriers, with a particular emphasis on companies with dental-medical integration (DMI) products, either in place or in development, and integrated delivery networks (IDNs), as these customers are best positioned to realize value from the reduction of medical costs associated with the highly prevalent inflammatory diseases that our program can provide.

This target customer segment represents a large market, as an estimated 170 million Americans have dental coverage through an insurance program. These customers are increasingly focused on DMI products, as the correlation between oral health and general health has become better understood. We believe the potential of our PerioPredict program to facilitate the realization of cost savings through reduced medical claims is well-aligned with this powerful trend in the insurance industry.

Our insurance carrier customers are also seeking differentiation, and the opportunity to be seen as adding value to their customers through novel product offerings, such as benefit plans that include PerioPredict genetic testing. For these customers, we typically establish demonstration projects aimed at providing evidence of the efficacy of our program in driving patient engagement, compliance and ultimately reduced costs. Once that demonstration is achieved, we believe the insurance carrier will be incentivized to incorporate our program broadly in their product offerings, thereby providing significant leverage to our commercialization efforts.

To create further leverage, we intend to partner with channel partners, primarily benefits consulting firms, to identify, and facilitate initial interactions with, potential customers. We have established one such relationship at this point, with Employee Benefit Consulting Group LLC, or EBCG, a firm with expertise in the U.S. insurance market and strong relationships with employers, insurance carriers, and health and wellness providers. We work with EBCG to build awareness of PerioPredict as a tool for personalizing patient care among insurance carriers, benefit plans and employer groups, and to potentially incorporate the test in the design of risk-based benefit plans.

PerioPredict is solely available through Interleukin Genetics. The web site for the PerioPredict test is www.PerioPredict.com. The information contained on our websites is not incorporated by reference into this prospectus. We have included our website addresses only as an inactive textual reference and do not intend them to be active links to our websites.

Additional Products Marketed

We market additional genetic tests through our Inherent Heath brand:

•	Weight Management Genetic Test: This test determines whether individuals will lose weight more predictably on a low fat, low carbohydrate or balanced diet and whether normal or vigorous exercise is needed to most efficiently lose existing body fat. The test results guide more effective long-term weight loss.
•	Bone Health Genetic Test: This test is designed to identify whether an individual is more likely to be susceptible to spine fractures and low bone mineral density associated with osteoporosis.
•	Heart Health Genetic Test: This test is designed to identify genetic predisposition to excess inflammation, which is a risk factor for heart attack.
•	Nutritional Needs Genetic Test: This test is designed to identify DNA variations in genes crucial to B-vitamin metabolism and the ability to manage oxidative stress.
•	Wellness Select Genetic Test: This allows buyers to purchase any combination of Inherent Health genetic tests at a discounted price.

Weight Management Genetic Test

Our Weight Management Genetic Test helps take the guesswork out of finding an effective diet and exercise solution by revealing actionable steps to achieve weight goals based on genetics. The test determines whether a low fat, low carbohydrate or balanced diet may be best, as well as whether normal or vigorous exercise is needed to most efficiently lose existing body fat. The test provides new information beyond traditional assessments, so that nutritional intake and fitness routines can be tailored for improved, sustainable results. This test identifies five SNPs in four human genes that are involved in certain physiological pathways relating to body weight. Certain patterns of markers are associated with differential response to certain diet and exercise regimens.

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Bone Health Genetic Test

Our Bone Health Genetic Test is designed to identify whether an individual is more likely to develop spine fractures and low bone mineral density associated with osteoporosis. Although it typically starts later in life, early intervention can help prevent osteoporosis. Preventive measures can reduce the risk for bone loss and fractures, which in the case of vertebral fractures leads to a hunched over appearance. The test identifies a SNP in each of three genes involved in processes that affect bone; estrogen receptor alpha (ER1 Xba1), vitamin D receptor (VDR), and interleukin-1 (IL-1). Certain patterns of variations are associated with increased risk of spine fracture and/or low bone mineral density. The test can be used as an aid to making diet, exercise, and other lifestyle choices to maintain and improve bone health.

Heart Health Genetic Test

Our Heart Health Genetic Test is designed to identify genetic predisposition to excess inflammation, which is a risk factor for heart attack. The genetic analysis identifies individuals that have a lifelong tendency to overproduce certain chemicals in the body that lead to inflammation. Overproduction of these chemicals may start a chain reaction that ultimately may lead to a heart attack. Knowing genetic risk will enable individuals to take specific actions to decrease overall risk. The test identifies three SNPs in two genes involved in inflammation, IL-1 alpha and IL-1 beta. Certain IL-1 variations are associated with increased inflammation, which is a risk factor for early heart attack. The test may be used as an aid to making diet, exercise, and other lifestyle choices to reduce inflammation-based risk.

Nutritional Needs Genetic Test

Our Nutritional Needs Genetics Test is designed to identify DNA variations in genes crucial to B-vitamin metabolism and the ability to manage oxidative stress. Individuals with certain variations in these genes may be at increased risk for ineffective utilization of B-vitamins and potential for cell damage caused by oxidative stress, both of which can in some cases lead to increased risk for certain diseases. The test identifies the presence or absence of human genotypic markers involved in vitamin B metabolism and markers in response to oxidative stress. Certain variations are associated with less efficient B-vitamin metabolism or reduced activity of endogenous anti-oxidant systems. The test may be used to aid individuals in deciding whether to supplement their diet with B vitamins and/or antioxidants.

Wellness Select Genetic Test

Our Wellness Select Genetic Test allows buyers to purchase any combination of Inherent Health genetic tests at a discounted price.

Marketing and Distribution of Inherent Health Tests

We market our Inherent Health brand of genetic tests using our e-commerce website and under contract with Amway-affiliated companies, which are affiliates of Alticor, Inc., the parent of Pyxis Innovations Inc., a significant stockholder (“Pyxis”), and several regional weight management focused organizations. Amway sells the Inherent Health Weight Management test in the U.S. and fifteen countries in Europe. The European tests are processed through two European laboratories that have been validated for quality assurance purposes by Interleukin Genetics. We receive a royalty payment from each test processed in Europe but do not receive a test processing fee. We have developed a complete e-commerce solution for our Inherent Health brand of genetic tests. We have subcontracted with a fulfillment center to distribute tests to customers ordering via our online store. The e-commerce solution has provided a friendly and easy to use method for the purchase of our genetic tests. We are partnered with a number of websites that have established a link to our site in order to distribute tests. We pay these sites commissions for all orders made via a click through from their site to ours. See also “Government Regulations – Food and Drug Administration.”

Laboratory Testing Procedure

To conduct a genetic risk assessment test, the customer collects cells from inside the cheek using a buccal swab brush and submits it by mail to our laboratory. Samples are processed only with a requisition signed by either a customer’s physician, one provided by an Interleukin Genetics physician or a patient’s dentist and a customer consent for the genetic test. Our CLIA-certified clinical laboratory performs the ordered genetic test using stringent standard operating protocols. Following state and country regulations the test results are provided directly to the customer and/or the designated health care provider.

We process test samples in our CLIA-certified genetic testing laboratory. The regulatory requirements associated with a CLIA-certified clinical laboratory are addressed under the section titled “Government Regulation.” We have upgraded the systems and processes for the laboratory with the addition of high volume analytical equipment as well as updated protocols for all of the laboratory processes. We currently hold laboratory permits or licenses for all US states that require a genetic test processing license and meet the regulatory requirements as needed for other countries.

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Platform Extensions and Genetic Test Pipeline

In addition to the genetic tests listed above that we currently market, we are also focusing our genetic test development efforts on the following programs:

Cardiovascular Disease: Use of IL-1 pro-inflammatory genetic variations to guide drug development and use to prevent secondary CVD events

Inflammation is well documented to contribute to acute cardiovascular (CVD) events through biological effects on multiple components of the atherothrombotic cardiovascular disease process. Inflammatory biomarkers such as high-sensitivity C-reactive protein (hsCRP) identify individuals at high risk for both first and recurrent CVD events even in individuals without elevated lipid levels. We have previously reported that individuals with elevated oxidized phospholipids, as represented by Lp(a), are at increased risk for coronary artery atherosclerosis (Tsimikas et al. 2005), but the linear relationship was only present in individuals who tested positive for our pro-inflammatory IL-1 genetic patterns (Tsimikas et al. 2014). In addition, the combination of high Lp(a) levels and presence of the pro-inflammatory IL-1 genetic variations in one of our tests was predictive of which of those patients developed secondary CVD events in the next 4 years. The combination was significantly better than either factor alone and suggests that the bad lipids are working in part through the gene variations in our test.

In 2015, we announced a collaboration with Ionis Pharmaceuticals to use our IL-1 genetic test in a Phase 2 study of their anti-sense drug that has been shown in Phase 1 to reduce Lp(a) levels as well as to use our genetic test in a new Phase 1 study. Other companies are testing IL-1 blocking drugs for various indications, including Novartis, which is in current clinical trial of Canikinumab for secondary CVD events. We believe that our proprietary IL-1 genetic patterns that identify patients who over-produce IL-1 may have value in guiding development and use of drugs that directly or indirectly target IL-1 effects on CVD events.

Osteoarthritis

Osteoarthritis, or OA, is the most common adult joint disease, increasing in frequency and severity in all aging populations. Considerable data provide support for a central role of interleukins in the pathogenesis of OA and genetic variations in the interleukin-1 gene cluster have been previously determined to be associated with multiple clinical phenotypes in OA. Our OA program centers on whether interleukin gene variations together with several other inflammatory gene variations is associated with the occurrence of multi-joint OA for the development of a genetic risk assessment test.

We have published findings on the genetics of OA in the Annals of Rheumatic Diseases, where we reported that a novel, patent-pending panel of genetic markers was highly predictive of which patients with knee OA were likely to develop severe disease as they age. The studies were done as a collaboration between Interleukin and New York University (NYU) Hospital for Joint Diseases, and this information may allow pharmaceutical companies that are developing the first disease-modifying OA drugs (DMOADs) to screen patients and include in their clinical trials only those patients who have progressive disease. In 2015, we signed a license agreement with NYU School of Medicine related to the development and commercialization of the first genetic test of its kind to identify individuals at increased risk for progression of OA and related complications.

Intellectual Property

Our intellectual property is focused on the discoveries that link variations in key inflammation and metabolic genes to various conditions or illnesses. We initially concentrated our efforts on variations in the genes for the interleukin family of cytokines, because these compounds appear to be one of the strongest control points for the development and severity of inflammation. Some of our tests may include our proprietary genetic variations plus other gene variations that may be publicly available or in-licensed by Interleukin Genetics.

We have and have been granted patents and pending applications directed to single SNPs and SNP patterns in gene clusters as they relate to use for identifying individuals on a rapid path to several medical conditions or for use in guiding the selection of diets, exercise, vitamin needs, preventive care and also therapeutic agents. Groups of SNPs are often inherited together as patterns called haplotypes. We have a U.S. patent issued on haplotypes in an interleukin gene cluster and their biological and clinical significance. We believe these patents are controlling relative to interleukin SNPs and haplotype patterns that would be used for genetic risk assessment tests.

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Our patents are “use” patents that claim that a SNP, or set of SNPs in unique patterns can be used in a novel way to predict disease development or progression, predict responses to preventive or therapeutic interventions and identify specific actions that improve health outcomes. We currently own rights in nine issued U.S. patents that have expiration dates between 2016 and 2029, six U.S. patent applications and one U.S. Provisional patent application pending, that are based on novel associations between particular gene sequences and certain metabolic and inflammatory conditions and disorders. The nine issued U.S. patents relate to genetic tests for, periodontal disease, osteoporosis, coronary artery disease, and other diseases associated with interleukin inflammatory haplotypes. Our newest patent applications relate to the commercial use of SNP panels in the fields of weight management, periodontal disease, osteoarthritis and IL-1 blocking drug indications. If granted, we expect many of these patents are not likely to expire until between 2028 and 2037.

Our intellectual property and proprietary technology are subject to numerous risks, which we discuss in “Risk Factors” above. Our commercial success will depend at least in part on our ability to obtain appropriate patent protection on our therapeutic and diagnostic products and methods and our ability to avoid infringing on the intellectual property of others.

We have been granted a number of corresponding foreign patents and have a number of foreign counterparts of our U.S. patents and patent applications pending.

Competition

The competition in the field of personalized health is changing. The markets and customer base are not well established. There are a number of companies involved in identifying and commercializing genetic markers. The companies differ in product end points and target customers. There are companies that market individual condition genetic tests for complex diseases to consumers and those that sell only to physicians. There are companies that market testing services for rare monogenic diseases mainly to physicians. There are companies that sell genome-scanning services to provide customers (usually the consumer directly) reports on large numbers of SNPs or the person’s entire genome. There are also technology platform companies that sell SNP testing equipment.

The key competitive factors affecting the success of any genetic test is its perceived benefit by the user, price (potentially including availability of reimbursement) and the level of market acceptance. In the case of newly introduced products requiring “change of behavior” (such as genetic risk assessment tests), we believe the presence of multiple competitors may accelerate market acceptance and penetration through increasing awareness. Moreover, two different genetic risk assessment tests for the same disease may in fact test or measure different components, and thus, actually be complementary when given in parallel as an overall assessment of risk, rather than being competitive with each other. Furthermore, the primary focus of most companies in the field is performing gene-identification research for pharmaceutical companies for therapeutic purposes, with genetic risk assessment testing being a secondary goal. In contrast, our primary business focus is developing and commercializing genetic risk assessment tests for health risks and forward-integrating these tests with additional products and services.

For a discussion of the risks associated with competition, see “Risks Related to Our Business, Our Financial Results and Need for Financing - We could become subject to intense competition from other companies, which may damage our business.” under "Risk Factors" above.

Government Regulation

Federal and state governmental authorities regulate the testing services that we provide. Failure to comply with the applicable laws and regulations can subject us to civil and criminal penalties, loss of licensure, certification, or accreditation. We intend to comply with all applicable government regulations and believe that we are currently in compliance. We cannot predict what new legislation or regulations governing our operations will be enacted by legislative bodies or promulgated by agencies that regulate its activities, or what changes in interpretations of existing regulations may be adopted. In particular, the FDA’s approach to regulating laboratory developed tests is evolving, including such tests that are made available directly to the consumer, and we are in discussions with the FDA about how our tests, primarily certain of our Inherent Health tests, may be impacted, as discussed further in the “Government Regulation - Food and Drug Administration” section below.

CLIA and Other Laboratory Licensure

Our clinical laboratory must hold certain licenses, certifications, and permits to conduct our business. Laboratories that perform testing on human specimens for the purpose of providing information for the diagnosis, prevention or treatment of disease or assessment of health are subject to the Clinical Laboratory Improvement Amendments of 1988 (CLIA). CLIA requires such a laboratory to be certified by the federal government and mandates compliance with various operational, personnel, facilities, administration, quality and proficiency testing requirements intended to insure that testing services are accurate, reliable and timely. Requirements for testing under CLIA vary based on the level of complexity of the testing performed. Laboratories performing high complexity tests, such as genetic tests, must comply with more stringent requirements than laboratories performing moderate or waived testing.

As a condition of CLIA certification, our laboratory is subject to survey and inspection every other year, in addition to being subject to additional random inspections. The biennial survey is conducted by the Centers for Medicare & Medicaid Services, or CMS, a CMS agent (typically a state agency), or, if the laboratory is accredited, a CMS-approved accreditation organization.

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CLIA provides that a state may adopt laboratory regulations that are more stringent than those under federal law. In some cases, state licensure programs actually substitute for the federal CLIA program. In other instances, the state’s regulations may be in addition to the CLIA requirements. In addition, our laboratory holds multiple state licenses to the extent that we accept specimens from one or more of these states, each of which require out-of-state laboratories to obtain licensure. If a laboratory is out of compliance with state laws or regulations governing licensed laboratories, penalties for violation vary from state to state but may include suspension, limitation, revocation or annulment of the license, assessment of financial penalties or fines, or imprisonment. We believe that we are in material compliance with all applicable licensing laws and regulations.

We may become aware from time to time of other states that require out-of-state laboratories to obtain licensure to accept specimens from the state, and other states may impose such requirements in the future. If we identify any other state with such requirements, or if we are contacted by any other state advising us of such requirements, we intend to follow all instructions from the state regulators regarding compliance with such requirements.

Laboratories must renew certification every two years, which typically includes an inspection of the laboratory. Our laboratory was most recently inspected in September 2015 and no deficiencies or other issues were noted and our CLIA license was renewed.

Food and Drug Administration

Although the Food and Drug Administration (FDA) has consistently claimed that it has the authority to regulate laboratory-developed tests, or LDTs, that are validated by the developing laboratory and performed only by that laboratory, it has generally exercised enforcement discretion in not otherwise regulating most tests developed and performed by high complexity CLIA-certified laboratories.

In July 2010, FDA held a public meeting in which FDA officials including those from the Office of In Vitro Diagnostic Products (OIR), within the Center for Devices and Radiological Health (CDRH) announced their intention to develop a regulatory framework for LDTs that would be based on the risks posed by such tests. In particular, FDA officials stated that laboratory developed tests offered directly to consumers would no longer be subject to enforcement discretion. Concomitant with that meeting, FDA sent letters to more than a dozen companies offering direct-to-consumer, or DTC, genetic tests, including us, stating that their tests appeared to be subject to regulation as medical devices and requesting information on how the companies planned to come into compliance with FDA requirements. The FDA letter inquired about our Inherent Health brand of DTC genetic tests and stated that these tests appeared to meet the definition of a “device” under the Federal Food, Drug, and Cosmetic (FD&C) Act. The letter requested that Interleukin provide FDA with the clearance or approval number for the tests or with the basis for determination that the tests do not require FDA clearance or approval. In the letter, FDA offered to meet with us, “to discuss whether there are tests you are promoting that do not require review by FDA and what information you would need to submit in order for your products to be legally marketed.”

In March 2011, FDA convened an expert advisory panel to discuss and make recommendations on scientific issues concerning DTC genetic tests that make medical claims. The panel expressed a variety of concerns regarding DTC genetic testing and recommended that certain tests not be permitted to be sold DTC. We submitted a position paper to the FDA in advance of the meeting and presented testimony to the panel at a public meeting on March 8, 2011. After that meeting, the OIR director publically stated that FDA would likely take a case-by-case approach with respect to which types of genetic tests may be offered DTC. He also stated that OIR planned to issue three guidance documents addressing oversight of laboratory-developed tests. However, he did not provide a timeframe for OIR’s release of these documents. In March 2012, an FDA spokesperson stated that FDA’s plan to adjust its enforcement discretion policy for LDT’s is currently under “administrative review.”

On July 31, 2014 the FDA provided 60-day notice to Congress of its plan to issue draft guidance on the regulation of laboratory developed tests. On September 30, 2014, the FDA posted two draft guidances on its website, followed by notice in the Federal Register on October 3, 2014 announcing their release and the opening of a 120-day public comment period. This comment period lasted until February 2, 2015. FDA has not to date issued final versions of either of these guidance documents. In a footnote to one of these draft guidance documents, FDA stated that laboratory tests offered directly to consumers were not considered LDTs and would not be subject to FDA enforcement discretion.

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The FDA issued a Draft Guidance for Industry and Food and Drug Administrative Staff on In Vitro Companion Diagnostic Devices on July 14, 2011, which, if finalized, is intended to assist companies developing in vitro companion diagnostics and companies developing therapeutic products that depend on the use of a specific in vitro companion diagnostic for the safe and effective use of the product. The FDA defined an in vitro companion diagnostic device, or IVD Companion Diagnostic Device, as a device that provides information that is essential for the safe and effective use of a corresponding therapeutic product. This definition is much narrower than the commonly used term “companion diagnostic,” which refers generally to tests that may be useful, but are not necessarily a determining factor in the safe and effective use of the therapeutic product. The FDA expects that the therapeutic sponsor will address the need for an approved or cleared IVD Companion Diagnostic Device in its therapeutic product development plan. The sponsor of the therapeutic product can decide to develop its own IVD Companion Diagnostic Device, partner with a diagnostic device sponsor to develop the appropriate IVD Companion Diagnostic Device, or explore modification of an existing IVD diagnostic device (its own or another sponsor’s) to accommodate the appropriate intended use. The FDA has approved a number of drug/diagnostic device companions in accordance with the Draft Guidance. However, this guidance will not apply to the LDTs that are used as companion diagnostics that merely provide useful information and are not linked to a specific drug indication.

 On November 1, 2010, we met with the director and staff members of the OIR to present information on our tests. At FDA’s request, we submitted a plan for how our tests would be submitted to FDA in December 2010 and requested a follow-up meeting to obtain feedback on the plan from OIR personnel. We did not receive any substantive feedback on this plan from FDA.

Recently, FDA sent a number of “Untitled Letters” to entities marketing genetic tests directly to consumers, including to us. Specifically, in November 2015, we received an Untitled Letter from the FDA inquiring about the regulatory status of certain specified tests and whether the tests in question should be considered to be medical devices that would require FDA clearance. We submitted a written reply to this letter on December 16, 2015, in which we responded that (1) we do not currently offer an osteoarthritis test; (2) that the PerioPredict test is a LDT subject to FDA “enforcement discretion”; and (3) that the Weight Management Genetic test is not a medical device subject to FDA’s statutory jurisdiction or, if it is, should be subject to enforcement discretion because it is a low-risk wellness product. We requested a meeting with OIR to discuss the Inherent Health tests.

On February 3, 2016 we met with the director and staff members of OIR to further discuss our letter response. The FDA issued minutes of the meeting on February 16, 2016, which confirmed that we do not offer an Osteoarthritis test and that PerioPredict is currently offered only as an LDT and is therefore currently subject to FDA enforcement discretion. In addition, they confirmed their interest in obtaining further information on how we would come into compliance with respect to the Inherent Health tests, since those tests are offered DTC and therefore are not subject to FDA enforcement discretion. Subsequently, we clarified with the FDA that our Heart Health and Bone Health tests would only be available directly to consumers until May 22, 2016, at which time they will only be available if requested by an authorized healthcare provider. Any Heart Health and Bone Health tests purchased through retail channels prior to that date will be processed through September 19, 2016, after which the tests will only be processed for a licensed healthcare provider. We continue discussions with the FDA to determine appropriate next steps, if any, for our Weight Management test, which is marketed both through professional channels and DTC.

HIPAA and Other Privacy Laws

The Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (HIPAA) established for the first time comprehensive federal protection for the privacy and security of health information. The Health Information Technology for Economic and Clinical Health Act (HITECH), part of the American Recovery and Reinvestment Act of 2009, significantly expanded the scope of HIPAA and increased penalties for violating HIPAA. The HIPAA standards apply to three types of organizations (“Covered Entities”): health plans, health care clearing houses, and health care providers who conduct certain health care transactions electronically. They also apply to vendors of Covered Entities called “Business Associates” that access protected health information to provide services to or perform functions on behalf of Covered Entities. Covered Entities and Business Associates must have in place administrative, physical and technical standards to guard against the misuse of individually identifiable health information. We are not currently a Covered Entity subject to the HIPAA privacy and security standard. It is possible that in the future we will become a Covered Entity (for example if any of the tests that we perform become reimbursable by insurers). Regardless of our own Covered Entity status, HIPAA may apply to our customers, such as health care providers and health plans. Even though we are not directly subject to HIPAA, we could be subject to penalties, lawsuits and experience other adverse consequences if we wrongfully acquire protected health information, aid and abet a HIPAA violation by a customer or if we obtain or disclose protected health information maintained by a Covered Entity without authorization in violation of HIPAA. In addition, some lawsuits, including class action lawsuits, have been pursued at the state level against both covered entities and entities that are not directly subject to HIPAA for breach of confidentiality and security violations.

Our activities must also comply with other applicable privacy laws, including state data security laws that apply to personal data of our employees as well as our customers. “Personal data” includes information such as name coupled with social security number, state issued identification number, or financial account number. State data security laws impose specific security measures for the protection of personal data and require notification to affected individuals and government authorities in the event of breach. Non-compliance may result in government investigations, fines and significant negative publicity for our company.

Many states protect health information with confidentiality laws that are more stringent than HIPAA and that are not preempted by HIPAA. Most states protect certain categories of sensitive health information, such as infectious disease status or behavioral health history. Genetic information, including genetic test results, is often a protected category of health information. We must comply with all of these state-imposed laws. There are also international privacy laws, such as the European Data Directive, that impose restrictions on the access, use, and disclosure of health information and personal data across national lines.

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In addition to health care privacy and data security laws, many states have adopted laws governing genetic testing and the use and disclosure of genetic test results. These laws typically require a specific form of written consent in advance of genetic testing and require special protections for test results. Given the complexity of genetic testing and the variety of techniques available for evaluating similar clinical conditions, these laws can be difficult to apply, making compliance more complex and potentially delaying implementation of a testing program when parties disagree on interpretation. Our failure to comply with these laws may result in fines, government enforcement, privacy litigation and adverse publicity for our company.

If we become subject to HIPAA or other state or federal privacy and security laws, we will have to establish and maintain an active compliance program. We will be subject to audit and investigation and may also be audited in connection with a complaint. We would also be subject to prosecution and/or administrative enforcement and increased civil and criminal penalties for non-compliance, including a new, four-tiered system of monetary penalties adopted under HITECH. We would also subject to enforcement by state attorneys general who were given authority to enforce HIPAA under HITECH.

We are subject to laws and regulations related to the protection of the environment, the health and safety of employees and the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials. For example, the U.S. Occupational Safety and Health Administration, or OSHA, has established extensive requirements relating specifically to workplace safety for healthcare employers in the U.S. This includes requirements to develop and implement multi-faceted programs to protect workers from exposure to blood-borne pathogens, such as HIV and hepatitis B and C, including preventing or minimizing any exposure through needle stick injuries. For purposes of transportation, some biological materials and laboratory supplies are classified as hazardous materials and are subject to regulation by one or more of the following agencies: the U.S. Department of Transportation, the U.S. Public Health Service, the United States Postal Service and the International Air Transport Association. We generally use third-party vendors to dispose of regulated medical waste, hazardous waste and radioactive materials and contractually require them to comply with applicable laws and regulations.

GINA Legislation

In 2008, the Congress passed and the President signed into law, the Genetic Information Non-discrimination Act or GINA. GINA prohibits certain entities from discriminating using genetic information, which includes information from genetic tests, genetic tests of family members and family medical history. It also includes information about an individual’s or family member’s request for or receipt of genetic services. This law generally prohibits health insurers or health benefit plans from:

•	increasing the group premium or contribution amounts (such as co-payments) based on genetic information;
•	requesting or requiring an individual or family member to undergo a genetic test; or
•	requesting, requiring or purchasing genetic information prior to or in connection with enrollment, or at any time for underwriting purposes.

The law also prohibits employers and certain other entities, including employment agencies, from using genetic information in employment decision-making and from requesting, requiring, or purchasing genetic information. It also strictly limits such entities from disclosing genetic information.

In October 2009, the Department of Health and Human Services issued a proposed rule to modify the HIPAA Privacy Rule to implement Title I of GINA. Final regulations were adopted in January, 2013. Among other things, this rule revises the definition of health information under HIPAA to include genetic information.

GINA applies to some of our customers and to us as an employer. We could be subject to penalties, lawsuits or experience other adverse consequences if our operations violate GINA or cause another entity to violate GINA.

Federal Trade Commission

The Federal Trade Commission (FTC) has jurisdiction over the advertisements of many types of products, including most medical devices, and prohibits unfair or deceptive trade practices. Advertising for our tests, including statements made on our website, is subject to FTC requirements. In recent years, the FTC instituted enforcement actions against several dietary supplement companies for false and misleading marketing practices and advertising of certain products, including those intended for weight loss. These enforcement actions have resulted in consent decrees and monetary payments by the companies involved. Although the FTC has never threatened an enforcement action against us for the advertising of our products, there can be no assurance that the FTC will not question the advertising for our products in the future.

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Employees

As of April 30, 2016, we had 14 full time employees. Our employees are not represented by any collective bargaining unit, and we believe our relations with our employees are good.

Properties

We lease approximately 13,000 square feet of office and laboratory space at 135 Beaver Street, Waltham, Massachusetts 02452, pursuant to a lease that expires in March 2017.

Legal Proceedings

We are currently not a party to any material legal proceedings.

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MANAGEMENT

The Board of Directors and Management

We are managed under the direction of our Board of Directors. On December 23, 2014, we entered into a Securities Purchase Agreement (the “2014 Purchase Agreement”) with various accredited investors, pursuant to which we sold securities in a private placement transaction, which we refer to herein as the 2014 Private Placement. Pursuant to the terms of the 2014 Purchase Agreement, as amended on April 6, 2015, the number of persons which constitutes the entire Board is set at eight (8), and is composed of the following:

(i)	two (2) Class I directors with terms ending at the 2016 annual meeting of stockholders, consisting of one independent director (currently William C. Mills III) and one director designated by Pyxis Innovations Inc. (“Pyxis”) (currently Joseph M. Landstra);

(ii)	three (3) Class II directors with terms ending at the 2017 annual meeting of stockholders, consisting of our Chief Executive Officer (currently Mark B. Carbeau), Kenneth S. Kornman, Ph.D., Interleukin’s founder and Chief Scientific Officer (for so long as Dr. Kornman remains employed by Interleukin), and one director designated by Bay City Capital Fund V, L.P. (“Bay City”) (currently Dayton Misfeldt); and

(iii)	three (3) Class III directors with terms ending at the 2018 annual meeting of stockholders, consisting of one director designated by Pyxis (currently Roger C. Colman), one independent director (currently James Weaver), and one director designated by Bay City (currently Lionel Carnot).

The 2014 Purchase Agreement also provides that a board member designated by Pyxis shall serve on the Audit Committee and a board member designated by Bay City shall serve on each of the Audit Committee, the Compensation Committee and the Nominating Committee. Currently, Joseph Landstra serves as the Pyxis designee on the Audit Committee, Lionel Carnot serves as the Bay City designee on the Audit and Nominating Committees and Dayton Misfeldt serves as the Bay City designee on the Compensation Committee.

Set forth below are the names of our directors and our executive officers, their ages, their position in the company, their principal occupations or employment for at least the past five years, the length of their tenure as directors and, for our directors, the names of other public companies in which they hold or have held directorships during the past five years.

Name	Age	Position with the Company

Mark B. Carbeau	55	Chief Executive Officer and Director
Kenneth S. Kornman, DDS, Ph.D.	69	President and Chief Scientific Officer and Director
Stephen DiPalma	57	Interim Chief Financial Officer
James M. Weaver	52	Director and Chairman of the Board
Lionel Carnot(1)(2)	48	Director
Roger C. Colman (2)(3)	62	Director
Joseph M. Landstra (1)	38	Director
William C Mills III (1)(3)	60	Director
Dayton Misfeldt(3)	42	Director

(1)	Member of our Audit Committee
(2)	Member of our Nominating Committee
(3)	Member of our Compensation Committee

MARK B. CARBEAU has been our Chief Executive Officer and has served as a member of our Board of Directors since April 6, 2015. Prior to joining Interleukin, from December 2013 to March 2015, Mr. Carbeau was CEO of Diagnostyx, a technology-based healthcare company focused on intelligent drug infusion systems that he co-founded. Prior to Diagnostyx, from January 2010 to June 2013, Mr. Carbeau served as CEO of PolyRemedy®, a technology enabled services business that combines health information technology with personalized therapeutics to improve wound healing outcomes. From January 2008 to October 2009, Mr. Carbeau was the President and CEO of HyperMed, Inc., a commercial stage medical device and diagnostics company using novel hyperspectral imaging technology. Prior to HyperMed, Mr. Carbeau served as President USA of Kinetic Concepts, Inc. Prior to that, Mr. Carbeau served as Vice President, Corporate Development at OraPharma, Inc., during its commercial launch of a periodontal therapeutic, a successful IPO, and the eventual sale of the company to Johnson & Johnson. Mr. Carbeau also founded CM Partners, a strategic life science consulting firm, and was a member of The Boston Consulting Group. Mr. Carbeau began his career serving in various sales, marketing and manufacturing roles with Eli Lilly and Company. He holds a B.S. in Industrial Engineering from Penn State University and an M.B.A. from the Wharton School of the University of Pennsylvania. Our Board of Directors has concluded that Mr. Carbeau’s role as Chief Executive Officer as well as his extensive experience across a range of senior management positions with life science companies make him uniquely suited to serve on the Board. Mr. Carbeau has not served on any other public company boards in the past five years.

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KENNETH S. KORNMAN, DDS, Ph.D. is Interleukin’s co-founder and serves as our President and Chief Scientific Officer. Dr. Kornman also served as our Chief Executive Officer from August 2012 through April 2015. He has also been a member of our Board of Directors since August 2012 and previously served as a director from August 2006 through April 2010. Prior to founding Interleukin in 1986, Dr. Kornman was a Department Chairman and Professor at The University of Texas Health Center at San Antonio. He has also been a consultant and scientific advisor for several major oral care and pharmaceutical companies. Dr. Kornman currently retains academic appointments at Harvard University and the University of Michigan. He holds multiple patents in the molecular diagnostics area, has published three books and more than 125 scientific papers and has lectured and consulted worldwide on the transfer of technology to clinical practice. Dr. Kornman also holds an MS (Periodontics) and Ph.D. (Microbiology-Immunology) from the University of Michigan. Our Board of Directors has concluded that Dr. Kornman should serve as a director because of his prior executive management experience, his scientific expertise and his knowledge of the dental and biotechnology industries. Dr. Kornman has not served on any other public company boards in the past five years.

STEPHEN DIPALMA has been our Interim Chief Financial Officer since September, 2014. Mr. DiPalma is Managing Director at Danforth Advisors, LLC, where he has served since April 2014. He brings more than 25 years of experience in life sciences and healthcare, including founding two start-ups, working with venture-backed companies, subsidiaries of Fortune 100 firms and publicly traded companies, and his work with Danforth Advisors clients. Previously, he served as the CFO of two public companies, and as CFO, COO, CEO or Director of eight privately held companies, in addition to his consulting clients. Mr. DiPalma participated in the successful reorganization of Cambridge Biotech from Chapter 11 bankruptcy protection into Aquila BioPharmaceuticals, led the effort to take RXi Pharmaceuticals public, and has extensive experience in international fund raising and corporate structuring. He was formerly Chairman of the Board of Cognoptix Inc., and is on the Board of Directors of Phytera, Inc. Mr. DiPalma received his M.B.A. from Babson College and his B.S. from the University of Massachusetts-Lowell.

JAMES M. WEAVER initially joined the Board of Directors in July 2007 as a designee of Pyxis. He served as Chairman of our Board from September 2007 until March 11, 2014, when he announced that he was resigning as a director due to his resignation from Alticor Corporate Enterprises (an affiliate of Pyxis) to pursue other interests. On March 31, 2014, Mr. Weaver was re-elected as an independent director and was also re-appointed as Chairman of the Board. He is the former Vice President of Alticor Corporate Enterprises, a member of the Alticor Inc. family of companies, which is engaged in the principal business of offering products, business opportunities, and manufacturing and logistics services in more than 80 countries and territories worldwide. In this role, Mr. Weaver was responsible for managing the current portfolio of Alticor’s companies and directs its acquisition and growth. Prior to joining Alticor in June 2007, Mr. Weaver worked for X-Rite Inc. where he held various leadership positions, including Senior Vice President and General Manager, Vice President of marketing and software development, Vice President of marketing and product development, as well as lead executive on several acquisitions. Mr. Weaver also founded and held the position of President and Chief Executive Officer of Bold Furniture Inc, and has held various leadership positions at Steelcase Inc. and Bissell Inc. Mr. Weaver received a Bachelor’s degree in general studies from the University of Michigan in Ann Arbor and serves on several non-profit and private company boards. Our Board of Directors has concluded that Mr. Weaver should serve as a director because of his prior senior management experience and judgment and his extensive sales and marketing experience in the consumer product industry. Mr. Weaver has not served on any other public company boards in the past five years.

LIONEL CARNOT joined the Board of Directors in May 2013. Mr. Carnot is Managing Director at Bay City Capital LLC, a leading, global life sciences investment firm, and has been extensively involved in the firm's activities since he joined The Pritzker Organization in 2000. Prior to The Pritzker Organization, Mr. Carnot was a Principal at Oracle Partners, a healthcare hedge fund. He also held several positions in the pharmaceutical industry, including Product Manager for Prozac at Eli Lilly as well as several sales and marketing positions at Rhone-Poulenc Rohrer (now Sanofi). Mr. Carnot was also a strategy and management consultant to the biopharmaceutical industry while at Booz Allen & Hamilton and Accenture Strategic Services. Mr. Carnot is a member of the Board of Directors of Merus B.V., Madrigal Pharmaceuticals and Tallikut Pharmaceuticals, and is a former member of the board of Reliant Pharmaceuticals, Pathway Diagnostics, BioSeek and Nexus Dx. Mr. Carnot holds an MBA with Distinction from INSEAD and an MS with honors in Molecular Biology from the University of Geneva. Our Board of Directors has concluded that Mr. Carnot should serve as a director because of his prior management, consulting and board experience in the biotechnology and diagnostic industries, coupled with scientific, technical, sales and marketing, finance, and business development expertise. Mr. Carnot has not served on any other public company boards in the past five years.

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ROGER C. COLMAN joined the Board of Directors in March 2011. Mr. Colman is Vice President of Corporate Development for Alticor Corporate Enterprises a member of the Alticor family of companies. He joined Alticor in 1994 from Readi-Bake, Inc., where he held positions as an operations and distribution executive. Mr. Colman earned a Bachelor of Science degree and a Master’s of Business Administration degree from Grand Valley State University in Allendale, Michigan. Our Board of Directors has concluded that Mr. Colman should serve as a director because of his prior executive management experience, including assisting Amway affiliate operations in over 30 countries in diverse roles which included business process improvement and strategic planning, and prior experience serving on corporate boards. Mr. Colman has not served on any other public company boards in the past five years.

JOSEPH M. LANDSTRA joined the Board of Directors on March 31, 2014. Mr. Landstra has been with Alticor Inc., a member of the Alticor family of companies, since May 2009, and is currently Director of Finance and Assistant Treasurer. Prior to his role with Alticor, Mr. Landstra was Controller for Dickinson Press Inc. from April 2008 to May 2009 and with X-Rite Inc. from 2003 to April 2008, completing his time with X-Rite as European Controller. Mr. Landstra also worked for Deloitte & Touche LLP supporting a broad range of audit clients. Mr. Landstra is Certified Public Accountant in the state of Michigan. Mr. Landstra also serves on the Board of Directors for Metagenics, Inc. which is in the Alticor family of companies. Mr. Landstra earned a Bachelor of Science degree in Accountancy from Calvin College in Grand Rapids, Michigan. The Board of Directors has concluded that Mr. Landstra should serve as a director because of his prior senior executive management experience, his background in the nutrigenomic medical foods and nutraceuticals business through his current position at Alticor, and his broad-based financial and business expertise. Mr. Landstra has not served on any other public company boards in the past five years.

WILLIAM C. MILLS III joined the Board of Directors in April 2010. He currently serves as Chairman of the Board of Directors and CEO of Stereotaxis, Inc. (NASDAQ: STXS), a medical device company that markets robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease. He has over 35 years of venture capital experience, having held positions from 2004 until 2009 as a managing member of EGS Healthcare Capital Partners; from 1999-2004 as a Partner in the Boston office of Advent International; from 1988-1999 as a General Partner of The Venture Capital Fund of New England; and from 1981-1988 as a Managing General Partner of Ampersand Ventures/PaineWebber Ventures. Currently, he is Chairman of the Board of Managers of Ascension Health Ventures III, LLC. Mr. Mills received his A.B. in Chemistry, cum laude, from Princeton University, his S.M. in Chemistry from the Massachusetts Institute of Technology and his M.S. in Management from MIT’s Sloan School of Management. Except as noted above, Mr. Mills has not served on any other public company boards in the past five years.

DAYTON MISFELDT joined the Board of Directors in May 2013. Mr. Misfeldt is a Managing Director at Bay City Capital LLC, a leading, global life sciences investment firm, and focuses on biopharmaceutical investment opportunities. Prior to joining Bay City Capital in May 2000, Mr. Misfeldt was a Vice President at Roth Capital Partners where he worked as a sell-side analyst covering the biopharmaceutical industry. Mr. Misfeldt has also worked as a Project Manager at LifeScience Economics. Mr. Misfeldt received a B.A. in Economics from the University of California, San Diego. Mr. Misfeldt currently serves on the Board of Directors of Sunesis Pharmaceuticals, Inc, a publicly traded biopharmaceutical company and several private company boards. Our Board of Directors has concluded that Mr. Misfeldt should serve as a director because he has financial expertise and strong understanding of the biotechnology industry, which the Board believes makes him an important resource for the Board as it assesses both financial and strategic decisions. Except as noted above, Mr. Misfeldt has not served on any other public company boards in the past five years.

Director Independence

Our Board of Directors has determined that the following members qualify as independent directors under the definition promulgated by The NASDAQ Stock Market LLC: Lionel Carnot, Roger C. Colman, Joseph M. Landstra, William C. Mills III, Dayton Misfeldt and James Weaver.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation awarded or paid to, accrued or earned during the fiscal years ended December 31, 2014 and 2015 by our Chief Executive Officer, our former Chief Executive Officer (our current President and Chief Scientific Officer), our former Chief Marketing Officer and our Interim Chief Financial Officer (there were no other executive officers employed by us as of December 31, 2015). We refer to these individuals as our “Named Executive Officers.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Mark B. Carbeau	2015	$259,712	$47,906	$—	$2,172,397	$—	$—	$—	$2,480,015
Chief Executive Officer	2014	$—	$—	$—	$—	$—	$—	$—	$—
Kenneth S. Kornman	2015	$360,000	$45,450	$—	$527,800	$—	$—	$3,296	$936,546
Former Chief Executive Officer, Current President and Chief Scientific Officer	2014	$360,000	$41,400	$—	$—	$—	$—	$3,296	$404,696
Scott Snyder	2015	$254,808	$—	$—	$171,600	$—	$—	$52,679	$479,086
Former Chief Marketing Officer	2014	$265,000	$25,758	$—	$—	$—	$—	$43,828	$334,586
Stephen DiPalma (4) Interim Chief Financial Officer	2015	$322,603	$—	$—	$—	$—	$—	$—	$322,603
	2014	$66,894	$—	$—	$—	$—	$—	$—	$66,894

(1)	The assumptions used to determine the fair value of the stock awards and option grants for 2015 and 2014 are as follows:

	2015	2014
Risk-Free interest rate:	1.54%	1.53%
Expected life:	5.73 years	5.73 years
Expected volatility:	138.80%	144.74%
Dividend yield:	0%	0%

Using these assumptions, the weighted average grant date fair value of options granted in 2015 and 2014 was $0.16 and $0.32, respectively.

(2)	Amounts represent the grant date fair value of stock awards and option grants. The 2015 option award for Mr. Carbeau consists of the grant date fair value of options for 14,245,227 shares granted in April 2015 related to his hire. The 2015 option award for Dr. Kornman consists of the grant date fair value of options for 2,030,000 shares granted in January 2015 as part of 2014 compensation. The 2015 option award for Mr. Snyder consists of the grant date fair value of options for 660,000 shares granted in January 2015 as part of 2014 compensation.

(3)	Dr. Kornman received reimbursement of $3,296 for life insurance in 2014 and 2015. Mr. Snyder received a $1,500 401K company contribution in 2014. Mr. Snyder received $42,328 and $39,898 in reimbursed travel per the terms of his employment agreement in 2014 and 2015, respectively. Mr. Snyder received $12,781 in accrued vacation pay upon his termination on November 13, 2015.

(4)	Mr. DiPalma joined us as our Interim Chief Financial Officer in September 2014. Mr. DiPalma is Managing Director at Danforth Advisors, LLC, and we have entered into a consulting agreement with Danforth Advisors, LLC, pursuant to which Danforth provides us with finance, accounting and administrative functions, including interim chief financial officer services. We pay Danforth an agreed upon hourly rate for such services and reimburse Danforth for expenses. Mr. DiPalma is compensated by Danforth and not by Interleukin. The amounts set forth above represent the amounts we paid to Danforth under the terms of the consulting agreement for Mr. DiPalma’s services.

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Narrative Disclosure to Summary Compensation Table

The compensation paid to our named executive officers in 2014 and 2015 summarized in our Summary Compensation Table above is generally determined in accordance with employment agreements that we have entered into with each of our Named Executive Officers. The material terms of these agreements are discussed under the caption “Employment Agreements” below.

Outstanding Equity Awards at Fiscal Year-End

The following table shows stock option awards outstanding (vested and unvested) and unvested stock awards outstanding as of December 31, 2015, including both awards subject to performance conditions and non-performance-based awards, for each of the executive officers in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kenneth S. Kornman	25,000	—	—	$1.40	4/2/2018	—	—	—	—
	75,000	—	—	$0.48	11/12/2018	—	—	—	—
	30,000	—	—	$0.745	4/6/2020	—	—	—	—
	100,000	—	—	$0.46	5/6/2021	—	—	—	—
	300,000	—	—	$0.34	12/21/2022	—	—	—	—
	833,924	648,611	—	$0.3799	10/22/2023	—	—	—	—
	431,701	335,764	—	$0.3799	10/22/2023	—	—	—	—
	465,212	1,564,788	—	$0.26	1/22/2025	—	—	—	—
	—	400,000	—	$0.07	12/14/2025	—	—	—	—

Mark B. Carbeau	2,622,948	2,622,948	—	$0.1525	4/6/2025	—	—	—	—
	11,622,279	11,622,279	—	$0.1525	4/6/2025

Scott Snyder	200,000	—	—	$0.29	2/11/2016	—	—	—	—
	351,569	—	—	$0.3799	2/11/2016	—	—	—	—
	137,500	—		$0.26	2/11/2016

Stephen DiPalma (1)	66,667	33,333	—	$0.25	9/8/2024	—	—	—	—

(1)	Represents a warrant for 100,000 shares granted in September 2014 to Danforth Advisors, LLC. Mr. DiPalma disclaims beneficial ownership of the warrant and the shares of common stock issuable thereunder.

Employment Agreements

Mark B. Carbeau

On April 6, 2015, we entered into an employment agreement with Mark B. Carbeau to serve as our Chief Executive Officer. Under this agreement, Mr. Carbeau will receive an initial annual base salary of $365,000 per year and is eligible to receive an annual bonus at a target amount of 35% of his base salary, with a stretch bonus opportunity of 150% of the target bonus. Under the terms of the Agreement, Mr. Carbeau has been granted options to purchase up to 14,245,227 shares of Interleukin’s common stock (the “Options”) at an exercise price of $0.1525 per share (the closing price of the common stock on April 6, 2015). The Options will vest as to 25% of the shares on April 6, 2016, and as to an additional 2.083% of the shares on the last day of each successive month thereafter, provided that he remains employed by Interleukin on the vesting date.

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The agreement provides that if Mr. Carbeau’s employment with Interleukin is terminated by us without Cause (as defined in the agreement) or by Mr. Carbeau for Good Reason (as defined in the agreement), subject to his execution of a release of claims agreement acceptable to us, he will be entitled to (i) severance payments equal to 12 months of base salary and (ii) continuation of medical benefits for up to 12 months. In addition, if within one year following a Change of Control (as defined in the agreement), Mr. Carbeau’s employment with Interleukin is terminated by us without Cause or by Mr. Carbeau for Good Reason, subject to his execution of a release of claims agreement acceptable to us, he will be entitled to (i) severance payments equal to 12 months of base salary, (ii) continuation of medical benefits for up to 12 months and (iii) acceleration of the vesting of all outstanding unvested equity awards.

As a condition of employment, Mr. Carbeau has entered into a non-competition/non-solicitation agreement pursuant to which he has agreed not to compete with Interleukin or to solicit customers or employees of Interleukin for a period of 12 months after the termination of his employment

Kenneth S. Kornman, DDS, Ph.D.

On November 12, 2008, we entered into an employment agreement with Dr. Kornman, our President and Chief Scientific Officer, for a three-year term, commencing on March 31, 2009, the date his previous employment agreement expired. Effective March 31, 2012, this agreement was extended through November 30, 2012. Under this agreement, Dr. Kornman received an initial annual salary of $360,000 and is eligible to receive annual bonuses solely at the discretion of the Board of Directors. Dr. Kornman’s annual salary may be increased in the sole discretion of the Board of Directors. Under the agreement, on November 12, 2008 Dr. Kornman received a stock option to purchase 75,000 shares of common stock, at an exercise price of $0.48 per share, which was the closing price as reported on the NYSE Amex on the grant date. The option was immediately exercisable with respect to 30,000 shares and vests with respect to an additional 15,000 shares on each of March 31, 2010, 2011, and 2012. Under the agreement, Dr. Kornman is entitled to participate in employee benefit plans that we provide or may establish for the benefit of our executive management generally. In addition, while Dr. Kornman remains employed by us, we will reimburse him $3,296 annually for payment of life insurance premiums.

The agreement is terminable immediately by us with cause or upon thirty days prior written notice without cause. The agreement is terminable by Dr. Kornman upon thirty days prior written notice. If we terminate Dr. Kornman without cause or Dr. Kornman terminates his employment with good reason, then, in addition to payment of any accrued, but unpaid compensation prior to the termination, we must continue to pay his base salary and to provide health insurance benefits until the earlier of (1) expiration of the agreement or (2) twelve months. If we terminate Dr. Kornman in connection with a Cessation of our Business (as defined in the agreement), then, in addition to payment of any accrued, but unpaid compensation prior to the termination, we must continue to pay his base salary and to provide health insurance benefits until the earlier of (1) expiration of the agreement or (2) three months. The agreement also includes non-compete and non-solicitation provisions for a period of twelve months following the termination of Dr. Kornman’s employment.

On March 31, 2010, Dr. Kornman was issued 12,500 shares of restricted stock under a restricted stock agreement dated April 30, 2008. In April 2010, as part of the year-end compensation process, the Compensation Committee granted Dr. Kornman an option to purchase 30,000 shares of our common stock. This option is exercisable at $0.745 per share and vests as to 20% of the shares on each of the first five anniversaries of the date of grant.

In May 2011, the Compensation Committee granted Dr. Kornman an option to purchase 100,000 shares of our common stock. This option is exercisable at $0.46 per share and vests as to 25% of the shares on each of the first four anniversaries of the date of grant.

On April 25, 2012, we executed an amendment, effective as of March 31, 2012, to Dr. Kornman’s employment agreement to extend the term through November 30, 2012. In connection with the resignation of our former Chief Executive Officer on August 23, 2012, the Board of Directors appointed Dr. Kornman as Chief Executive Officer in addition to his role as President and Chief Scientific Officer. The Board of Directors also appointed Dr. Kornman as a director to fill the vacancy created by the CEO’s resignation. On November 29, 2012, we entered into a second amendment to Dr. Kornman’s employment agreement to extend the term through November 30, 2015. Effective upon Mr. Carbeau’s appointment as Chief Executive Officer on April 6, 2015, Dr. Kornman resigned as Chief Executive Officer and continues to serve as Interleukin’s President and Chief Scientific Officer and as a member of the Board of Directors.

In December 2012, the Compensation Committee granted Dr. Kornman an option to purchase 300,000 shares of our common stock. This option is exercisable at $0.34 per share and vests as to 25%, 33% and 42% of the shares on each of the first three anniversaries of the date of grant.

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In October 2013, Dr. Kornman was granted an option to purchase 2,250,000 shares of our common stock. This option has an exercise price of $0.3799, the fair value of our common stock on the grant date of the option, and will vest as to ¼ of the shares on the first anniversary of the grant date, and as to 1/36 of the remaining shares at the end of each month thereafter beginning on October 31, 2014. In January 2015, Dr. Kornman was granted an option to purchase 2,030,000 shares of our common stock. This option has an exercise price of $0.26, the fair value of our common stock on the grant date of the option, and will vest as to 1/48 of the shares at the beginning of each month beginning on February 1, 2015.

On December 14, 2015, we entered into a new Employment Agreement with Dr. Kornman to continue to serve as our President and Chief Scientific Officer. The new agreement was effective as of December 1, 2015 and replaced the employment agreement, dated November 12, 2008, as amended on March 31, 2012 and November 29, 2012, which terminated by its terms on November 30, 2015. Pursuant to the new agreement, Dr. Kornman will receive an annual base salary of $360,000 per year and is eligible to receive an annual bonus at a target amount of up to 35% of his base salary. Under the terms of the Agreement, Dr. Kornman was granted options to purchase up to 400,000 shares of our common stock at an exercise price of $0.07 per share (the closing price of the common stock on December 14, 2015). The options will vest over 4 years with 1/48th of the shares to vest on the first day of each successive month beginning January 1, 2016, provided that he remains employed by us on the vesting date. In addition, if at any time within 90 days prior to or 12 months following a Change in Control (as defined in the new agreement), Dr. Kornman is terminated without Cause (as defined in the new agreement), the options will vest in full as of the date of such termination. The new agreement also provides that if Dr. Kornman’s employment with Interleukin is terminated by us without Cause, subject to his execution of a release of claims agreement acceptable to us, he will be entitled to severance payments equal to six months of base salary.

In January 2016, Dr. Kornman was granted an option to purchase 400,000 shares of our common stock. This option has an exercise price of $0.05, the fair value of our common stock on the grant date of the option, and will vest as to ¼ of the shares on the first anniversary of the grant date, and as to 1/36 of the remaining shares at the end of each month thereafter beginning on February 1, 2017.

Scott Snyder

On December 26, 2012, we entered into an employment agreement with Scott Snyder for the position of Chief Marketing Officer beginning on January 2, 2013. The agreement provided for a minimum annual base salary of $265,000, and he was eligible for a bonus under Interleukin’s bonus plan. Mr. Snyder’s employment with Interleukin terminated effective November 13, 2015.

We will pay Mr. Snyder any compensation that is earned but unpaid prior to termination, and an amount equal to six months of his base salary in effect at the time of the termination with such payment made in equal installments on our regularly-scheduled payroll dates. All stock options granted to Mr. Snyder expired unexercised as of February 11, 2016.

Bonus Plan

The Compensation Committee has approved an Employee Bonus Plan (the “Employee Bonus Plan”), pursuant to which bonuses may be awarded upon the achievement of certain corporate goals, however, the Compensation Committee has absolute discretion as to whether bonuses will be awarded and the size of any bonus, notwithstanding whether any such corporate goals are met or not.

Director Compensation

On April 29, 2010, our Board of Directors adopted the following policy for compensation of non-employee directors:

•	for service as a director, an annual retainer of $20,000;

•	for service as the chair of a committee, an annual retainer of $7,500;

•	for service as a non-chair member of a committee, an annual retainer of $5,000;

•	for each Board or committee meeting attended in person, by teleconference or by video, $1,500; and

•	upon initial election or appointment to the Board, a grant of an option to purchase 15,000 shares of our common stock at an exercise price equal to the closing price of the common stock on the date of grant, with such option to vest in four equal annual installments on each of the first four anniversaries of the grant date.

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Directors who are designated by Pyxis and BCC pursuant to the terms of the 2014 Purchase Agreement, as amended, are not eligible to receive the foregoing compensation. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2015 to William C. Mills III and James Weaver. No other director was paid or accrued compensation during the fiscal year ended December 31, 2015.

Name (a)	Fiscal Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
William C. Mills III (1)	2015	$47,500	—	—	—	$47,500
James Weaver (1)	2015	$59,000	—	—	—	$59,000

(1)	The following table shows the total number of outstanding and vested stock options, and shares of outstanding and restricted common stock as of December 31, 2015, the last day of our fiscal year, that have been issued as director compensation.

Name	# of Stock Options Outstanding	# of Stock Options Vested	Shares of Common Stock Restricted
William C. Mills III	100,000	78,645	—
James Weaver	125,000	72,660	—

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2015.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	10,035,497	$0.32	30,949,576
Equity compensation plans not approved by security holders (2)	11,622,279	$0.1525	—
Total	21,657,776	$0.21	30,949,576

(1)	These plans consist of our 2000 Employee Stock Compensation Plan (the “2000 Plan”), our 2004 Employee, Director and Consultant Stock Plan (the “2004 Plan”), our 2013 Employee, Director and Consultant Equity Incentive Plan (the “2013 Plan”) and our 2012 Employee Stock Purchase Plan (the “2012 ESPP”). The number of shares set forth in column (a) consists of shares subject to outstanding options under the 2000 Plan, the 2004 Plan and the 2013 Plan as of December 31, 2015. The number of shares set forth in column (c) consists of 30,649,503 shares remaining available for issuance under the 2013 Plan and 300,073 shares remaining available for issuance under the 2012 ESPP as of December 31, 2015.

(2)	Consists of an inducement option grant provided to Mr. Carbeau, our Chief Executive Officer, pursuant to the terms of his employment agreement.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to the written charter of our Audit Committee, the Audit Committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest: our executive officers; our directors; the beneficial owners of more than 5% of our securities; the immediate family members of any of the foregoing persons; and any other persons whom the Board determines may be considered related persons, any such person being referred to as a “related person.”

The following is a description of arrangements that we have entered into with related persons since January 1, 2014. We believe that the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

On October 26, 2009, we entered into a Merchant Network and Channel Partner Agreement with Amway Corp. d/b/a Amway Global, a subsidiary of Alticor, Inc., which is the parent company of Pyxis Innovations Inc., a stockholder of Interleukin. Pursuant to this Agreement, Amway Global sells our Inherent Health brand of genetic tests through its e-commerce Web site via a hyperlink to our e-commerce site. Amway Global receives a commission equal to a percentage of net sales received by us from Amway Global customers. The agreement has an initial term of 12 months and is automatically renewable for successive 12-month terms. The agreement may be terminated by either party upon 120 days written notice. As of the date of this prospectus, we have paid Amway Global approximately $3.0 million in commissions under this agreement, including $218,000 in 2014, $302,000 in 2015 and $67,000 in the three months ended March 31, 2016.

Beginning in September 2012 and again in 2013, Access Business Group LLC (“ABG”), an affiliate of Alticor, placed purchase orders totaling approximately $3.3 million consisting of weight management kits. The kits are included as part of a promotional bundle of products that Amway is now selling to their Individual Business Owners (IBOs). Of the $3.3 million in orders $1.8 million was received in 2013 for the 2014 program and $1.5 million for the 2013 program. Cash for the kits purchased for the 2013 program was received in the first quarter of 2013 and cash for the kits purchased for the 2014 program was received by December 31, 2013. As a component of the promotional program, and not reflective of actual product expiry, the kits were required to be redeemed by a certain date. The initial program required redemption by December 31, 2013, but the date of required redemption was extended such that the revenues will remain deferred until those kits are redeemed or the breakage analysis determines the probability of eventual redemption is remote. In February 2014, we removed the redemption date requirement, for which ABG paid us $519,000 as a retrospective increase in the product purchase price. In October 2014, we received $250,000 as a retrospective increase in the product purchase price for unsold kits as consideration for extending the required redemption date of the 2014 promotional program to December 31, 2017. Cash received for these kits will be treated as deferred revenues until specific kits are returned for processing or on the final allowed redemption date of December 31, 2017.

On September 21, 2012, we entered into a License Agreement with Access Business Group International LLC (“ABGI”), an affiliate of Alticor. Pursuant to the License Agreement, we have granted ABGI and its affiliates a non-exclusive license to use the technology related to our Weight Management genetic test and to sell the Weight Management test in Europe, Russia and South Africa (the “Territories”). ABGI, or a laboratory designated by ABGI or an affiliate of ABGI, will be responsible for processing the tests, and we will receive a royalty for each test sold, which royalty will increase if certain pending patent applications are issued. The License Agreement has an initial term of five years from the date of first commercial sale of the Weight Management test under the agreement. Thereafter, the term will automatically renew for additional one-year periods unless at least 60 days prior notice is delivered by either party. To date, we have been paid approximately $552,173 under this agreement, including $128,790 in 2014, $173,880 in 2015. For the three months ended March 31, 2016, $59,183 was earned but not received.

In connection with the execution of the License Agreement, we and ABGI also entered into a Professional Services Agreement (the “PSA”) pursuant to which we have agreed to provide services to ABGI in connection with its sale and processing of the tests within the Territories. Services will be provided pursuant to a statement of work to be entered into from time to time between the parties. Such statements of work will also specify the fees to be paid by ABGI to us for such services. The PSA has no set term and may be terminated by either party, subject to certain conditions. As of the date of this prospectus, we have been paid $5,250 under this agreement, all being received in 2013.

We have also entered into an agreement with Pyxis containing certain terms for allocating opportunities as permitted under Section 122(17) of the Delaware General Corporation Law. This agreement regulates and defines the conduct of certain of our affairs as they may involve this stockholder and its affiliates, and the powers, rights, duties and liabilities of us and our officers and directors in connection with corporate opportunities. Except under certain circumstances, this stockholder and its affiliates have the right to engage in the same or similar activities or lines of business or have an interest in the same classes or categories of corporate opportunities as we do. If Pyxis, its affiliates, or one of our directors appointed by Pyxis acquire knowledge of a potential transaction or matter that may be a corporate opportunity for both such stockholder and its affiliates and us, to the fullest extent permitted by law, such stockholder and its affiliates will not have a duty to inform us about the corporate opportunity or be liable to us or to our stockholders for breach of any fiduciary duty as a stockholder of ours for not informing us of the corporate opportunity, keeping it for its own account, or referring it to another person. Additionally, except under limited circumstances, if an officer or employee of Pyxis who is also one of our directors is offered a corporate opportunity, such opportunity shall not belong to us. In addition, we agreed that such director will have satisfied his duties to us and not be liable to us or to you in connection with such opportunity. The terms of these agreements will terminate on the date that no person who is a director, officer or employee of ours is also a director, officer, or employee of Pyxis.

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On December 23, 2014, we closed the 2014 Private Placement, pursuant to which we sold to various accredited investors an aggregate of 50,099,700 shares of our common stock at a price of $0.1003 per share for gross proceeds of $5.0 million. The investors also received warrants to purchase up to an aggregate of 50,099,700 shares of common stock an exercise price of $0.1003 per share with a term of seven years. The following beneficial owners of more than 5% of our securities participated in the 2014 Private Placement:

Purchaser	Shares	Warrant Shares	Purchase Price
Bay City Capital Fund V, L.P.	25,996,552	25,996,552	$2,607,454.17
Bay City Capital Fund V Co-Investment Fund	495,400	495,400	$49,688.62
Growth Equity Opportunities Fund III, LLC	19,868,965	19,868,965	$1,992,857.17

In addition, Stephen DiPalma, our Interim Chief Financial Officer, purchased 249,252 shares of our common stock and received a warrant to purchase 249,252 shares of common stock in the 2014 Private Placement for a purchase price of $25,000.

On December 23, 2014, we also entered into a Registration Rights Agreement with the investors in the 2014 Private Placement and BTIG LLC (the placement agent in the 2014 Private Placement), pursuant to which we are required to file a registration statement on Form S-1 within 45 days of December 23, 2014 to cover the resale of (i) the shares sold in the 2014 Private Placement and the shares of common stock underlying the 2014 Warrants issued in the 2014 Private Placement and (ii) the shares of Common Stock underlying the 2014 BTIG Warrants issued to BTIG LLC and affiliates as placement agent compensation. The failure on the part of Interleukin to satisfy certain deadlines described in the Registration Rights Agreement may subject us to payment of certain monetary penalties.

Effective as of February 1, 2016, we entered into a Services Agreement with Metagenics, Inc. to provide our PerioPredict test to Metagenics’ employees as part of an enhanced employee benefits program. Metagenics is an affiliate of Alticor and Pyxis. Pursuant to this agreement, we will provide genetic testing and patient education to Metagenics employees, as well as dental professional support to their dental providers, and Metagenics will pay a fixed fee for each test processed by us. Through April 30, 2016, we have received no revenue under this agreement.

See also “Principal Stockholders.”

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 30, 2016 for (a) the executive officers named in the Summary Compensation Table of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group, and (d) each stockholder known to us to beneficially own more than five percent of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares that may be acquired by an individual or group within 60 days following April 30, 2016 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as otherwise indicated, we believe that the stockholders named in the table have sole voting and investment power with respect to all shares shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage ownership is based on a total of 173,029,840 shares of our common stock issued and outstanding on April 30, 2016.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent
Five Percent Stockholders
Pyxis Innovations Inc. (2)	37,565,478	21.7%
7575 Fulton Street, East
Ada, MI 49355
Bay City Capital LLC (3)	88,985,189	41.4%
750 Battery Street Suite 400
San Francisco, CA 94111
Growth Equity Opportunities Fund III LLC (4)	66,738,894	32.6%
1954 Greenspring Drive Suite 600
Timonium, MD 21093
Delta Dental of Michigan, Inc. (5)	10,928,961	6.3%
4100 Okemos Road
Okemos, MI 48864
Directors and Executive Officers
Mark B. Carbeau (6)	4,154,858	2.3%
Kenneth S. Kornman, DDS, Ph.D. (7)	4,114,265	2.3%
Scott Snyder (8)	38,307	*
Stephen DiPalma (9)	498,504	*
Lionel Carnot (10)	88,985,189	41.4%
Roger C. Colman (11)	—	—
Joseph M. Landstra (11)	—	—
William C. Mills, III (12)	90,510	*
Dayton Misfeldt (10)	88,985,189	41.4%
James M. Weaver (13)	90,110	*
All current executive officers and directors as a Group (9 persons) (14)	97,933,436	44.0%

*	Represents less than 1% of the issued and outstanding shares.

(1)	Unless otherwise indicated, the address for each person is our address at 135 Beaver Street, Waltham, MA 02452.

(2)	Based on a Schedule 13D/A filed on January 7, 2015 with the SEC by Pyxis Innovations Inc. (“Pyxis”) and affiliated entities. Pyxis is a wholly-owned subsidiary of Alticor Inc. Alticor Inc. is a wholly-owned subsidiary of Solstice Holdings Inc. Solstice Holdings Inc. is a wholly-owned subsidiary of Alticor Global Holdings Inc. Pyxis reports sole voting and dispositive power over the shares, however, Alticor Inc., Solstice Holdings Inc., and Alticor Global Holdings Inc. have the power to direct the voting and disposition of these securities held by Pyxis by virtue of their direct or indirect control of Pyxis.

(3)	Based on a Schedule 13D/A filed on January 6, 2015 with the SEC by Bay City Capital LLC (“BCC”) and affiliated entities. BCC is the manager of Bay City Capital Management V LLC (“Management V”), which is the general partner of Bay City Capital Fund V, L.P (“Fund V”), and Bay City Capital Fund V Co-Investment Fund, L.P. (“Co-Investment V”). BCC is also an advisor to Fund V and Co-Investment V. The shares consist of (i) 46,184,016 shares of common stock and 41,137,150 shares of common stock issuable upon the exercise of warrants held by Fund V, and (ii) 880,099 shares of common stock and 783,924 shares of common stock issuable upon the exercise of warrants held by Co-Investment V.

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(4)	Based on a Schedule 13D/A filed on January 2, 2015 with the SEC by Growth Equity Opportunities Fund III, LLC (“GEOF”) and affiliates. The shares consist of 35,298,087 shares of common stock and 31,440,807 shares of common stock issuable upon the exercise of warrants held by GEOF.

(5)	Based on a Schedule 13D/A filed on January 16, 2015 with the SEC by Delta Dental Plan of Michigan, Inc. (“DDMI”).

(6)	Consists of 4,154,858 shares of common stock issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days of April 30, 2016.

(7)	Consists of (i) 374,915 shares of common stock held by Dr. Kornman, (ii) 898,723 shares of common stock held by a limited partnership of which Dr. Kornman is a general partner and (iii) 2,840,627 shares of common stock issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days of April 30, 2016. Dr. Kornman disclaims beneficial ownership of the shares held by the limited partnership, except to the extent of his pecuniary interest therein.

(8)	Consists of 38,307 shares of common stock held by Mr. Snyder.

(9)	Consists of (i) 249,252 shares of common stock held by Mr. DiPalma and (ii) 249,252 shares of common stock issuable upon the exercise of warrants.

(10)	Appointed to the Board of Directors as a designee of BCC pursuant to the terms of the 2014 Purchase Agreement. Includes the shares of our common stock and shares of common stock issuable upon the exercise of warrants outstanding detailed in Note (3) above held by the entities affiliated with BCC. The voting and dispositive decisions with respect to the shares held by Fund V and Co-Investment V are made by the members of the investment committee of its general partner, Management V. Messrs. Carnot and Misfeldt serve on this investment committee. Each disclaims beneficial ownership of such shares, except to the extent of his actual pecuniary interest therein.

(11)	Appointed to the Board of Directors as a designee of Pyxis pursuant to the terms of the 2014 Purchase Agreement. We have been advised that this director does not, directly or indirectly, have voting or dispositive power over the shares of stock held by Pyxis.

(12)	Consists of 90,510 shares of common stock issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days of April 30, 2016.

(13)	Consists of 90,110 shares of common stock issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days of April 30, 2016.

(14)	See Notes 6 through 13 above.

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DESCRIPTION OF OUR CAPITAL STOCK

Under our certificate of incorporation, as amended, our authorized capital stock consists of 450,000,000 shares of common stock, $0.001 par value per share, and 6,000,000 shares of undesignated preferred stock, $0.001 par value per share. As of April 30, 2016, we had 173,029,840 shares of common stock outstanding and no shares of preferred stock outstanding. At our 2015 annual meeting of stockholders held on July 21, 2015, our stockholders approved an amendment to our certificate of incorporation, as amended, to effect a reverse stock split by combining outstanding shares of our common stock into a lesser number of outstanding shares by a ratio of not less than 1-for-5 and not more than 1-for-40 at any time prior to the earlier of (i) August 1, 2016 and (ii) the 2016 annual meeting of stockholders, with the exact ratio to be set within this range by our board of directors in its sole discretion. As of the date of this prospectus, the board has not elected to effect any such reverse stock split. However, prior to the effectiveness of the registration statement of which this prospectus is a part, we intend to effect the Listing Reverse Split within this range, and we intend to apply for listing of our common stock on The NASDAQ Capital Market under the symbol “         ” subject to and upon completion of this offering.  No assurance can be given that our application will be approved. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our certificate of incorporation, as amended, and our amended and restated bylaws, copies of which have been incorporated by reference herein, and to the applicable provisions of the Delaware General Corporation Law.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All shares of common stock outstanding as of the date of this prospectus and, upon issuance and sale, all shares of common stock that we may offer pursuant to this prospectus, will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

OTCQB

Our common stock is traded on the OTCQB under the symbol "ILIU." On May 12, 2016, the last reported sale price of our common stock was $0.20 per share.

Preferred Stock

Under the terms of our certificate of incorporation, as amended, our board of directors is authorized to issue up to 6,000,000 shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. Authorizing our board of directors to issue preferred stock and determine its rights and preferences has the effect of eliminating delays associated with a stockholder vote on specific issuances.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;
•	the number of shares offered, the liquidation preference per share and the purchase price;
•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;

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•	the provisions for a sinking fund, if any;
•	the provisions for redemption, if applicable;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;
•	voting rights, if any, of the preferred stock;
•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Interleukin Genetics; and
•	any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of Interleukin Genetics.

Warrants

As of April 30, 2016, we had the following warrants outstanding to purchase a total of 88,301,079 shares of our common stock:

•	warrants to purchase 50,189,431 shares of our common stock at an exercise price of $0.1003 per share, terminating in December 2021;
•	warrants to purchase 2,492,523 shares of our common stock at an exercise price of $0.1003 ;per share, terminating in December 2024;
•	warrants to purchase 100,000 shares of our common stock at an exercise price of $0.25 per share, terminating in September 2024;
•	warrants to purchase 437,158 shares of our common stock at an exercise price of $0.2745 per share, terminating in June 2017;
•	warrants to purchase 20,655,737 shares of our common stock at an exercise price of $0.2745 per share, terminating in May 2020; and
•	warrants to purchase 14,426,230 shares of our common stock at an exercise price of $0.2745 per share, terminating in August 2020.

Anti-Takeover Provisions under Delaware law and our Delaware Certificate of Incorporation and Bylaws

Our certificate of incorporation, as amended, amended and restated bylaws and provisions of Delaware law contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Statutory Business Combinations Provision

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

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Classified Board of Directors; Removal of Directors for Cause

Our certificate of incorporation and amended and restated bylaws provide for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected each year. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause and only by the affirmative vote of a majority of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of our board of directors until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our amended and restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder's notice generally must be delivered not less than 60 days nor more than 90 days prior to the anniversary of the previous year's annual meeting. Detailed requirements as to the form of the notice and information required in the notice are specified in the amended and restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our restated bylaws, such business will not be conducted at the meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or our board of directors pursuant to a resolution adopted by a majority of the directors then in office.

No Stockholder Action by Written Consent

Our certificate of incorporation, as amended, does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super-Majority Stockholder Vote Required for Certain Actions.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation, as amended, requires the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock to amend or repeal certain provisions of our restated certificate of incorporation. This “super-majority” stockholder vote would be in addition to any separate class vote that might be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, our amended and restated bylaws may only be amended by (1) the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock or (2) the affirmative vote of not less than two-thirds of the directors then in office.

Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any securities market or exchange our securities may be listed or traded on. We may utilize these additional shares for a variety of corporate purposes including for future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in our company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

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Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation, as amended, and our amended and restated bylaws limit the liability of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law and provide that we will indemnify them to the fullest extent permitted by such law. We have also entered into indemnification agreements with our current and former directors and certain of our officers and key employees and expect to enter into a similar agreement with any new directors, officers or key employees.

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DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Units

We are offering up to                        of Class A Units and Class B Units. Class A Units consist of one share of our common stock and a Series A warrant to purchase                of a share of our common stock at an exercise price per share equal to            % of the public offering price of the Class A Units, (“Series A warrant”). Class B Units consist of one share of our Series B Convertible Preferred Stock (the “Series B Preferred”), with a stated value of $1,000 and convertible into shares of our common stock at the public offering price of the Class A Units, together with the equivalent number of Series A warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price. The shares of common stock and Series A warrant part of a Class A Unit and the Series B Preferred and Series A warrant part of a Class B Unit are each immediately separable and will be issued separately in this offering.

Common Stock

The material terms of our common stock are described in the section of this prospectus titled “Description of Capital Stock.”

Series B Convertible Preferred Stock

The following summary of certain terms and provisions of our Series B Preferred Stock offered in this offering is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of Series B Convertible Preferred Stock.

General. Our certificate of incorporation authorizes our board of directors to issue up to 6,000,000 shares of our preferred stock, par value $0.001 per share.

Subject to the limitations prescribed by our certificate of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors has designated                  of the 6,000,000 authorized shares of preferred stock as Series B Preferred Stock. When issued, the shares of Series B Preferred Stock will be validly issued, fully paid and non-assessable.

Rank. The Series B Preferred Stock will rank:

•	senior to all of our common stock to the extent of its liquidation preference of $0.001 per share;

•	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series B Preferred Stock to the extent of its liquidation preference of $0.001 per share;

•	senior to all outstanding warrants (See “Description of Capital Stock – Warrants”), the Series A warrants and the Placement Agent Warrants, in each case to the extent of its liquidation preference of $0.001 per share; and

•	on parity to any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock in each case, as to distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Conversion. Each share of the Series B Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences) at any time at the option of the holder, provided that the holder will be prohibited from converting Series B Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, holders of the Series B Preferred Stock will receive a payment equal to $0.001 per share of Series B Preferred Stock before any proceeds are distributed to the holders of our common stock. Following the payment described in the preceding sentence, the holders of the Series B Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any distributions to the holders of common stock.

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Voting Rights. Shares of Series B Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of the outstanding Series B Preferred Stock will be required to amend any provision of our certificate of incorporation that would have a materially adverse effect on the rights of the holders of the Series B Preferred Stock.

Dividends. Shares of Series B Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series B Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Listing. We do not plan on applying to list the Series B Preferred Stock on any securities exchange or any recognized trading system. The common stock issuable upon conversion of the Series B Preferred Stock is currently traded on the OTCQB.

Warrants to Purchase Common Stock

The material terms of the Series A warrants to be issued are summarized below. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of the form of warrant filed as an exhibit to the registration statement of which this prospectus is a part.

The Series A warrants to be issued with each Unit will have an exercise price of $             per share (equal to         % of the public offering price of the Class A Units) and will be exercisable from their date of issuance and at any time up to the date that is five years after their original date of issuance.

The Series A warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the shares of common stock then outstanding (subject to the right of the holder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%) and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered.

The Series A warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise.

The exercise price of the Series A warrants is subject to adjustment in the case of stock dividends or other distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders.

Prior to the exercise of any Series A warrants to purchase common stock, holders of the Series A warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including voting rights, however, the holders of the Series A warrants will have certain rights to participate in distributions or dividends paid on our common stock to the extent set forth in the Series A warrants.

In addition, the Series A warrants provide that if, at any time while such warrants are outstanding, we (1) consolidate or merge with or into another corporation, (2) sell all or substantially all of our assets or (3) are subject to or complete a tender or exchange offer pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (4) effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or (5) engage in one or more transactions with another party that results in that party acquiring more than 50% of our outstanding shares of common stock (each, a “Fundamental Transaction”), then the holder of such Series A warrants shall have the right thereafter to receive, upon exercise of the Series A warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Series A warrant shares then issuable upon exercise of the Series A warrant, and any additional consideration payable as part of the Fundamental Transaction. Any successor to us or surviving entity shall assume the obligations under the Series A warrant. In addition, as further described in the form of warrant filed as an exhibit to this registration statement, in the event of any fundamental transaction, the holders of the warrants will have the right at any time concurrently with, or within 30 days after, the consummation of the fundamental transaction to require us or any successor entity to purchase the warrants for an amount in cash equal to the value of the unexercised portion of the warrant using the Black-Scholes Option Pricing Model.

We do not plan on applying to list the Series A warrants on any securities exchange or any recognized trading system.

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PLAN OF DISTRIBUTION

We engaged H.C. Wainwright & Co., LLC (“Wainwright” or the “placement agent”) to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. Wainwright is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “reasonable best efforts” to arrange for the sale of shares by us. Therefore, we may not sell the entire amount of shares being offered. We will enter into a securities purchase agreement directly with certain institutional investors who purchase our securities in this offering. We will not enter into securities purchase agreements with all other investors and such investors shall rely solely on this prospectus in connection with the purchase of our securities in this offering. Offers will be made to, and subscriptions accepted from, institutional investors within the meaning of state securities laws of the state in which such investor is domiciled. Wainwright may engage one or more sub-placement agents or selected dealers to assist with the offering.

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 7.0% of the aggregate gross proceeds to us from the sale of the Units in the offering, provided that the cash transaction fee will be 3.5% of the aggregate gross proceeds from the sale of Units to existing investors. We will also issue to the placement agent the Placement Agent Warrants as outlined below. We will also pay Wainwright a management fee equal to 1.0% of the aggregate gross proceeds raised in the offering and will reimburse Wainwright for its legal fees and expenses incurred in connection with this offering in an amount up to $75,000, subject to compliance with FINRA Rule 5110(f)(2)(D)(i).

The following table shows the per Unit and total placement agent fees we will pay in connection with the sale of the securities in this offering, assuming the purchase of all of the securities we are offering.

Per Class A Unit	$
Per Class B Unit	$
Total	$

We estimate the total expenses of this offering, which will be payable by us, excluding the placement agent fees, will be approximately $                 . After deducting the fees and commissions due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $          million.

In addition, we agreed to grant compensation warrants to the placement agent (the “Placement Agent Warrants”) to purchase a number of shares of our common stock equal to 7% of the number of shares of common stock sold in this offering (including the number of shares of common stock issuable upon conversion of shares of Series B Convertible Preferred Stock but excluding any shares of Common Stock underlying the Series A warrants issued in this offering). The Placement Agent Warrants will have an exercise price of $         and will terminate on the five year anniversary of the effective date of the registration statement of which this prospectus is a part. Pursuant to FINRA Rule 5110(g), the Placement Agent Warrants and any shares issued upon exercise of the Placement Agent Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

•	by operation of law or by reason of reorganization of our company;

•	to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

•	if the aggregate amount of securities of our company held by the holder of the Placement Agent Warrants or related persons do not exceed 1% of the securities being offered;

•	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

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In addition, the placement agent shall have the right to receive cash transaction fee and compensation warrants described herein in connection with any investment by any investors which the placement agent contacted on our behalf or introduced to us in any financing or capital raising transaction that occurs within nine (9) months following the termination of our engagement of the placement agent.

Upon closing of an offering hereunder with gross proceeds of at least $15,000,000, we have granted the placement agent a right to act as exclusive financial advisor for any disposition, acquisition, exchange, recapitalization or reorganization transaction by us, or as lead manager or agent in any debt financing by us or as lead underwriter or placement agent in any public or private offering of equity or debt securities using an underwriter or agent for a period of nine (9) months following consummation of this offering.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

The placement agent may, from time to time, engage in transactions with or perform services for us in the ordinary course of its business and may continue to receive compensation from us for such services, but we have no present agreements with the placement agent to do so.

Determination of offering price

The public offering price of the Units we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the Units we are offering include the history and prospects of Interleukin, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Lock-up Agreements

Our officers and directors have agreed with the placement agent to be subject to a lock-up period of 90 days following the date of closing of this offering. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right to warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. The 90 day lock-up period is subject to an additional extension to accommodate for our reports of financial results or material news releases. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

In the securities purchase agreements, we have agreed to a lock-up period of ____ days immediately following the closing date for the issuance and sale of our securities, although we will be permitted to issue stock options to directors, officers and employees under our existing plans and to make certain other exempt issuances contemplated in the securities purchase agreements.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the placement agent may be required to make with respect to any of these liabilities.

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MATERIAL U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to Non-U.S. Holders (defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a Non-U.S. Holder’s particular circumstances or to a Non-U.S. Holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or government organizations;

•	brokers of or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock;

•	certain U.S. expatriates, citizens or former long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	real estate investment trusts or regulated investment companies;

•	pension plans;

•	partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in any such entities);

•	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

•	integral parts or controlled entities of foreign sovereigns;

•	tax-qualified retirement plans;

•	controlled foreign corporations;

•	passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; or

•	persons that acquire our common stock as compensation for services.

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner generally will depend on the status of the partner the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our common stock.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Definition of a Non-U.S. Holder

For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our common stock that is not a “U.S. person,” and is not a partnership, or an entity disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

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•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

As discussed under “Dividend Policy,” above, we do not anticipate paying any dividends on our capital stock in the foreseeable future. If we make distributions on our common stock, those payments will constitute dividends for U.S. income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Sale or Other Disposition of Common Stock.” Any such distributions would be subject to the discussions below regarding back-up withholding and FATCA.

Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN (generally including a U.S. taxpayer identification number), IRS Form W-8-BEN-E or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally are exempt from the withholding tax described above. In order to obtain this exemption, the Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are Non-U.S. Holder that is a corporation, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the you in the United States) may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you timely file an appropriate claim for refund with the IRS.

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items;
•	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or

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•	our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S. federal income tax purposes, a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax as long as our common stock is regularly traded on an established securities market and such Non-U.S. Holder does not, actually or constructively, hold more than five percent of our common stock at any time during the applicable period that is specified in the Code. If the foregoing exception does not apply, then if we are or were to become a USRPHC a purchaser may be required to withhold 10% of the proceeds payable to a Non-U.S. Holder from a sale of our common stock and such Non-U.S. Holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code).

Backup Withholding and Information Reporting

Generally, we must file information returns annually to the IRS in connection with any dividends on our common stock paid to a Non-U.S. Holder, regardless of whether any tax was actually withheld. A similar report will be sent to the Non-U.S. Holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the Non-U.S. Holder’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a Non-U.S. Holder may be subject to additional information reporting and backup withholding at a current rate of 28% unless such Non-U.S. Holder establishes an exemption, for example by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, or another appropriate version of IRS Form W-8 (or a successor form). Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, imposes withholding tax on certain types of payments made to foreign financial institutions and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or, on or after January 1, 2019, gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Department of the Treasury. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, and the possible impact of these rules on the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

Federal Estate Tax

Common stock owned (or treated as owned) by an individual who is not a citizen or a resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes unless an applicable estate or other tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

58

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the securities offered by this prospectus. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel for the placement agent in connection with certain legal matters in connection with this offering.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s website at http://www.sec.gov. Our common stock is traded on the OTCQB, and you can read and inspect our filings at the offices of the Financial Industry Regulatory Authority at 1735 K Street, Washington, D.C. 20006.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement and the included exhibits and financial statements. You are referred to the registration statement, the included exhibits and financial statements for further information. This prospectus is qualified in its entirety by such other information.

We also maintain a website at http://www.ilgenetics.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

59

INDEX TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2014 and 2015

For the Three Months Ended March 31, 2015 and 2016

F-1

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Interleukin Genetics, Inc.

We have audited the accompanying balance sheets of Interleukin Genetics, Inc. (a Delaware corporation) (the “Company”) as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interleukin Genetics, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations and has an accumulated deficit that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Grant Thornton LLP

Boston, Massachusetts
March 16, 2016

F-2

INTERLEUKIN GENETICS, INC.

BALANCE SHEETS

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$4,706,018	$11,466,807
Accounts receivable from related party	39,989	23,544
Trade accounts receivable	45,973	14,013
Inventory	124,583	171,575
Prepaid expenses	778,970	504,719
Total prepaid expenses and other current assets	5,695,533	12,180,658
Fixed assets, net	643,900	773,779
Intangible assets, net	58,879	195,765
Other assets	93,208	116,919
Total assets	$6,491,520	$13,267,121

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$408,374	$513,927
Accrued expenses	497,688	343,225
Deferred revenue	3,238,541	3,154,498
Short term debt	1,333,333	––
Total current liabilities	5,477,936	4,011,650
Long term debt	3,474,984	4,738,614
Total liabilities	8,952,920	8,750,264

Stockholders’ equity:
Convertible preferred stock, $0.001 par value — 6,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2015 and 2014, respectively	––	––
Common stock, $0.001 par value — 450,000,000 and 300,000,000 shares authorized; 172,887,221 and 172,683,342 shares issued and outstanding at December 31, 2015 and 2014, respectively	172,889	172,686
Additional paid-in capital	126,354,036	125,434,483
Accumulated deficit	(128,988,325)	(121,090,312)
Total stockholders’ equity(deficit)	(2,461,400)	4,516,857
Total liabilities and stockholders’ equity (deficit)	$6,491,520	$13,267,121

The accompanying notes are an integral part of these financial statements.

F-3

INTERLEUKIN GENETICS, INC.

STATEMENTS OF OPERATIONS

	For The Year Ended December 31,
	2015	2014

Genetic testing	$1,155,980	$1,641,490
Other	284,930	168,828
Total revenue	1,440,910	1,810,318
Cost of revenue	1,414,113	1,435,377
Gross profit	26,797	374,941
Operating expenses:
Research and development	1,299,542	843,102
Selling, general and administrative	5,878,940	5,767,138
Amortization of intangibles	136,886	94,100
Total operating expenses	7,315,368	6,704,340
Loss from operations	(7,288,571)	(6,329,399)
Other income (expense):
Interest income	222	4,935
Interest expense	(609,664)	(11,250)
Total other expense	(609,442)	(6,315)
Loss before income taxes	(7,898,013)	(6,335,714)
Net loss	$(7,898,013)	$(6,335,714)

Basic and diluted net loss per common share	$(0.05)	$(0.05)
Weighted average common shares outstanding, basic and diluted	172,813,224	123,768,139

The accompanying notes are an integral part of these financial statements.

F-4

INTERLEUKIN GENETICS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2015 and 2014

	Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Total
Balance as of December 31, 2013	—	—	122,448,707	$122,449	$119,885,371	$(114,754,598)	$5,253,222
Net loss	—	—	—	—	—	(6,335,714)	(6,335,714)

Private placement of preferred stock, net of offering costs of $218,127	—	—	50,099,700	50,100	4,756,774	—	4,806,874
Warrants issued in connection with long term debt	—	—	—	—	261,386		261,386
Employee stock purchase plan	—	—	134,935	137	32,017	—	32,154
Stock-based compensation expense	—	—	—	—	498,935	—	498,935
Balance as of December 31, 2014	—	—	172,683,342	$172,686	$125,434,483	$(121,090,312)	$4,516,857

Net loss	—	—	—	—	—	(7,898,013)	(7,898,013)
Common stock issued:
Private placement	—	—	—	—	(8,095)		(8,095)
Horizon warrant	—	—	—	—	14,810	—	14,810
Employee stock purchase plan	—	—	203,879	203	20,751	—	20,954
Stock-based compensation expense	—	—	—	—	892,087	—	892,087
Balance as of December 31, 2015	—	—	172,887,221	$172,889	$126,354,036	$(128,988,325)	$(2,461,400)

The accompanying notes are an integral part of these financial statements.

F-5

INTERLEUKIN GENETICS, INC.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2015	2014
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(7,898,013)	$(6,335,714)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	349,254	262,961
Amortization of loan issuance costs and FV of warrants	108,224	––
Stock-based compensation expense	892,087	498,935
Changes in operating assets and liabilities:
Receivable from related party	(16,445)	511,159
Trade accounts receivable	(31,960)	(5,196)
Inventory	46,992	18,849
Prepaid expenses and other assets	(274,251)	171,639
Accounts payable	(105,553)	(321,512)
Accrued expenses	154,463	90,272
Other Assets (lease deposit refund)	––	10,000
Deferred revenue	84,043	(628,943)
Net cash used in operating activities	(6,691,159)	(5,727,550)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital additions	(82,489)	(98,033)
Net cash used in investing activities	(82,489)	(98,033)
CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	––	5,000,000
Loan origination costs	––	(88,918)
Proceeds from private placement of common stock and warrants	––	5,025,000
Private placement offering costs	(8,095)	(218,127)
Proceeds from employee stock purchase plan	20,954	32,154
Net cash provided by financing activities	12,859	9,750,109
Net increase (decrease) in cash and equivalents	(6,760,789)	3,924,526
Cash and cash equivalents, beginning of period	11,466,807	7,542,281
Cash and cash equivalents, end of period	$4,706,018	$11,466,807
Supplemental disclosures of cash flow information:
Cash paid for interest	$467,500	$––
Supplemental disclosures of non-cash investing and financing activities:
Warrants issued in connection with long term debt	$––	$261,386

The accompanying notes are an integral part of these financial statements

F-6

INTERLEUKIN GENETICS, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2015

Note 1—Company Overview

Interleukin Genetics, Inc. (“Interleukin” or “the Company”) is focused on developing and commercializing personalized health products that can help individuals improve and maintain their health through preventive measures. It uses functional genomics to help in the development of risk assessment tests based on the genetic variations in people. Interleukin has commercialized genetic tests for periodontal disease risk assessment, cardiovascular risk assessment, general nutrition assessment, weight management and bone health.

The Company’s current focus is on commercializing its periodontal genetic risk assessment test and its Inherent Health brand of genetic tests which includes the Company’s Weight Management genetic test.

Note 2—Operating Matters and Liquidity

The Company has experienced net operating losses since its inception through December 31, 2015. The Company had net losses of $7.9 million and $6.3 million for the years ended December 31, 2015 and 2014, respectively, contributing to an accumulated deficit of $129.0 million as of December 31, 2015.

The Company continues to take steps to reduce genetic test processing costs. Cost savings are primarily achieved through test process improvements. Management believes that the current laboratory space is adequate to process high volumes of genetic tests.

On May 17, 2013, the Company entered into a Common Stock Purchase Agreement (the “2013 Purchase Agreement”) with various accredited investors (the “2013 Investors”), pursuant to which the Company sold securities to the 2013 Investors in a private placement transaction (the “May 2013 Private Placement”). In the May 2013 Private Placement, the Company sold an aggregate of 43,715,847 shares of our common stock at a price of $0.2745 per share for gross proceeds of $12,000,000. The 2013 Investors also received warrants to purchase up to an aggregate of 32,786,885 shares of common stock an exercise price of $0.2745 per share (the “2013 Warrants”). The 2013 Warrants are all currently exercisable and have a term of seven years from the date they became exercisable.

On December 23, 2014, the Company entered into a Securities Purchase Agreement (the “2014 Purchase Agreement”) with various accredited investors (the “2014 Investors”), pursuant to which the Company sold to the 2014 Investors in a private placement transaction (the “December 2014 Private Placement”) an aggregate of 50,099,700 shares of common stock at a price of $0.1003 per share for gross proceeds of approximately $5.025 million. The 2014 Investors also received warrants (the “2014 Warrants”) to purchase up to an aggregate of 50,099,700 shares of common stock an exercise price of $0.1003 per share. The 2014 Warrants are all currently exercisable and have a term of seven years.

The Company’s financial statements have been prepared assuming that it will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertain realization. The Company expects to incur additional losses in 2016 and, accordingly, is dependent on financings and potential revenue to fund its operations and support the market adoption of the PerioPredict test. The timing of any revenues that the Company may receive from the PerioPredict test is uncertain at this time, and is contingent upon a number of factors, including the Company’s ability to consummate arrangements with partners to promote the PerioPredict test, the Company’s partners’ ability to develop insurance plans that provide for use and reimbursement of the PerioPredict test and to develop a viable market for such plans, and the timing of utilization of the PerioPredict test pursuant to such plans, or other possible arrangements. The Company expects to have the cash resources necessary to support the further commercialization of the PerioPredict test at least into the second half of 2016.

The ability of the Company to realize the carrying value of its fixed assets and intangible assets is especially dependent on management’s ability to successfully execute on its plan. The Company needs to generate additional funds in order to meet its financial obligations. If it is unsuccessful in doing so, the Company may not be able to realize the carrying value of its fixed assets and intangible assets.

F-7

Note 3—Summary of Significant Accounting Policies

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reported periods. Actual results could differ from those estimates. The Company’s most critical accounting policies are more fully discussed in these notes to the financial statements.

Revenue Recognition

Revenue from genetic testing services is recognized when there is persuasive evidence of an arrangement, service has been rendered, the sales price is determinable and collectability is reasonably assured. Service is deemed to be rendered when the results have been reported to the individual who ordered the test. To the extent that tests have been prepaid but results have not yet been reported, recognition of all related revenue is deferred. As of December 31, 2015 and December 31, 2014, the Company had deferred genetic test revenue of $3.2 million and $3.2 million, respectively. Included in deferred revenue at December 31, 2015 is $2.6 million for kits that are still outstanding one year or longer after initial kit sale, of which $0.3 million was sold directly to consumers (credit card payments) and $2.3 million was sold to distributors for the promotional bundle. Beginning in September 2012 and again in 2013, Access Business Group LLC (“ABG”), an affiliate of Alticor, placed purchase orders totaling approximately $3.3 million consisting of Weight Management test kits. The kits are included as part of a promotional bundle of products that Amway sold to their Individual Business Owners (IBOs).

The Company recognizes breakage revenue related to genetic test kits utilizing the remote method. Under the remote method, breakage revenue should be recognized when the likelihood of the customer exercising rights of redemption becomes remote. The term remote requires statistical analysis of customer redemption patterns for all tests sold and returned. The Company analyzed redemption patterns from 2009 through 2015 and determined the period of time after which the likelihood of test redemption was remote was three years after the sale of a genetic test kit. Included in genetic test revenue in the years ended December 31, 2015 and 2014 is $218,000 and $309,000, respectively, of breakage revenue related to unredeemed genetic test kits sold in 2012 and 2011, respectively. The Company expects to continue to recognize breakage revenue on a quarterly basis based on the historical analysis.

Sales Commission

On October 26, 2009, the Company entered into a Merchant Network and Channel Partner Agreement with Amway Corp., d/b/a/ Amway Global (“Amway Global”), a subsidiary of Alticor Inc. (“Alticor”). Pursuant to this Agreement, Amway Global sells the Company’s Inherent Health brand of genetic tests through its e-commerce website via a hyperlink to our e-commerce site. The Company accounts for sales commissions due to Amway Global under the Merchant Network and Channel Partner Agreement in accordance with SEC Staff Accounting Bulletin (“SAB”) 104. Commissions are recorded as an expense at the time they become due which is at the point of sale. The cost of commissions was $302,000 and $218,000 for the years ended December 31, 2015 and 2014, respectively.

Accounts Receivable

Accounts receivable is stated at estimated net realizable value, which is generally the invoiced amount less any estimated discount related to payment terms. The Company offers its commercial genetic test customers a 2% cash discount if payment is made by bank wire transfer within 10 days of the invoice date. No accounts receivable reserve is required at December 31, 2015 as all accounts receivable are expected to be collected.

Inventory

Inventory is carried at lower of cost (first-in, first-out method) or market and no inventory reserve is deemed necessary at December 31, 2015. As the Company does not manufacture any products, no overhead costs are included in inventory. The Company has contracted with a fulfillment provider to supply its PerioPredict genetic tests kits to dental offices. The agreement with the fulfillment provider requires them to purchase and fulfill all materials related to the PerioPredict test and Body Key™ genetic test kits, with the Company’s approval. The Company reimburses the fulfillment provider for materials and pays fulfillment charges when the product is shipped. During the year ended December 31, 2015, the Company made a one-time purchase of $33,000 of inventory related to its PerioPredict test from our fulfillment provider, which is held at our fulfillment center. The balance of our inventory is related to our Inherent Health brand and is stored at a separate facility. When a kit is sold, the corresponding cost of the kit is recorded as deferred cost of goods sold and removed from inventory. Any kit components remaining at the fulfillment center are reflected in inventory with a corresponding offset to accounts payable.

F-8

Inventory consisted of the following at December 31, 2015 and 2014:

	December 31, 2015	December 31, 2014

Raw materials	$112,372	$163,239
Finished goods	12,211	8,336
Total inventory, net	$124,583	$171,575

Stock-Based Compensation

The Company accounts for stock-based compensation expense in accordance with FASB ASC 718, Compensation – Stock Compensation. The standard addresses all forms of share-based payment (SBP) awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. The Company expenses SBP awards within compensation cost for SBP transactions measured at fair value. Compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the effective date shall be recognized as the requisite service is rendered on or after the effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated under the Black-Scholes option pricing model. Common stock purchased pursuant to our employee stock purchase plan will be expensed based upon the fair market value in excess of purchase price.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized.

Significant management judgment is required in determining the Company’s provision (benefit) for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. The Company has recorded a full valuation allowance against its deferred tax assets of approximately $33.5 million as of December 31, 2015, due to uncertainties related to its ability to utilize these assets. The valuation allowance is based on management’s estimates of taxable income by jurisdiction in which the Company operates and the period over which the deferred tax assets will be recoverable. In the event that actual results differ from these estimates or management adjusts these estimates in future periods, the Company may need to adjust its valuation allowance, which could materially impact its financial position and results of operations.

As a result of the Company’s change in its capital structure during the quarters ended June 30, 2013 and December 31, 2014, the Company may have undergone IRC section 382 ownership changes which would limit its ability to realize the benefit of its tax attributes (i.e., federal/state net operating losses and research and development credits) during their respective carry forward periods. Furthermore, pursuant to the change in capital structure in the quarter ended June 30, 2013, the Company realized cancellation of indebtedness income under IRC section 108(e)(8), which reduced the Company’s federal net operating loss carry-forward pursuant to IRC section 108(b)(2)(A), due to the fact that the Company’s liabilities exceeded the fair market value of its assets. Accordingly, the Company had a reduction in its deferred tax asset and a corresponding reduction in its valuation allowance for the quarter ending June 30, 2013. The cancellation of indebtedness income resulted from a shareholder’s conversion of debt of approximately $14.3 million into common stock of the Company prior to an additional investment by an unrelated investor.

The Company reviews its recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. The Company reviews all material tax positions for all years open to statute to determine whether it is more likely than not that the positions taken would be sustained based on the technical merits of those positions. The Company did not recognize any adjustments for uncertain tax positions as of and during the year ended December 31, 2015. However, if the Company incurred interest and penalties they would be recorded in general and administrative expenses.

F-9

Research and Development

Research and development costs are expensed as incurred.

Basic and Diluted Net Loss per Common Share

The Company applies the provisions of FASB ASC 260, Earnings per Share, which establishes standards for computing and presenting earnings per share. Basic and diluted net loss per share was determined by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is the same as basic net loss per share for all the periods presented, as the effect of the potential common stock equivalents is anti-dilutive due to the loss in each period. Potential common stock equivalents excluded from the calculation of diluted net loss per share are as follows:

	As of December 31,
	2015	2014
Options outstanding	21,657,776	4,523,900
Warrants outstanding	88,301,079	89,951,079
Total	109,958,855	94,474,979

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. During the years ended December 31, 2015 and 2014, there were no items other than net loss included in the determination of comprehensive loss.

Fair Value of Financial Instruments

The Company, using available market information, has determined the estimated fair values of financial instruments. The stated values of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short term nature of these instruments. The fair value of warrants is calculated using the Black-Scholes pricing model.

Cash and Cash Equivalents

The Company maintains its cash and cash equivalents with domestic financial institutions that the Company believes to be of high credit standing. The Company believes that, as of December 31, 2015, its concentration of credit risk related to cash and cash equivalents was not significant. Cash and cash equivalents are available on demand and are generally in excess of FDIC insurance limits.

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining term of the lease.

Assets that have not yet been placed in service, have the costs incurred presented as part of Projects in Progress. Once the asset has been placed in service, the related costs are transferred to the appropriate category and depreciation commences. There are no items in Projects in Process for the year ended December 31, 2015.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that carrying amounts of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. Any write-downs, based on fair value, are to be treated as permanent reductions in the carrying amount of the assets. For the year ended December 31, 2015, the Company recorded a write down of $66,000 associated with the patents that no longer were needed to support the Company’s business. The Company determined that no impairment existed related to the Company’s long-lived assets at December 31, 2015.

F-10

Segment Reporting

As of December 31, 2015 and 2014, the Company has one segment, the genetic test business. The Company develops genetic tests for sale into the emerging personalized health market and performs testing services that can help individuals improve and maintain their health through preventive measures. The Company’s principal operations and markets are located in the United States.

Recent Accounting Pronouncements

FASB ASU 2015-03 - Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.

In April 2015, the FASB issued ASU No. 2015-03, which requires that debt issuance costs be reported in the balance sheet as a direct deduction from the face amount of the related liability, consistent with the presentation of debt discounts.  Prior to the amendments, debt issuance costs were presented as a deferred charge (i.e., an asset) on the balance sheet.  Further, the amendments require the amortization of debt issuance costs to be reported as interest expense. Similarly, debt issuance costs and any discount or premium are considered in the aggregate when determining the effective interest rate on the debt. The amendments are effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The amendments must be applied retrospectively. All entities have the option of adopting the new requirements as of an earlier date for financial statements that have not been previously issued. The Company does not expect this ASU to have a material impact on its consolidated financial statements.

FASB ASC 606 ASU 2014-09 - Revenue from contracts with customers.

In May 2014, the FASB issued amended guidance on contracts with customers to transfer goods or services or contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards (e.g., insurance contracts or lease contracts). The guidance requires an entity to recognize revenue on contracts with customers to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance requires that an entity depict the consideration by applying the following five steps:

•	Identify the contract(s) with a customer.
•	Identify the performance obligations in the contract.
•	Determine the transaction price.
•	Allocate the transaction price to the performance obligations in the contract.
•	Recognize revenue when (or as) the entity satisfies a performance obligation.

The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. This amendment is to be either retrospectively adopted to each prior reporting period presented or retrospectively with the cumulative effect of initially applying this ASU recognized at the date of initial application. The Company is evaluating the impact of the adoption of this guidance to determine whether or not it has a material impact on the Company's financial statements.

In April 2015, the FASB voted to defer the required implementation date of ASU 2014-09 to December 2017. Public companies may elect to adopt the standard along the original timeline. We are evaluating the impact of the adoption of this guidance to determine whether or not it has a material impact on the Company's financial statements.

F-11

FASB ASC 606 ASU 2014-15 - Presentation of Financial Statements—Going Concern (Subtopic 205-40); Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.

In August 2014, the FASB issued ASU No. 2014-15, which applies should a company be facing probable liquidation within one year of the issuance of the financial statements, but is not actually in liquidation at the time of issuance. The applicable basis for presentation remains as a going concern, but if liquidation within one year is probable, then certain disclosures must be included in the financial statement presentation. ASU 2014-15 is effective for annual and interim periods beginning after December 15, 2016, with early adoption permitted. The Company is not electing to adopt early and is evaluating the impact of ASU 2014-15 on the Company’s financial disclosures.

Note 4—Related Party Transactions

Since March 2003, the Company has maintained a broad strategic alliance with several affiliates of the Alticor Inc. family of companies, a related party, to develop and market novel nutritional and skin care products. The alliance initially included an equity investment, a multi-year research and development agreement, a licensing agreement with royalties on marketed products, the deferment of outstanding loan repayment and the refinancing of bridge financing obligations.

On October 26, 2009, the Company entered into a Merchant Network and Channel Partner Agreement with Amway Corp., d/b/a/ Amway Global (“Amway Global”), a subsidiary of Alticor Inc. Pursuant to this Agreement, Amway Global sells the Company’s Inherent Health brand of genetic tests through its e-commerce website via a hyperlink to our e-commerce site. We paid Amway Global $302,000 and $218,000 in commissions for the years ended December 31, 2015 and 2014, respectively, representing a percentage of net sales to their customers. The Company expenses commissions owed to Amway Global at the point of sale with the customer.

Beginning in September 2012 and again in 2013, Access Business Group LLC (“ABG”), an affiliate of Alticor, placed purchase orders totaling approximately $3.3 million consisting of Weight Management test kits. The kits are included as part of a promotional bundle of products that Amway sold to their Individual Business Owners (IBOs). Of the $3.3 million in orders, $1.5 million was received for the 2013 program and $1.8 million for the 2014 program. As a component of the 2013 promotional program, and not reflective of actual product expiry, the kits were required to be redeemed by December 31, 2013. In February 2014, the Company removed the redemption date requirement for the 2013 promotional program, for which ABG paid the Company $519,000 as a retrospective increase in the product purchase price. All cash received related to the 2013 promotional program, including the $519,000, will be treated as deferred revenue until specific kits are returned for processing or the breakage analysis determines the probability of eventual redemption is remote. In October 2014, the Company received $250,000 as a retrospective increase in the product purchase price for unsold kits as consideration for extending the required redemption date of the 2014 promotional program to December 31, 2017. All cash received for these kits will be treated as deferred revenue until specific kits are returned for processing or on the final allowed redemption date of December 31, 2017.

On September 21, 2012, the Company entered into a License Agreement with Access Business Group International LLC (“ABGI”), an affiliate of Alticor. Pursuant to the License Agreement, the Company has granted ABGI and its affiliates a non-exclusive license to use the technology related to Interleukin’s Weight Management genetic test and to sell the Weight Management test in Europe, Russia and South Africa (the “Territories”). ABGI, or a laboratory designated by ABGI, will be responsible for processing the tests, and the Company will receive a royalty for each test sold, which royalty will increase if certain pending patent applications are issued. The License Agreement has an initial term of five years from the date of first commercial sale of the Weight Management test under the agreement which was June 2013. Thereafter, the term will automatically renew for additional one-year periods unless notice is delivered by either party at least 60 days prior to the anniversary date. During the years ended December 31, 2015 and 2014, $191,000 and $150,000, respectively, of revenue was earned.

In connection with the execution of the License Agreement, the Company and ABGI also entered into a Professional Services Agreement (the “PSA”) pursuant to which the Company has agreed to provide services to ABGI in connection with its sale and processing of the tests within the Territories. No fees were earned in the years ended December 31, 2015 and 2014 under the PSA.

For years ended December 31, 2015 and 2014, approximately 45% and 44%, respectively, of our revenue came from sales through our Merchant Network and Channel Partner Agreement with Amway Global, a subsidiary of Alticor, and 13% and 32%, respectively, of our revenue came from sales through ABG’s promotional product bundle program.

On February 25, 2013, the Company entered into a Preferred Participation Agreement with Renaissance Health Services Corporation (“RHSC”), for itself and on behalf of certain of its affiliates and subsidiaries. This agreement was amended and restated on November 1, 2013. RHSC is a related party through its affiliation with Delta Dental of Michigan, Inc. (“DDMI”), a stockholder of the Company. Pursuant to this agreement, as amended, affiliates of RHSC agreed to reimburse the Company a fixed price for each PerioPredict genetic test that the Company processed for a customer of affiliates of RHSC. This amended agreement had a term of three years beginning February 25, 2013, unless terminated earlier (1) upon the mutual written agreement of us and RHSC, (2) if either party becomes the subject of bankruptcy, insolvency, liquidation or other similar proceedings, or (3) in the event of an uncured breach of the amended agreement by either party. This agreement terminated on February 25, 2016.

F-12

Note 5—Debt Instruments

Venture Loan and Security Agreement

On December 23, 2014, the Company entered into the Loan Agreement with Horizon Technology Finance Corporation (the “Lender”) under which the Company borrowed $5.0 million. The loan bears interest at a floating rate equal to the One Month LIBOR Rate (with a floor of 0.50%) plus 8.50%. In the event that the One Month LIBOR Rate, as reported in the Wall Street Journal, exceeds 0.50%, the interest rate will be adjusted by an amount equal to the difference between such rates at the end of that particular month. At December 31, 2015, the rate was 9.0% per annum. The loan is to be repaid in forty-five (45) monthly payments consisting of fifteen (15) monthly payments of only interest followed by thirty (30) equal monthly payments of principal and interest. In addition, at the end of the repayment term (or at early termination of the loan) a final payment equal to 4.5% of the loan, or $225,000, will be due and payable. The Company’s obligations under the Loan Agreement are secured by a first priority security interest in substantially all of its assets other than its intellectual property. The Company has also agreed not to pledge or otherwise encumber its intellectual property assets, subject to certain exceptions. In connection with the Loan Agreement, the Company issued to the Lender and its affiliates warrants to purchase a total of 2,492,523 shares of common stock at an exercise price of $0.1003 per share, which the Company refers to herein as the Lender Warrants. The Lender Warrants have a term of ten (10) years.

Additionally, $89,000 in cash fees paid to the Lender and $261,000, the intrinsic value of the Lender Warrants, were recorded as a discount on the loan and amortized over the term of the loan. The final non-principal payment of $225,000 will be accrued as additional interest expense, using the effective interest method, over the term of the loan. As of December 31, 2015, the unamortized discount associated with the loan was $257,000. Cash interest expense for the years ended December 31, 2015 and 2014 was $456,000 and $11,000, respectively. Non-cash interest expense for the years ended December 31, 2015 and 2014 was $153,000 and $0, respectively.

Note 6—Fixed Assets

The useful lives and balances of fixed assets at December 31, 2015 and 2014 consisted of the following:

	Useful Life	2015	2014
Computer software, computer equipment and office equipment	3 years	$516,511	$477,222
Laboratory equipment	5 years	1,887,454	1,837,504
Furniture and fixtures	5 years	40,349	40,349
Leasehold improvements	5 years	309,618	309,618
Website development	3 years	298,553	298,553
Projects in Progress		—	6,750
		3,052,485	2,969,996
Less — Accumulated depreciation and amortization		(2,408,585)	(2,196,217)
Total		$643,900	$773,779

Depreciation and amortization expense was $212,000 and $169,000, for the years ended December 31, 2015 and 2014, respectively.

Note 7—Intangible Assets

Intangible assets at December 31, 2015 and 2014 consisted of the following:

	2015	2014

Patent costs	$1,154,523	$1,154,523
Less — Accumulated amortization	(1,029,497)	(958,758)
Less — Write off related to patents no longer in use	(66,147)	—
Total	$58,879	$195,765

F-13

Patent amortization expense was $136,900 and $94,100 for the years ended December 31, 2015 and 2014, respectively.

Patent costs which are being amortized on a straight-line basis over a 10-year life, are scheduled to amortize as follows:

Year ended December 31,
2016	33,450
2017	19,117
2018	6,312
$58,879

Note 8—Accrued Expenses

Accrued expenses at December 31, 2015 and 2014 consisted of the following:

	2015	2014
Payroll and vacation	$412,674	$328,972
Other	85,014	14,253
Total accrued expenses	$497,688	$343,225

Note 9—Commitments and Contingencies

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on its financial condition, results of operations or cash flows.

Employment Agreements

Mark B. Carbeau

On April 6, 2015 the Company entered into an Executive Employment Agreement (the “Agreement”), pursuant to which Mark B. Carbeau was appointed as the Company’s Chief Executive Officer and a member of the Company’s Board of Directors. Effective upon Mr. Carbeau’s appointment, Dr. Kenneth S. Kornman resigned as Chief Executive Officer and remained as the Company’s President and Chief Scientific Officer.

Pursuant to the Agreement, Mr. Carbeau will receive an initial annual base salary of $365,000 per year and is eligible to receive an annual target bonus of 35% of his base salary, with a stretch bonus opportunity of 150% of the target bonus. Under the terms of the Agreement, Mr. Carbeau has been granted options to purchase up to 14,245,227 shares of Interleukin’s common stock (the “Options”) at an exercise price of $0.1525 per share (the closing price of the common stock on April 6, 2015). The Options will vest as to 25% of the shares on April 6, 2016, and as to an additional 2.083% of the shares on the last day of each successive month thereafter, provided that he remains employed by Company on the vesting date.

The Agreement provides that if Mr. Carbeau’s employment with the Company is terminated for any reason other than Cause (as defined in the Agreement) and on execution of a release of claims agreement, he will be entitled to (i) severance payments equal to 12 months of base salary and (ii) continuation of medical benefits for up to 12 months. In addition to the above, if termination is within one year following a Change of Control event and is for any reason other than Cause, all outstanding unvested equity awards held by Mr. Carbeau will immediately vest and be exercisable.

F-14

Kenneth S. Kornman, DDS, Ph.D.

On November 12, 2008, the Company entered into an employment agreement with Dr. Kornman, its President and Chief Scientific Officer, for a three-year term, commencing on March 31, 2009, the date his previous employment agreement expired. Effective March 31, 2012, this agreement was extended through November 30, 2012, and was extended again on November 20, 2012 through November 30, 2015. Under this agreement, Dr. Kornman received an initial annual salary of $360,000 and is eligible to receive annual bonuses solely at the discretion of the Board of Directors. Under the agreement, on November 12, 2008 Dr. Kornman received a stock option to purchase 75,000 shares of common stock at an exercise price of $0.48 per share (the closing price of the common stock on the grant date). The option is fully vested.

The Company entered into a new employment agreement with Dr. Kornman on December 1, 2015 (the “Agreement”), pursuant to which Dr. Kornman will receive an initial annual salary of $360,000, is eligible to receive annual bonuses solely at the discretion of the Board of Directors, and received a stock option to purchase 400,000 shares of common stock at an exercise price of $0.07 per share (the closing price of the common stock on the grant date), which option will vest over a four year period in 48 equal monthly installments on the first day of each month beginning January 1, 2016. If at any time within the 90 days prior to or 12 months following the effective date of a Change in Control, Dr. Kornman is terminated without Cause (as such terms are defined in the Agreement), this option shall become fully vested and exercisable as of the date of termination, and the Company will pay him an amount equal to his base pay in effect at the time of such termination for a period commencing on the effective date of a release agreement and ending on the six moth anniversary of such effective date. The agreement can be terminated by Dr. Kornman or the Company at any time for any reason, with or without advance notice. Under the Agreement, Dr. Kornman is entitled to participate in employee benefit plans that the Company provides or may establish for the benefit of its executive management generally. In addition, while Dr. Kornman remains employed by the Company, it will reimburse him $3,296 annually for payment of life insurance premiums.

On March 31, 2010, Dr. Kornman was issued 12,500 shares of restricted stock under a restricted stock agreement dated April 30, 2008. In April 2010, as part of the year-end compensation process, the Compensation Committee granted Dr. Kornman an option to purchase 30,000 shares of the Company’s common stock. This option is exercisable at $0.745 per share and vests as to 20% of the shares on each of the first five anniversaries of the date of grant.

In May 2011, the Compensation Committee granted Dr. Kornman an option to purchase 100,000 shares of the Company’s common stock. This option is exercisable at $0.46 per share and vests as to 25% of the shares on each of the first four anniversaries of the date of grant.

In December 2012, the Compensation Committee granted Dr. Kornman an option to purchase 300,000 shares of the Company’s common stock. This option is exercisable at $0.34 per share and vests as to 25%, 33% and 42% of the shares on each of the first three anniversaries of the date of grant.

In October 2013, Dr. Kornman was granted an option to purchase 2,250,000 shares of the Company’s common stock. This option has an exercise price of $0.3799, the fair value of the Company’s common stock on the grant date of the option, and will vest as to 1/4 of the shares on the first anniversary of the grant date, and as to 1/36 of the remaining shares at the end of each month thereafter beginning on October 31, 2014.

In January 2015, Dr. Kornman was granted an option to purchase 2,030,000 shares of the Company’s common stock. This option has an exercise price of $0.26 per share. The option vests as to 1/48 of the shares at the beginning of each month beginning on February 1, 2015.

Scott Snyder

On December 26, 2012, the Company entered into an employment agreement with Scott Snyder for the position of Chief Marketing Officer beginning on January 2, 2013. The agreement provides for a minimum annual base salary of $265,000, and for 2013 and 2014 he was eligible for a bonus pursuant to the Bonus Plan as described below under “Employee Bonus Plan.” Mr. Snyder’s employment with the Company terminated effective November 13, 2015.

The Company will pay Mr. Snyder any compensation that is earned but unpaid prior to termination, and an amount equal to six months of his base salary in effect at the time of the termination with such payment made in equal installments on the Company’s regularly-scheduled payroll dates. All stock options granted to Mr. Snyder expired unexercised as of February 11, 2016.

F-15

Bonus Plan

On February 26, 2014, the Compensation Committee approved an Employee Bonus Plan (the “Employee Bonus Plan”) that replaces the Bonus Plan approved on December 21, 2012. Under the Employee Bonus Plan, bonuses may be awarded upon the achievement of corporate goals, however, the Compensation Committee has absolute discretion as to whether bonuses will be awarded and the size of any bonus, notwithstanding whether any such corporate goals are met. Bonus accruals totaling $166,000 were recorded in 2015 in accrued expenses on the balance sheet. In January 2016, the Board of Directors approved the 2015 bonus disbursement, which occurred in February 2016.

Operating Leases

The Company leases its office and laboratory space under a non-cancelable operating lease which was originally scheduled to expire on March 31, 2014. In May 2010, the Company completed a sublease of 6,011 square feet of underutilized office and laboratory space and on March 31, 2014, the sublease expired. On February 7, 2014, the Company entered into the Second Amendment to Commercial Lease which, among other things a) extended the term of the lease from March 31, 2014 to March 31, 2017; b) reduced the 19,000 square feet, the amount of space under the master lease, by approximately 6,011 square feet, to approximately 13,000 square feet, which is the amount of space the Company currently occupies; and, c) set an initial base rent with an escalation of 2.06% of base rent in year two and another 2.06% in year three.

Future minimum lease commitments under non-cancelable lease agreements with initial or remaining terms of one year or more at December 31, 2015, are as follows:

Year Ended December 31,	Office Lease	Copier Lease	Net Lease	Office Equipment	Total Payments, Net
2016	326,349	6,624	332,973	2,226	335,199
2017	81,993	6,624	88,617	2,226	90,843
2018	—	1,104	1,104	1,484	2,588
	$408,342	14,352	$422,694	$5,936	$428,630

Rent expense, net of the benefit of the sublease in 2014, was $352,682 and $309,891 for the years ended December 31, 2015 and 2014, respectively. The February 2014 lease amendment states an initial base rent with an escalation of 2.06% of base rent in year two and another 2.06% in year three.

Note 10—Capital Stock

Authorized Preferred and Common Stock

As of December 31, 2015, the Company has 6,000,000 shares of preferred stock, par value $0.001 authorized and 450,000,000 shares of common stock, par value $0.001 authorized. As of December 31, 2015 the Company has 172,887,221 shares of common stock outstanding and the following shares of common stock are reserved for issuance:

	Reserved for issuance	Strike Price	Expiry

Shares reserved under outstanding stock options and options available for grant	52,307,279
Shares reserved for future issuance under the Employee Stock Purchase Plan	300,073
Warrants to purchase common stock associated with December 2014 private placement	50,189,431	$0.1003	December 23, 2021
Warrants to purchase common stock associated with December 2014 venture loan and security agreement	2,492,523	$0.1003	December 23, 2024
Warrants to purchase common stock associated with September 2014 consulting agreement with Danforth Advisors	100,000	$0.2500	September 8, 2024
Outstanding warrants issued in June 2012	437,158	$0.2745	June 29, 2017
Outstanding warrants issued in May 2013, vesting May 2013	20,655,737	$0.2745	May 17, 2020
Outstanding warrants issued in May 2013, vesting August 2013	14,426,230	$0.2745	August 9, 2020
Total common shares reserved for issuance at December 31, 2015	140,908,431
Total common shares issued and outstanding at December 31, 2015	172,887,221
Total common shares outstanding and reserved for issuance at December 31, 2015	313,795,652

F-16

On May 17, 2013, the Company entered into the 2013 Purchase Agreement with the 2013 Investors, pursuant to which the Company sold securities to the 2013 Investors in the May 2013 Private Placement. In the May 2013 Private Placement, the Company sold an aggregate of 43,715,847 shares of its common stock at a price of $0.2745 per share for gross proceeds of $12,000,000. The 2013 Investors also received the 2013 Warrants to purchase up to an aggregate of 32,786,885 shares of common stock an exercise price of $0.2745 per share. The 2013 Warrants were immediately exercisable as to 63% of the shares issuable thereunder. The remaining 37% of the shares issuable under the 2013 Warrants were to become exercisable upon an increase in the number of authorized shares of common stock. On August 9, 2013, the Company’s shareholders’ approved an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 300,000,000 shares, which provided for adequate authorized shares for all potential common stock equivalents issued pursuant to the May 2013 Private Placement. The 2013 Warrants are all currently exercisable and have a term of seven years from the date they became exercisable.

For its services in this transaction, the placement agent received cash compensation in the amount of approximately $780,000 and the placement agent and an affiliate received warrants to purchase an aggregate of 2,295,082 shares of common stock, at an exercise price of $0.2745 per share (the “2013 Placement Agent Warrants”). The 2013 Placement Agent Warrants became exercisable on August 9, 2013, following shareholder approval of an increase in the Company’s authorized shares of common stock and expire August 9, 2020. The cash compensation and the fair value of the warrants were recorded as issuance costs resulting in a reduction to shareholders’ equity.

In connection with this private placement, all preferred stockholders converted their shares of Preferred Stock to common stock resulting in the issuance of 39,089,161 shares of common stock.

In addition, pursuant to the 2013 Purchase Agreement, each Investor had the right, at any time on or before June 30, 2014 (the “Exercise Date”), to purchase at one or more subsequent closings its pro rata share of up to an aggregate of 18,214,936 additional shares of common stock at a purchase price of $0.2745 per share and 2013 Warrants to purchase up to an aggregate of 13,661,201 shares of common stock at an exercise price of $0.2745 per share. The Exercise Date was extended until December 31, 2014, and this right expired unexercised.

In September, 2014, the Company issued warrants to the Company’s financial consultant, Danforth Advisors, to purchase up to 100,000 shares of common stock at a price of $0.25 per share. The warrants have a ten year term and vest on a monthly basis over two years, provided that, if the Company terminates the agreement without cause before the one year anniversary, 50% of the warrants immediately vest, and the remaining 50% of the warrants immediately vest if the Company terminates the agreement without cause after the extension of the agreement after one year. The warrant will also become exercisable in full upon a change of control of the Company if the agreement is still in effect. The fair value of the warrants at issuance was recorded as equity totaling $24,000 and will be amortized to consulting fees over the remaining service requirement. The non-cash compensation expense for the years ended December 31, 2015 and 2014 was $12,000 and $3,000 respectively.

F-17

On December 23, 2014, the Company entered into the 2014 Purchase Agreement with the 2014 Investors, pursuant to which it sold to the 2014 Investors in the December 2014 Private Placement an aggregate of 50,099,700 shares of common stock at a price of $0.1003 per share for gross proceeds of approximately $5.025 million. The 2014 Investors also received 2014 Warrants to purchase up to an aggregate of 50,099,700 shares of common stock at an exercise price of $0.1003 per share. The 2014 Warrants are all currently exercisable and have a term of seven years.

For services related to this transaction, the placement agent and legal counsel received an aggregate of $218,000 in cash fees and the placement agent and an affiliate received warrants to purchase an aggregate of 89,731 shares of common stock (the “2014 Placement Agent Warrants”). The cash fees and the fair value of the 2014 Placement Agent Warrants were recorded as equity issuance costs resulting in a reduction to shareholders’ equity.

The 2014 Warrants were recorded as equity at fair value on the date of issuance. Fair value of the 2014 Warrants was calculated using the following inputs in a Black-Scholes model:

December 23, 2014
Risk-free interest rate	1.98%
Expected life	7 years
Expected volatility	138.4%
Dividend yield	0%

On the closing date of the December 2014 Private Placement, the fair value of the 2014 Warrants was $5.2 million, and the fair value of the 2014 Placement Agent Warrants was $9,000.

Registration Rights Agreements

In connection with the December 2014 Private Placement, on December 23, 2014, the Company also entered into a Registration Rights Agreement with the 2014 Investors and the placement agent, pursuant to which the Company was required to file a registration statement on Form S-1 within 45 days of December 23, 2014 to cover the resale of (i) the shares of common stock sold to the 2014 Investors and the shares of common stock underlying the 2014 Warrants and (ii) the shares of common stock underlying the 2014 Placement Agent Warrants. The Company filed the registration statement on February 6, 2015, and it was declared effective on March 31, 2015.

Venture Loan and Security Agreement

On December 23, 2014, the Company entered into the Loan Agreement with Horizon Technology Finance Corporation (the “Lender”) under which the Company has borrowed $5.0 million. In connection with the Loan Agreement, the Company issued to the Lender and its affiliates Lender Warrants to purchase a total of 2,492,523 shares of common stock at an exercise price of $0.1003 per share. The Lender Warrants have a term of ten (10) years.

The Lender Warrants were recorded as equity at fair value on the date of issuance. Fair value of the Lender Warrants was calculated using the following inputs in a Black-Scholes model:

December 23, 2014
Risk-free interest rate	2.17%
Expected life	10 years
Expected volatility	121.6%
Dividend yield	0%

The fair value of the Lender Warrants at issuance was $261,000. Cash interest paid during the years ended December 31, 2015 and 2014 totaled $467,500 and $0, respectively. Non-cash interest related to debt discounts recorded during the years ended December 31, 2015 and 2014 totaled was $153,000 and $0, respectively, with a remaining debt discount balance of $257,000 as of December 31, 2015.

F-18

Principal payments due under the terms of the Loan Agreement are as follows:

2016	1,333,333
2017	2,000,000
2018	1,666,667
$5,000,000

Note 11—Stock-Based Compensation Arrangements

On August 9, 2013, the Company’s shareholders’ approved the 2013 Employee, Director and Consultant Equity Incentive Plan (the “2013 Plan”). The 2013 Plan allows for the issuance of up to 8,860,000 additional shares of our common stock pursuant to awards granted under the 2013 Plan. Additionally, the 2013 plan allows for the issuance of up to a maximum of 2,435,500 additional shares of our common stock, pursuant to the cancellation, forfeiture, or expiry, of awards granted under the 2004 Plan and terminated on or after the 2013 plan approval on August 9, 2013. During the year ended December 31, 2015, the Company granted 6,570,748 stock options under the 2013 Plan. On July 21, 2015, the Company’s stockholders approved an amendment to the 2013 Plan to increase the number of shares of common stock available for issuance thereunder by 30,000,000 shares. At December, 2015, the Company had an aggregate of 30,649,503 shares of common stock available for grant under the 2013 Plan.

Pursuant to his Employment Agreement on April 6, 2015, Mr. Carbeau was granted options to purchase up to 14,245,227 shares of Interleukin’s common stock at an exercise price of $0.1525 per share (the closing price of the common stock on April 6, 2015). Of those options, 2,622,948 were granted under the 2013 Plan and 11,622,279 were granted outside of the 2013 Plan. The options will vest as to 25% of the shares on April 6, 2016, and as to an additional 2.083% of the shares on the last day of each successive month thereafter, provided that he remains employed by Company on the vesting date.

Stock Option Grants

It is the Company’s policy to grant stock options with an exercise price equal to the fair market value of the Company’s common stock at the grant date. Historically, the majority of the Company’s stock options have been granted in connection with the employee’s start date with the Company. In addition, the Company may grant stock options in recognition of promotion and/or performance.

Nonqualified and incentive stock options with a life of 10 years are granted at exercise prices equal to the fair market value of the common stock on the date of grant. Options generally vest ratably over a period of three to five years based upon continuous service.

For purposes of determining the stock-based compensation expense for stock option awards in 2015 and 2014, the Black-Scholes option-pricing model was used with the following weighted-average assumptions:

	2015	2014
Risk-free interest rate	1.54%	1.53%
Expected life	5.73 years	5.73 years
Expected volatility	138.80%	144.74%
Dividend yield	0%	0%

Using these assumptions, the weighted average grant date fair value of options granted in 2015 and 2014 was $0.16 and $0.32, respectively.

Restricted Stock Awards

Holders of restricted stock awards participate fully in the rewards of stock ownership of the Company, including voting and dividend rights. Recipients of restricted stock awards are generally not required to pay any consideration to the Company for these restricted stock awards. The Company measures the fair value of the shares based on the last reported price at which the Company’s common stock traded on the date of the grant and compensation cost is recognized over the remaining service period. During each of the years ended December 31, 2015 and 2014, the Company granted no restricted stock awards.

F-19

Employee Stock Purchase Plan

Purchases made under the Company’s Employee Stock Purchase Plan are deemed to be compensatory because employees may purchase stock at a price equal to 85% of the fair market value of the Company’s common stock on either the first day or the last day of a calendar quarter, whichever is lower. During the years ended December 31, 2015 and 2014, employees purchased 203,879 and 134,935 shares, respectively, of common stock at a weighted-average purchase price of $0.10 and $0.24, respectively, while the weighted-average market value was $0.12 and $0.28 per share, respectively, resulting in compensation expense of $4,053 and $5,437, respectively.

The following table details stock option and restricted stock activity for the years ended December 31, 2015 and 2014.

	2015		2014
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Outstanding, beginning of period	4,523,900	$0.39	5,884,050	$0.43
Granted	18,193,027	0.17	137,000	0.35
Stock options exercised	––	0.00	––	0.00
Restricted stock exercised	––	0.00	––	0.00
Forfeited/Expired	(1,059,151)	0.17	(1,497,150)	0.53
Outstanding, end of period	21,657,776	$0.21	4,523,900	$0.39
Exercisable, end of period	3,665,124	$0.32	1,645,161	$0.43

The following table details further information regarding stock options and restricted stock outstanding and exercisable at December 31, 2015:

	Stock Options/Restricted Stock Outstanding			Stock Options/Restricted Stock Exercisable
Range of Exercise Price:	Shares	Weighted Avg. remaining contractual life (years)	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
$0.01–$1.00	21,612,776	8.92	$0.21	3,620,124	$0.35
$1.01–$2.00	45,000	2.25	1.40	45,000	1.40
$2.01–$3.00	––	––	––	––	––
$3.01–$4.00	––	––	––	––	––
$4.01–$5.00	––	––	––	––	––
	21,657,776	8.90	$0.21	3,665,124	$0.37
Aggregate intrinsic value	$0			$0

The aggregate intrinsic value in the preceding table is based on the last reported price at which the Company’s common stock traded on December 31, 2015, of $0.0585.

The following table summarizes the status of the Company’s non-vested options for the years ended December 31, 2015 and 2014:

	2015		2014
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Non-vested options, beginning of year	2,878,739	$0.37	5,295,300	$0.38
Granted	18,193,027	0.17	137,000	0.35
Vested	(2,038,435)	0.33	(1,360,436)	0.38
Forfeited	(1,040,679)	0.17	(1,193,125)	0.38
Non-vested options, end of year	17,992,652	$0.18	2,878,739	$0.37

F-20

Total cost for stock-based compensation arrangements is as follows:

	Year Ended December 31,
	2015	2014
Stock option grants beginning of period	$730,102	$492,332
Stock-based arrangements during the period:
Stock option grants	157,932	1,166
Restricted stock issued:
Employee stock purchase plan	4,053	5,437
Director agreements	––	––
	$892,087	$498,935

As of December 31, 2015 and 2014, there was approximately $2,248,591 and $835,551 respectively, of total unrecognized compensation related to non-vested share-based compensation arrangements granted under the Company’s stock plans. That cost is expected to be recognized over a weighted average period of approximately 3.11 and 2.6 years, respectively.

Note 12—Employee Benefit Plan

The Company sponsors a profit sharing plan covering substantially all of its employees. The profit sharing plan allows for pre-tax employee contributions. The Company may, at the discretion of the Board of Directors, match a portion of the participant contributions. The Company currently contributes 25% of any amount employees contribute, up to a maximum of $1,500 per participant per calendar year. Company contributions vest over a period of five years based on the participant’s initial service date with the Company. During the years ended December 31, 2015 and 2014, $2,239 and $7,105, respectively, was contributed by the Company to the plan.

Note 13—Income Taxes

For the years ended December 31, 2015 and 2014, the Company recorded no tax provision or benefit. While the Company has incurred losses from operations it has not recorded an income tax benefit for 2015 or 2014 as it has recorded a valuation allowance against net operating losses and other net deferred tax assets due to uncertainties related to the ability of these tax assets to be realized.

Deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases using enacted federal and state tax rates in effect for the year in which the differences are expected to reverse. As of December 31, 2015 and 2014, the expected income tax effect of the Company’s deferred tax assets (liabilities) consisted of the following:

	2015	2014
Deferred tax asset:
Tax effect of:
Net operating loss carryforwards	$29,122,000	$26,754,000
Accrued expenses	87,000	105,000
Amortization of definite lived intangible assets	10,000	12,000
Non-qualified stock option compensation	315,000	113,000
Depreciation	72,000	97,000
Deferred revenue	880,000	930,000
Other	139,000	146,000
Patents	(23,000)	(77,000)
State net operating loss carryforwards, net of federal tax benefit	579,000	214,000
Research tax credit carryforwards	2,274,000	2,169,000
Total deferred tax assets	33,455,000	30,463,000
Valuation allowance	(33,455,000)	(30,463,000)
Net deferred tax assets	$-	$-

F-21

As of December 31, 2015, the Company had gross net operating loss (NOL) and research tax credit carryforwards of approximately $88.2 million and $1.6 million, respectively, for federal income tax purposes, expiring in varying amounts through the year 2035. Of the $88.2 million NOL carryforward, $2.5 million relates to stock-based compensation and has not been reflected in the deferred taxes and when the benefit of these losses, if any, is realized, the Company will credit additional paid in capital.

As of December 31, 2015, the Company had gross NOL and research tax credit carryforwards of approximately $11.0 million and $1.0 million for state income tax purposes, expiring in varying amounts through the year 2035.

The Company’s ability to use its NOL and tax credit carryforwards to reduce future taxes is subject to the restrictions provided by Section 382 of the Internal Revenue Code of 1986. These restrictions provide for limitations on the Company’s utilization of its NOL and tax credit carryforwards following a greater than 50% ownership change during the prescribed testing period. On March 5, 2003, the Company had such a change. As a result, all of the Company’s NOL carryforwards as of that date are limited as to utilization. The annual limitation may result in the expiration of certain of the carryforwards prior to utilization. In addition, the Company’s equity offerings, including those in 2013 and 2014, may have resulted in qualifying changes in ownership. A formal study, which the Company has not undertaken, is required to determine applicability of restrictions, and might indicate that the Company’s NOL carryforwards are subject to additional limitations on utilization.

The Company is subject to taxation in the United States and the Commonwealth of Massachusetts. As of December 31, 2015, tax years for 2012, 2013 and 2014 are subject to examination by the tax authorities. As of December 31, 2015 we are no longer subject to U.S. federal and state examinations by tax authorities for years before 2012.

The benefit for income taxes differs from the federal statutory rate due to the following:

	2015	2014
Tax at statutory rate	(34.0)%	(34.0)%
State taxes, net of federal benefit	0.0	0.0
Research and development credit	(1.3)	(1.4)
Share based payment expense	1.6	1.8
Other	0.7	1.5
Removal of deferred tax asset on federal net operating losses	0.0	0.0
Establishment of deferred tax asset on state net operating losses and state deferred taxes, net of federal income tax benefits	(4.9)	(3.8)
Change in valuation allowance	37.9	36.0
Effective tax rate	0.0%	0.0%

Note 14—Risks and Uncertainties

The Company develops genetic risk assessment tests and performs research for its own benefit. As of December 31, 2015, the Company has introduced four genetic risk assessment tests commercially. Commercial success of the Company’s genetic risk assessment tests will depend on their success as being deemed to be scientifically credible and cost-effective by consumers and the marketing success of the Company and its collaborative partners.

Research in the field of disease predisposing genes and genetic markers is intense and highly competitive. The Company has many competitors in the United States and abroad that have considerably greater financial, technical, marketing, and other resources available. If the Company does not discover disease predisposing genes or genetic markers and develop risk assessment tests and launch such services or products before its competitors, then the potential for significant revenues may be reduced or eliminated.

F-22

During the years ended December 31, 2015 and 2014, approximately 45% and 44%, respectively, of the Company’s revenue came from sales through our Merchant Network and Channel Partner Agreement with Amway Global, a subsidiary of Alticor, and 13% and 32%, respectively, of our revenue came from sales through ABG’s promotional product bundle program.

Note 15—Subsequent Event

Effective February 1, 2016, the Company entered into an agreement with Metagenics, Inc., pursuant to which the Company will provide genetic testing and patient education to Metagenics employees, as well as dental professional support to their dental providers.

F-23

INTERLEUKIN GENETICS, INC.

CONDENSED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,892,182	$4,706,018
Accounts receivable from related party	61,107	39,989
Trade accounts receivable	224,345	45,973
Inventory	90,705	124,583
Prepaid expenses	670,078	778,970
Total current assets	3,938,417	5,695,533
Fixed assets, net	598,880	643,900
Intangible assets, net	50,517	58,879
Other assets	28,001	93,208
Total assets	$4,615,815	$6,491,520
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$365,737	$408,374
Accrued expenses	366,908	497,688
Deferred revenue	2,875,299	3,238,541
Short term debt	1,833,333	1,333,333
Total current liabilities	5,441,277	5,477,936
Long Term Debt	2,933,131	3,474,984

Total Liabilities	8,374,408	8,952,920
Commitments and contingencies (Note 6)

Stockholders’ equity:
Common stock, $0.001 par value — 450,000,000 shares authorized; 172,953,440 and 172,887,221 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	172,955	172,889
Additional paid-in capital	126,574,513	126,354,036
Accumulated deficit	(130,506,061)	(128,988,325)
Total stockholders’ equity	(3,758,593)	(2,461,400)
Total liabilities and stockholders’ equity	$4,615,815	$6,491,520

The accompanying notes are an integral part of these financial statements.

F-24

INTERLEUKIN GENETICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

	(Unaudited)
	Three Months Ended March 31,
	2016	2015
Revenue:
Genetic testing	$262,469	$347,900
Other	698,449	55,312
Total revenue	960,918	403,212
Cost of revenue	526,946	331,041
Gross profit	433,972	72,171
Operating expenses:
Research and development	480,057	182,530
Selling, general and administrative	1,311,185	1,562,791
Amortization of intangibles	8,362	19,414
Total operating expenses	1,799,604	1,764,735
Loss from operations	(1,365,632)	(1,692,564)
Other income (expense):
Interest income	-	222
Interest expense	(113,750)	(112,500)
Interest expense Non-cash	(38,354)	(38,353)
Total other income (expense)	(152,104)	(150,631)
Loss before income taxes	(1,517,736)	(1,843,195)
Benefit for income taxes	-	-
Net loss	$(1,517,736)	$(1,843,195)

Basic and diluted net loss per common share	$(0.01)	$(0.01)
Weighted average common shares outstanding, basic and diluted	172,951,968	172,737,553

The accompanying notes are an integral part of these financial statements.

F-25

INTERLEUKIN GENETICS, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(Unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance as of December 31, 2015	-	$-	172,887,221	$172,889	$126,354,036	$(128,988,325)	$(2,461,400)
Net loss	-	-	-	-	-	(1,517,736)	(1,517,736)
Common stock issued:
Horizon Warrant	-	-	-	-	2,962	-	2,962
Employee stock purchase plan	-	-	66,219	66	3,245	-	3,311
Stock-based compensation expense	-	-	-	-	214,270	-	214,270
Balance as of March 31, 2016	-	$-	172,953,440	$172,955	$126,574,513	$(130,506,061)	$(3,758,593)

The accompanying notes are an integral part of these financial statements.

F-26

INTERLEUKIN GENETICS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,517,736)	$(1,843,195)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation and amortization	62,346	70,204
Amortization of loan issuance costs and fair value of warrants	26,315	23,354
Stock-based compensation expense	214,270	146,310
Changes in operating assets and liabilities:
Accounts receivable, net	(178,372)	1,334
Receivable from related party	(21,118)	(33,416)
Inventory	33,878	28,277
Prepaid expenses and other current assets	108,892	(97,691)
Accounts payable	(42,637)	132,078
Accrued expenses	(145,239)	(161,588)
Deferred revenue	(363,242)	(89,242)
Deferred liability	14,459	16,082
Net cash used in operating activities	(1,808,184)	(1,807,493)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital additions	(8,963)	(16,928)
Net cash used in investing activities	(8,963)	(16,928)
CASH FLOWS FROM FINANCING ACTIVITIES:
Private placement offering costs	-	(4,100)
Proceeds from employee stock purchase plan	3,311	5,481
Net cash provided by financing activities	3,311	1,381
Net increase (decrease) in cash and cash equivalents	(1,813,836)	(1,823,040)
Cash and cash equivalents, beginning of period	4,706,018	11,466,807
Cash and cash equivalents, end of period	$2,892,182	$9,643,767
Cash paid for interest	$113,750	$123,750

The accompanying notes are an integral part of these financial statements.

F-27

INTERLEUKIN GENETICS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2016

(UNAUDITED)

Note 1—Basis of Presentation

Interleukin Genetics, Inc. (“the Company”) develops genetic tests for sale into the emerging personalized health market and performs testing services that can help individuals improve and maintain their health through preventive or therapeutic measures. The Company’s principal operations and markets are located in the United States.

The accompanying condensed financial statements include the accounts of the Company as of March 31, 2016 and December 31, 2015 and for the three months ended March 31, 2016 and March 31, 2015.

The financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial reporting. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. These unaudited condensed financial statements, which in the opinion of management reflect all adjustments (including normal recurring adjustments) necessary for a fair presentation, should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Operating results are not necessarily indicative of the results that may be expected for any future interim period or for the entire 2016 fiscal year.

For information regarding our critical accounting policies and estimates, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” contained in our Annual Report on Form 10-K for the year ended December 31, 2015 and Note 3 to our condensed financial statements contained herein.

Note 2—Operating Matters and Liquidity

The Company has experienced net operating losses since its inception through March 31, 2016. The Company had net losses of $7.9 million and $6.3 million for the years ended December 31, 2015 and 2014, respectively, and $1.5 million for the three months ended March 31, 2016, contributing to an accumulated deficit of $130.5 million as of March 31, 2016.

The Company continues to take steps to reduce genetic test processing costs. Cost savings are primarily achieved through test process improvements. Management believes that the current laboratory space is adequate to process high volumes of genetic tests.

On December 23, 2014, the Company entered into a Securities Purchase Agreement (the “2014 Purchase Agreement”) with various accredited investors (the “2014 Investors”), pursuant to which the Company sold to the 2014 Investors in a private placement transaction (the “December 2014 Private Placement”) an aggregate of 50,099,700 shares of common stock at a price of $0.1003 per share for gross proceeds of approximately $5.025 million. The 2014 Investors also received warrants to purchase up to an aggregate of 50,099,700 shares of common stock an exercise price of $0.1003 per share (the “2014 Warrants”). The 2014 Warrants are all currently exercisable and have a term of seven years.

On December 23, 2014, the Company entered into a Venture Loan and Security Agreement (the “Loan Agreement”) with Horizon Technology Finance Corporation (the “Lender”) under which the Company has borrowed $5.0 million. The loan bears interest at a floating rate equal to the One Month LIBOR Rate (with a floor of 0.50%) plus 8.50%. In the event that the One Month LIBOR Rate, as reported in the Wall Street Journal, exceeds 0.50%, the interest rate will be adjusted by an amount equal to the difference between such rates at the end of that particular month. At March 31, 2016, the rate was 9.0% per annum. The loan is to be repaid in forty-five (45) monthly payments consisting of fifteen (15) monthly payments of only interest followed by thirty (30) equal monthly payments of principal and interest. In addition, at the end of the repayment term (or at early termination of the loan) a final payment equal to 4.5% of the loan will be due and payable. The Company’s obligations under the Loan Agreement are secured by a first priority security interest in substantially all of its assets other than its intellectual property. The Company has also agreed not to pledge or otherwise encumber its intellectual property assets, subject to certain exceptions. In connection with the Loan Agreement, the Company issued to the Lender and its affiliates warrants to purchase a total of 2,492,523 shares of common stock at an exercise price of $0.1003 per share, which the Company refers to herein as the Lender Warrants. The Lender Warrants have a term of ten (10) years.

F-28

The Company’s financial statements have been prepared assuming that it will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertain realization. The Company expects to incur additional losses in 2016 and, accordingly, is dependent on financings and potential revenue to fund its operations and support the market adoption of the PerioPredict test. The timing of any revenues that the Company may receive from the PerioPredict test is uncertain at this time, and is contingent upon a number of factors, including the Company’s ability to consummate arrangements with partners to promote the PerioPredict test, the Company’s partners’ ability to develop insurance plans that provide for use of the PerioPredict test and reimbursement of the test and to develop a viable market for such plans, and the timing of utilization of the PerioPredict test pursuant to such plans, or other possible arrangements. The Company expects to have the cash resources necessary to support the further commercialization of the PerioPredict test for at least into the second half of 2016.

The ability of the Company to realize the carrying value of its fixed assets and intangible assets is especially dependent on management’s ability to successfully execute on its plan. The Company needs to generate additional funds in order to meet its financial obligations. If it is unsuccessful in doing so, the Company may not be able to realize the carrying value of its fixed assets and intangible assets.

Note 3—Summary of Significant Accounting Policies

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reported periods. Actual results could differ from those estimates. The Company’s most critical accounting policies are more fully discussed in these notes to the financial statements.

Revenue Recognition

Revenue from genetic testing services is recognized when there is persuasive evidence of an arrangement, service has been rendered, the sales price is determinable and collectability is reasonably assured. Service is deemed to be rendered when the results have been reported to the individual who ordered the test. For the three months ended March 31, 2016, the Company recognized $262,000 of revenue associated with genetic testing compared to $348,000 for three months ended March 31, 2015. To the extent that tests have been prepaid but results have not yet been reported, recognition of all related revenue is deferred. As of March 31, 2016 and December 31, 2015, the Company had deferred revenue of $2.9 million and $3.2 million, respectively. Included in deferred revenue at March 31, 2016 is $2.6 million for kits that are still outstanding one year or longer after initial kit sale, of which $0.25 million was sold directly to consumers (credit card payments) and $2.3 million was sold to distributors for a promotional bundle. Beginning in September 2012 and again in 2013, Access Business Group LLC (“ABG”), an affiliate of Alticor, Inc., a related party (“Alticor”), placed purchase orders totaling approximately $3.3 million consisting of Weight Management test kits. The kits are included as part of a promotional bundle of products that Amway sold to their Individual Business Owners (IBOs).

F-29

The Company recognizes breakage revenue related to genetic test kits utilizing the remote method. Under the remote method, breakage revenue should be recognized when the likelihood of the customer exercising rights of redemption becomes remote. The term remote requires statistical analysis of customer redemption patterns for all tests sold and returned. The Company analyzed redemption patterns from 2009 through 2015 and determined the period of time after which the likelihood of test redemption was remote was three years after the sale of a genetic test kit. Included in genetic test revenue in the three months ended March 31, 2016 is $61,000 of breakage revenue related to unredeemed genetic test kits sold in the first three months of 2013, compared to genetic test revenue in the three months ended March 31, 2015 of $76,000 related to unredeemed genetic test kits sold in the first three months of 2012. The Company expects to continue to recognize breakage revenue and the corresponding deferred cost of goods on a quarterly basis based on the historical analysis.

Sales Commission

On October 26, 2009, the Company entered into a Merchant Network and Channel Partner Agreement with Amway Corp., d/b/a/ Amway Global (“Amway Global”), a subsidiary of Alticor. Pursuant to this Agreement, Amway Global sells the Company’s Inherent Health brand of genetic tests through its e-commerce website via a hyperlink to our e-commerce site. The Company accounts for sales commissions due to Amway Global under the Merchant Network and Channel Partner Agreement in accordance with SEC Staff Accounting Bulletin (“SAB”) 104. Commissions are recorded as an expense at the time they become due which is at the point of sale. The cost of commissions was $67,000 and $88,000 for the three months ended March 31, 2016 and 2015, respectively.

Accounts Receivable

Accounts receivable is stated at estimated net realizable value, which is generally the invoiced amount less any estimated discount related to payment terms. The Company offers its commercial genetic test customers a 2% cash discount if payment is made by bank wire transfer within 10 days of the invoice date. No accounts receivable reserve is required at March 31, 2016 as all accounts receivable are expected to be collected.

Inventory

Inventory is carried at lower of cost (first-in, first-out method) or market and no inventory reserve was deemed necessary at December 31, 2015 or March 31, 2016. As the Company does not manufacture any products, no overhead costs are included in inventory. The Company has contracted with a fulfillment provider to supply its PerioPredict genetic tests kits to dental offices. The agreement with the fulfillment provider requires the provider to purchase and fulfill all materials related to the genetic test kit and delivery, with the Company’s approval. The Company pays for materials and fulfillment charges when the product is shipped. During the three months ended March 31, 2015, the Company purchased $33,000 of inventory related to its PerioPredict test. The balance of our inventory is related to our Inherent Health brand and is stored at a different fulfillment provider. Any kit components held at a fulfillment center are reflected in inventory.

Inventory consisted of the following:

	March 31, 2016	December 31, 2015

Raw materials	$79,503	$112,372
Finished goods	11,202	12,211
Total inventory, net	$90,705	$124,583

F-30

Stock-Based Compensation

The Company accounts for stock-based compensation expense in accordance with FASB ASC 718, Compensation – Stock Compensation. The standard addresses all forms of share-based payment (SBP) awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. We expense SBP awards within compensation cost for SBP transactions measured at fair value. Compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the effective date shall be recognized as the requisite service is rendered on or after the effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated under the Black-Scholes option pricing model. Common stock purchased pursuant to our employee stock purchase plan will be expensed based upon the fair market value in excess of purchase price.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized.

Significant management judgment is required in determining the Company’s provision (benefit) for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. The Company has recorded a full valuation allowance against its deferred tax assets of approximately $33.9 million as of March 31, 2016, due to uncertainties related to its ability to utilize these assets. The valuation allowance is based on management’s estimates of taxable income by jurisdiction in which the Company operates and the period over which the deferred tax assets will be recoverable. In the event that actual results differ from these estimates or management adjusts these estimates in future periods, the Company may need to adjust its valuation allowance, which could materially impact its financial position and results of operations.

As a result of the Company’s change in its capital structure during the quarters ended June 30, 2013 and December 31, 2014, the Company may have undergone IRC section 382 ownership changes which would limit its ability to realize the benefit of its tax attributes (i.e., federal/state net operating losses and research and development credits) during their respective carry forward periods. The Company has not performed an analysis to determine the extent of such limitations, if any.

The Company reviews its recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. The Company reviews all material tax positions for all years open to statute to determine whether it is more likely than not that the positions taken would be sustained based on the technical merits of those positions. The Company did not recognize any adjustments for uncertain tax positions as of and during the three months ended March 31, 2016.

Research and Development

Research and development costs are expensed as incurred.

Basic and Diluted Net Loss per Common Share

The Company applies the provisions of FASB ASC 260, Earnings per Share, which establishes standards for computing and presenting earnings per share. Basic and diluted net loss per share was determined by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is the same as basic net loss per share for all the periods presented, as the effect of the potential common stock equivalents is anti-dilutive due to the loss in each period. Potential common stock equivalents excluded from the calculation of diluted net loss per share are as follows:

F-31

	As of March 31,
	2016	2015
Options outstanding	22,089,527	8,052,900
Warrants outstanding	88,301,079	88,301,079
Total	110,390,606	96,353,979

Fair Value of Financial Instruments

The Company, using available market information, has determined the estimated fair values of financial instruments. The stated values of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short term nature of these instruments. The fair value of warrants is calculated using the Black-Scholes pricing model.

Cash and Cash Equivalents

The Company maintains its cash and cash equivalents with a domestic financial institution that the Company believes to be of high credit standing. The Company believes that, as of March 31, 2016, its concentration of credit risk related to cash and cash equivalents was not significant. Cash and cash equivalents are available on demand and are generally in excess of FDIC insurance limits.

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining term of the lease.

Assets that have not yet been placed in service, have the costs incurred presented as part of Projects in Progress. Once the asset has been placed in service, the related costs are transferred to the appropriate category and depreciation commences. There are no items in Projects in Process for the three months ended March 31, 2016.

Segment Reporting

As of March 31, 2016 and 2015, the Company has one segment, the genetic test business. The Company develops genetic tests for sale into the emerging personalized health market and performs testing services that can help individuals improve and maintain their health through preventive measures. The Company’s principal operations and markets are located in the United States.

Recent Accounting Pronouncements

 FASB ASC 606 ASU 2014-09 - Revenue from contracts with customers.

In May 2014, the FASB issued amended guidance on contracts with customers to transfer goods or services or contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards (e.g., insurance contracts or lease contracts). The guidance requires an entity to recognize revenue on contracts with customers to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance requires that an entity depict the consideration by applying the following five steps:

•	Identify the contract(s) with a customer.
•	Identify the performance obligations in the contract.
•	Determine the transaction price.
•	Allocate the transaction price to the performance obligations in the contract.
•	Recognize revenue when (or as) the entity satisfies a performance obligation.

F-32

The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. This amendment is to be either retrospectively adopted to each prior reporting period presented or retrospectively with the cumulative effect of initially applying this ASU recognized at the date of initial application.

In April, 2015 the FASB voted to defer the required implementation date of ASU 2014-09 to December 2017. Public companies may elect to adopt the standard along the original timeline. We are evaluating the impact of the adoption of this guidance to determine whether or not it has a material impact on the Company's financial statements.

FASB ASC 606 ASU 2014-15 - Presentation of Financial Statements—Going Concern (Subtopic 205-40); Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.

In August 2014, the FASB issued ASU No. 2014-15, which applies should a company be facing probable liquidation within one year of the issuance of the financial statements, but is not actually in liquidation at the time of issuance.  The applicable basis for presentation remains as a going concern, but if liquidation within one year is probable, then certain disclosures must be included in the financial statement presentation.  ASU 2014-15 is effective for annual and interim periods beginning after December 15, 2016, with early adoption permitted. We are evaluating the impact of ASU 2014-15 on our financial disclosures, but are not electing early adoption at this time.

FASB ASU No. 2015-17 - Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.

In November 2015, the FASB issued ASU No. 2015-17, which simplifies the presentation of deferred income taxes. ASU 2015-17 requires that deferred tax assets and liabilities be classified as noncurrent in a classified statement of financial position. ASU 2015-17 is effective for financial statements issued for fiscal years beginning after December 15, 2016 with early adoption permitted. ASU 2015-17 may be either applied prospectively to all deferred tax assets and liabilities or retrospectively to all periods presented.  The Company is currently evaluating the impact of ASU 2015-07 on its consolidated financial statements.

FASB ASU 2016-02 - Leases (Topic 842).

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (Topic 842). The updated standard aims to increase transparency and comparability among organizations by requiring lessees to recognize lease assets and lease liabilities on the balance sheet and requiring disclosure of key information about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2016-02 on its consolidated financial statements.

FASB ASU No. 2016-09, - Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

In March 2016, the FASB issued ASU No. 2016-09. The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and forfeitures. ASU 2016-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is permitted. The Company is currently evaluating the impact of ASU 2016-09 on its consolidated financial statements.

Note 4—Related Party Transactions

Since March 2003, the Company has maintained a broad strategic alliance with several affiliates of the Alticor Inc. family of companies, a related party. The alliance initially included an equity investment, a multi-year research and development agreement, a licensing agreement with royalties on marketed products, the deferment of outstanding loan repayment and the refinancing of bridge financing obligations.

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On October 26, 2009, the Company entered into a Merchant Network and Channel Partner Agreement with Amway Corp., d/b/a/ Amway Global (“Amway Global”), a subsidiary of Alticor. Pursuant to this Agreement, Amway Global sells the Company’s Inherent Health brand of genetic tests through its e-commerce website via a hyperlink to our e-commerce site. We paid Amway Global $67,000 and $88,000 in commissions for the three months ended March 31, 2016 and 2015, respectively, representing a percentage of net sales to their customers. The Company expenses commissions owed to Amway Global in the month of sale to the customer.

Beginning in September 2012 and again in 2013, Access Business Group LLC (“ABG”), an affiliate of Alticor placed purchase orders totaling approximately $3.3 million consisting of Weight Management test kits. The kits are included as part of a promotional bundle of products that Amway sells to their Individual Business Owners (IBOs). Of the $3.3 million in orders, $1.5 million was received for the 2013 program and $1.8 million for the 2014 program. As a component of the 2013 promotional program, and not reflective of actual product expiry, the kits were required to be redeemed by December 31, 2013. In February 2014, the Company removed the redemption date requirement for the 2013 promotional program, for which ABG paid the Company $519,000 as a retrospective increase in the product purchase price. All cash received related to the 2013 promotional program, including the $519,000, will be treated as deferred revenue until kits are returned for processing or the breakage analysis determines the probability of eventual redemption is remote. In October 2014, the Company received $250,000 as a retrospective increase in the product purchase price for unsold kits as consideration for extending the required redemption date of the 2014 promotional program to December 31, 2017. All cash received for these kits will be treated as deferred revenue until specific kits are returned for processing or on the final allowed redemption date of December 31, 2017.

On September 21, 2012, the Company entered into a License Agreement with Access Business Group International LLC (“ABGI”), an affiliate of Alticor. Pursuant to the License Agreement, the Company has granted ABGI and its affiliates a non-exclusive license to use the technology related to Interleukin’s Weight Management genetic test and to sell the Weight Management test in Europe, Russia and South Africa (the “Territories”). ABGI, or a laboratory designated by ABGI, will be responsible for processing the tests, and the Company will receive a royalty for each test sold, which royalty will increase if certain pending patent applications are issued. The License Agreement has an initial term of five years from the date of first commercial sale of the Weight Management test under the agreement which was in June 2013. Thereafter, the term will automatically renew for additional one-year periods unless at least 60 days prior notice is delivered by either party. During the three months ended March 31, 2016 and March 31, 2015, $59,000 and $54,000, respectively, related to license fees was earned.

In connection with the execution of the License Agreement, the Company and ABGI also entered into a Professional Services Agreement (the “PSA”) pursuant to which the Company has agreed to provide services to ABGI in connection with its sale and processing of the tests within the Territories. No fees were earned in the three months ended March 31, 2016 or March 31, 2015.

For the three months ended March 31, 2016 and 2015, approximately 14% and 56%, respectively, of our revenue came from sales through our Merchant Network and Channel Partner Agreement with Amway Global, and 3% and 14%, respectively, of our revenue came from sales through ABG’s promotional product bundle program.

On February 25, 2013, the Company entered into a Preferred Participation Agreement with Renaissance Health Services Corporation (“RHSC”), for itself and on behalf of certain of its affiliates and subsidiaries. This agreement was amended and restated on November 1, 2013. RHSC is a related party through its affiliation with Delta Dental of Michigan, Inc. (“DDMI”), a stockholder of the Company. Pursuant to this agreement, as amended, affiliates of RHSC agreed to reimburse the Company a fixed price for each PerioPredict genetic test that the Company processed for a customer of affiliates of RHSC. This amended agreement had a term of three years beginning February 25, 2013, unless terminated earlier (1) upon the mutual written agreement of us and RHSC, (2) if either party becomes the subject of bankruptcy, insolvency, liquidation or other similar proceedings, or (3) in the event of an uncured breach of the amended agreement by either party. This agreement terminated on February 25, 2016 and a revised agreement was executed in April 2016.

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Note 5—Debt Instruments

Venture Loan and Security Agreement

On December 23, 2014, the Company entered into the Loan Agreement with Horizon Technology Finance Corporation (the “Lender”) under which the Company has borrowed $5.0 million. The loan bears interest at a floating rate equal to the One Month LIBOR Rate (with a floor of 0.50%) plus 8.50%. In the event that the One Month LIBOR Rate, as reported in the Wall Street Journal, exceeds 0.50%, the interest rate will be adjusted by an amount equal to the difference between such rates at the end of that particular month. At March 31, 2016, the rate was 9.0% per annum. The loan is to be repaid in forty-five (45) monthly payments consisting of fifteen (15) monthly payments of only interest followed by thirty (30) equal monthly payments of principal and interest. In addition, at the end of the repayment term (or at early termination of the loan) a final payment equal to 4.5% of the loan will be due and payable. The Company’s obligations under the Loan Agreement are secured by a first priority security interest in substantially all of its assets other than its intellectual property. The Company has also agreed not to pledge or otherwise encumber its intellectual property assets, subject to certain exceptions. In connection with the Loan Agreement, the Company issued to the Lender and its affiliates warrants to purchase a total of 2,492,523 shares of common stock at an exercise price of $0.1003 per share, which the Company refers to herein as the Lender Warrants. The Lender Warrants have a term of ten (10) years.

Additionally, $88,918 in cash fees paid to the Lender and $261,386, the intrinsic value of the Lender Warrants, were recorded as a discount on the loan and subsequently are amortized over the term of the loan in the Company’s Condensed Statements of Operations. The final non-principal payment of $225,000 will be accrued as additional interest expense, using the effective interest method, over the term of the loan. As of March 31, 2016, the unamortized discount associated with the loan was $234,000. Cash interest expense for the three months ended March 31, 2016 and 2015 was $114,000 and $113,000, respectively. Non-cash interest expense was $38,000 for both the three months ended March 31, 2016 and 2015.

Note 6—Commitments and contingencies

Operating Lease

The Company leases its office and laboratory space under a non-cancelable operating lease which was originally scheduled to expire on March 31, 2014. In May 2010, the Company completed a sublease of 6,011 square feet of underutilized office and laboratory space and on March 31, 2014, the sublease expired. On February 7, 2014, the Company entered into the Second Amendment to Commercial Lease which, among other things a) extended the term of the lease from March 31, 2014 to March 31, 2017; b) reduced the 19,000 square feet, the amount of space under the master lease, by approximately 6,011 square feet, to approximately 13,000 square feet, which is the amount of space the Company currently occupies; and, c) set an initial base rent with an escalation of 2.06% of base rent in year two and another 2.06% in year three.

Rent expense, was $84,000 and $80,000 for the three months ended March 31, 2016 and 2015, respectively.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on its financial condition, results of operations or cash flows.

Employment Agreements

Kenneth S. Kornman, DDS, Ph.D.

In January 2016, Dr. Kornman was granted an option to purchase 400,000 shares of the Company’s common stock. This option has an exercise price of $0.05 per share. The option vests as to 1/48 of the shares at the beginning of each month beginning on February 1, 2016.

F-35

Scott Snyder

On December 26, 2012, the Company entered into an employment agreement with Scott Snyder for the position of Chief Marketing Officer beginning on January 2, 2013. Mr. Snyder’s employment with the Company terminated effective November 13, 2015. The Company will pay an amount equal to six months of his base salary in effect at the time of the termination with such payment made in equal installments on the Company’s regularly-scheduled payroll dates. All stock options granted to Mr. Snyder expired unexercised as of February 11, 2016.

Bonus Plan

On February 26, 2014, the Compensation Committee approved an Employee Bonus Plan (the “Employee Bonus Plan”) that replaced the bonus plan approved on December 21, 2012. Under the Employee Bonus Plan, bonuses may be awarded upon the achievement of corporate goals, however, the Compensation Committee has absolute discretion as to whether bonuses will be awarded and the size of any bonus, notwithstanding whether any such corporate goals are met. Bonus accruals totaling $166,000 were recorded in 2015 in accrued expenses on the balance sheet. In January 2016, the Board of Directors approved the 2015 bonus disbursement for that amount, which occurred in February 2016.

Note 7—Capital Stock

Authorized Preferred and Common Stock

As of March 31, 2016, the Company has 6,000,000 shares of preferred stock, par value $0.001 authorized and 450,000,000 shares of common stock, par value $0.001 authorized. As of March 31, 2016 the Company has 172,953,440 shares of common stock outstanding and the following shares of common stock are reserved for issuance:

	Reserved for issuance	Strike Price	Expiry

Shares reserved under outstanding stock options and options available for grant	52,107,279
Rights associated with Employee Stock Purchase Plan	233,854
Warrants to purchase common stock associated with December 2014 private placement	50,189,431	$0.1003	Dec 23, 2021
Warrants to purchase common stock associated with December 2014 venture loan and security agreement	2,492,523	$0.1003	Dec 23, 2024
Warrants to purchase common stock associated with September 2014 consulting agreement with Danforth Advisors	100,000	$0.2500	Sep 8, 2024
Outstanding warrants issued in June 2012	437,158	$0.2745	Jun 29, 2017
Outstanding warrants issued in May 2013, vesting May 2013	20,655,737	$0.2745	May 17, 2020
Outstanding warrants issued in May 2013, vesting August 2013	14,426,230	$0.2745	Aug 9, 2020
Total common shares reserved for issuance at March 31, 2016	140,642,212
Total common shares issued and outstanding at March 31, 2016	172,953,440
Total common shares outstanding and reserved for issuance at March 31, 2016	313,595,652

F-36

On May 17, 2013, the Company entered into a Common Stock Purchase Agreement (the “2013 Purchase Agreement”) with various accredited investors (the “2013 Investors”), pursuant to which the Company sold securities to the 2013 Investors in a private placement transaction (the “May 2013 Private Placement”). In the May 2013 Private Placement, the Company sold an aggregate of 43,715,847 shares of its common stock at a price of $0.2745 per share for gross proceeds of $12,000,000. The 2013 Investors also received warrants to purchase up to an aggregate of 32,786,885 shares of common stock at an exercise price of $0.2745 per share (the “2013 Warrants”). The 2013 Warrants were immediately exercisable as to 63% of the shares issuable thereunder. The remaining 37% of the shares issuable under the 2013 Warrants were to become exercisable upon an increase in the number of authorized shares of common stock. On August 9, 2013, the Company’s shareholders’ approved an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 300,000,000 shares, which provided for adequate authorized shares for all potential common stock equivalents issued pursuant to the May 2013 Private Placement. The 2013 Warrants are all currently exercisable and have a term of seven years from the date they became exercisable.

For its services in this transaction, the placement agent received cash compensation in the amount of approximately $780,000 and the placement agent and an affiliate received warrants to purchase an aggregate of 2,295,082 shares of common stock, at an exercise price of $0.2745 per share (the “2013 Placement Agent Warrants”). The 2013 Placement Agent Warrants became exercisable on August 9, 2013, following shareholder approval of an increase in the Company’s authorized shares of common stock and expire August 9, 2020. The cash compensation and the fair value of the warrants were recorded as issuance costs resulting in a reduction to shareholders’ equity.

In connection with the May 2013 Private Placement, all preferred stockholders converted their shares of Preferred Stock to common stock resulting in the issuance of 39,089,161 shares of common stock (the “2013 Preferred Conversion”) and $14,316,255 in principal amount of outstanding convertible debt held by a related party was converted into 2,521,222 shares of common stock (the “2013 Debt Conversion”).

In September, 2014, the Company issued warrants to the Company’s financial consultant, Danforth Advisors, to purchase up to 100,000 shares of common stock at a price of $0.25 per share. The warrants have a ten (10) year term and vest on a monthly basis over two years, provided that, if the Company terminates the agreement without cause before the one year anniversary, 50% of the warrants immediately vest, and if the Company terminates the agreement without cause on extension after one year, the remaining 50% of the warrants immediately vest. The warrant will also become exercisable in full upon a change of control of the Company if the agreement is still in effect. The fair value of the warrants at issuance was recorded as equity totaling $24,000 and will be amortized to consulting fees over the remaining service requirement. The non-cash compensation expense was $3,000 for the three months ended March 31, 2016 and 2015.

On December 23, 2014, the Company entered into a Securities Purchase Agreement (the “2014 Purchase Agreement”) with various accredited investors (the “2014 Investors”), pursuant to which it sold to the 2014 Investors in a private placement transaction (the “December 2014 Private Placement”) an aggregate of 50,099,700 shares of common stock at a price of $0.1003 per share for gross proceeds of approximately $5.025 million. The 2014 Investors also received warrants to purchase up to an aggregate of 50,099,700 shares of common stock an exercise price of $0.1003 per share (the “2014 Warrants”). The 2014 Warrants are all currently exercisable and have a term of seven years.

F-37

For services related to this transaction, the placement agent and legal counsel received an aggregate of $218,000 in cash fees and the placement agent received warrants to purchase an aggregate of 89,731 shares of common stock (“2014 Placement Agent Warrants”). The cash fees and the fair value of the 2014 Placement Agent Warrants were recorded as equity issuance costs resulting in a reduction to shareholders’ equity.

The 2014 Warrants and the 2014 Placement Agent Warrants were recorded as equity at fair value on the date of issuance. Fair value of the 2014 Warrants was calculated using the following inputs in a Black-Scholes model:

December 23, 2014
Risk-free interest rate	1.98%
Expected life	7 years
Expected volatility	138.4%
Dividend yield	0%

On the close date of the 2014 Purchase Agreement, the fair value of the 2014 Warrants was $5.2 million, and the fair value of the 2014 Placement Agent Warrants was $9,000.

Registration Rights Agreements

In connection with the May 2013 Private Placement, on May 17, 2013, the Company also entered into a Registration Rights Agreement with the 2013 Investors and others, pursuant to which the Company was required to file a registration statement on Form S-1 within 45 days of May 17, 2013 to cover the resale of (i) the shares of common stock sold to the 2013 Investors and the shares of common stock underlying the 2013 Warrants, (ii) the shares of common stock issued pursuant to the 2013 Preferred Conversion and the 2013 Debt Conversion, and (iii) the shares of common stock underlying the 2013 Placement Agent Warrants. The Company filed the registration statement on July 1, 2013, and it was declared effective on August 8, 2013.

In connection with the December 2014 Private Placement, on December 23, 2014, the Company also entered into a Registration Rights Agreement with the 2014 Investors and the placement agent, pursuant to which the Company was required to file a registration statement on Form S-1 within 45 days of December 23, 2014 to cover the resale of (i) the shares of common stock sold to the 2014 Investors and the shares of common stock underlying the 2014 Warrants and (ii) the shares of common stock underlying the 2014 Placement Agent Warrants. The Company filed the registration statement on February 6, 2015, and it was declared effective on March 31, 2015.

Venture Loan and Security Agreement

On December 23, 2014, the Company entered into the Loan Agreement with Horizon Technology Finance Corporation under which the Company has borrowed $5.0 million. In connection with the Loan Agreement, the Company issued to the Lender and its affiliates Lender Warrants to purchase a total of 2,492,523 shares of common stock at an exercise price of $0.1003 per share. The Lender Warrants have a term of ten (10) years.

The Lender Warrants were recorded as equity at fair value on the date of issuance. Fair value of the Lender Warrants was calculated using the following inputs in a Black-Scholes model:

December 23, 2014
Risk-free interest rate	2.17%
Expected life	10 years
Expected volatility	121.6%
Dividend yield	0%

The fair value of the Lender Warrants at issuance was $261,000. Cash interest paid during the three months ended March 31, 2016 and 2015 totaled $114,000 and $113,000, respectively. Non-cash interest related to debt discounts was $38,000 for the three months ended March 31, 2016 and 2015, with a remaining debt discount balance of $234,000.

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Note 8—Stock-Based Compensation Arrangements

Total stock-based compensation is as follows:

	Three Months Ended March 31,
	2016	2015
Stock option grants beginning of period	$210,340	$98,440
Stock-based arrangements during the period:
Stock option grants	3,367	47,048
Restricted stock issued:
Employee stock purchase plan	563	822
	$214,270	$146,310

Stock option and restricted stock grants

The following table details stock option activity:

	Three Months Ended March 31, 2016
	Shares	Weighted Average Exercise Price
Outstanding, beginning of period	21,657,776	$0.21
Stock options granted	1,185,400	0.05
Cancelled/Expired	(753,649)	0.33
Outstanding, end of period	22,089,527	$0.20
Exercisable, end of period	3,329,168	$0.37

As of March 31, 2016 and 2015, there was approximately $2.1 million and $1.4 million, respectively, of total unrecognized compensation related to non-vested share-based compensation arrangements granted under the Company’s stock plans.

Restricted Stock Awards

At March 31, 2016 and 2015, there were no outstanding restricted stock awards.

Stock Option Grants

On August 9, 2013, the Company’s shareholders’ approved the 2013 Employee, Director and Consultant Equity Incentive Plan (the “2013 Plan”). The 2013 Plan allows for the issuance of up to 8,860,000 additional shares of our common stock pursuant to awards granted under the 2013 Plan. Additionally, the 2013 plan allows for the issuance of up to a maximum of 2,435,500 additional shares of our common stock, pursuant to the cancellation, forfeiture, or expiry, of awards granted under the 2004 Employee, Director and Consultant Stock Plan and terminated on or after the 2013 Plan approval on August 9, 2013. On July 21, 2015, the Company’s stockholders approved an amendment to the 2013 Plan to increase the number of shares of common stock available for issuance thereunder by 30,000,000 shares. During the three month period ended March 31, 2016, the Company granted 1,185,400 stock options under the 2013 Plan. At March 31, 2016, the Company had an aggregate of 30,017,752 shares of common stock available for grant under the 2013 Plan.

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Pursuant to his Employment Agreement, on April 6, 2015, Mr. Carbeau was granted options to purchase up to 14,245,227 shares of Interleukin’s common stock at an exercise price of $0.1525 per share (the closing price of the common stock on April 6, 2015). Of those options, 2,622,948 were granted under the 2013 Plan and 11,622,279 were granted outside of the 2013 Plan. The options will vest as to 25% of the shares on April 6, 2016, and as to an additional 2.083% of the shares on the last day of each successive month thereafter, provided that he remains employed by Company on the vesting date.

It is the Company’s policy to grant stock options with an exercise price equal to the fair market value of the Company’s common stock at the grant date, and stock options to employees generally vest over four years based upon continuous service. Historically, the majority of the Company’s stock options have been granted in connection with the employee’s start date with the Company. In addition, the Company may grant stock options in recognition of promotion and/or performance.

Employee Stock Purchase Plan

Purchases made under the Company’s Employee Stock Purchase Plan are deemed to be compensatory because employees may purchase stock at a price equal to 85% of the fair market value of the Company’s common stock on either the first day or the last day of a calendar quarter, whichever is lower. During the three months ended March 31, 2016 and 2015, employees purchased 66,219 and 54,820 shares, respectively, of common stock at a weighted-average purchase price of $0.05 and $0.10, respectively, while the weighted-average market value was $0.06 and $0.12 per share, respectively, resulting in compensation expense of $563 and $822, respectively.

Note 9—Industry Risk and Concentration

The Company develops genetic risk assessment tests and performs research for its own benefit. As of March 31, 2016, the Company sells five genetic risk assessment tests. Commercial success of the Company’s genetic risk assessment tests will depend on their success at being deemed to be scientifically credible and cost-effective by consumers and the marketing success of the Company and its collaborative partners.

Research in the field of disease predisposing genes and genetic markers is intense and highly competitive. The Company has many competitors in the United States and abroad that have considerably greater financial, technical, marketing, and other resources available. If the Company does not discover disease predisposing genes or genetic markers and develop risk assessment tests and launch such services or products before its competitors, then the potential for significant revenues may be reduced or eliminated.

During the three months ended March 31, 2016 and 2015, approximately 14% and 56%, respectively, of the Company’s revenue came from sales through the Merchant Network and Channel Partner Agreement with Amway Global, and 3% and 14%, respectively, of the Company’s revenue came from sales through ABG’s promotional product bundle program.

Note 10—Subsequent Events

On April 5, 2016, the Company announced the results of discussions with the U.S. Food and Drug Administration (FDA) in response to an Untitled Letter issued by the FDA on November 4, 2015 and a meeting on February 3, 2016 with personnel within the FDA’s Office of In Vitro Diagnostics and Radiological Health (OIR) to discuss the Company’s written response to OIR with respect to the Untitled Letter. OIR personnel recently confirmed that PerioPredict is a laboratory developed test (LDT) currently subject to FDA enforcement discretion and may continue to be marketed without prior marketing authorization at this time. OIR personnel also acknowledged that the Company does not currently offer a test for osteoarthritis, about which the OIR had inquired in the Untitled Letter.

F-40

The Company’s Bone Health and Heart Health tests, which are part of the Inherent Health line of tests, will be transitioned from a direct-to-consumer (DTC) distribution channel to a distribution model under which a licensed healthcare provider orders tests and oversees any resulting change in care. Following further discussions with the FDA personnel, these two tests will be available through the Company’s DTC retail channels until May 22, 2016, at which time they will no longer be available unless requested by an authorized healthcare provider. Any Heart Health and Bone Health tests purchased through retail channels prior to that date will be processed through September 19, 2016. After these dates, the tests will only be made available to and processed for a licensed healthcare provider. We continue discussions with the FDA to determine appropriate next steps, if any, for our Weight Management test.

On April 20, 2016, the Company entered into an agreement with Reimbursement Specialists Inc. (“RSI”), a Comprehensive Benefit Administrators (“CBA”) company, to include coverage for PerioPredict as part of its Freedom Dental Plan.

On April 26, 2016, the Company received a notice of allowance for a patent by the United States Patent and Trademark Office (USPTO) for an application covering the Company’s PerioPredict Genetic Risk Test. The application, entitled “Method for Determining Severity and Progression of Periodontal Disease,” has allowed claims covering methods of determining a subject’s genotype to ascertain their risk of developing severe periodontal disease and the treatment of those at risk to slow the progression of the disease.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable by the Company in connection with the registration and sale of the common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$	*
Printing expense		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous Fees		*
Total	$	*

* To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Pursuant to Section 145 of the Delaware General Corporation Law (the “DGCL”), our amended and restated bylaws provide that each director or officer of Interleukin Genetics, who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Interleukin Genetics, or is or was serving at the request of Interleukin Genetics as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by Interleukin Genetics to the fullest extent authorized by the DGCL.

Pursuant to Section 102(b)(7) of the DGCL, Article 6, Section 8 of our certificate of incorporation, as amended, eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;
•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law; and
•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we have entered into indemnification agreements with our directors and officers.

The foregoing discussion of our certificate of incorporation, bylaws and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws or law.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2013, we have offered, issued and/or sold the following securities, which were not registered under the Securities Act of 1933, as amended:

1.	We have granted options to purchase an aggregate of 23,604,827 shares of our common stock, $0.001 par value per share (the “Common Stock”), to certain of our employees and directors, at a weighted average exercise price of $0.2141 per share.
2.	On May 17, 2013, we entered into a Common Stock Purchase Agreement (the “2013 Purchase Agreement”) with various accredited investors (the “2013 Purchasers”), pursuant to which we sold an aggregate of 43,715,847 shares of Common Stock, at a price of $0.2745 per share for gross proceeds of $12,000,000. The 2013 Purchasers also received warrants to purchase up to an aggregate of 32,786,885 shares of Common Stock an exercise price of $0.2745 per share (the “2013 Warrants”). The 2013 Warrants were exercisable as to 63% of the shares immediately upon issuance and as to 37% of the shares as of August 9, 2013, and have a term of seven years from the date they became exercisable. Immediately prior to the closing of this offering, and in accordance with the terms of the 2013 Purchase Agreement: (i) Pyxis converted all 5,000,000 shares of Series A-1 Preferred Stock it held into 28,160,200 shares of Common Stock (the “Series A-1 Conversion”); (ii) Pyxis converted $14,316,255 in principal amount of convertible debt outstanding into 2,521,222 shares of Common Stock (the “Debt Conversion”); and (iii) DDMI converted all 500,000 outstanding shares of Series B Preferred Stock it held into 10,928,961 shares of Common Stock (the “Series B Conversion”). BTIG, LLC served as exclusive placement agent and received cash compensation in the amount of approximately $780,000 and a warrant to purchase 2,295,082 shares of Common Stock, at an exercise price of $0.2745 per share. This warrant became exercisable on August 9, 2013and expires seven years from the date it became exercisable. The shares of Common Stock issued pursuant to the Series A-1 Conversion, the Series B Conversion and Debt Conversion were issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 3(a)(9) thereof.

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3.	On December 23, 2014, we entered into a Securities Purchase Agreement (the “2014 Purchase Agreement”) with various accredited investors (the “2014 Purchasers”), pursuant to which we sold securities to the 2014 Purchasers in a private placement transaction (the “2014 Private Placement”). In the 2014 Private Placement we sold an aggregate of 50,099,700 shares of our common stock at a price of $0.1003 per share for gross proceeds of $5.025 million. The 2014 Purchasers also received warrants to purchase up to an aggregate of 50,099,700 shares of common stock at an exercise price of $0.1003 per share (the “2014 Warrants”). The 2014 Warrants were exercisable immediately and have a term of seven (7) years from the date of grant. For its services as exclusive placement agent BTIG, LLC received cash compensation in the amount of approximately $155,250 and warrants to purchase 89,731 shares of Common Stock, which has terms identical to those issued to the 2014 Purchasers in the 2014 Private Placement.
4.	On December 23, 2014, we also entered into a venture loan and security agreement (the “Loan Agreement”) with Horizon Technology Finance Corporation (the “Lender”) under which we have borrowed $5.0 million. In connection with the Loan Agreement, we issued to the Lender and its affiliates warrants to purchase a total of 2,492,523 shares of common stock at an exercise price of $0.1003 per share. These warrants have a term of ten (10) years

Other than as specifically noted above, the issuances of the securities referenced above were made in reliance on Section 4(a)(2) of the Securities Act, or Regulation D promulgated thereunder, as sales not involving a public offering. No underwriters were involved in the foregoing sales of securities. The recipients of securities in each of the above-referenced transactions represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients either received adequate information about us or had, through their relationship with us, adequate access to such information.

Item 16. Exhibits and Financial Statement Schedules.

See Exhibit Index following the signature page to this Registration Statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Massachusetts, on May 13, 2016.

INTERLEUKIN GENETICS, INC.

By	/s/ Mark B. Carbeau
Mark B. Carbeau Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Interleukin Genetics, Inc. (the “Company”), hereby severally constitute and appoint Mark B. Carbeau, Kenneth Kornman and Stephen DiPalma, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Mark B. Carbeau	Chief Executive Officer (principal	May 13, 2016
	Mark B. Carbeau	executive officer) and Director

By:	/s/ Stephen DiPalma	Interim Chief Financial Officer (principal	May 13, 2016
	Stephen DiPalma	financial officer and principal accounting officer)

By:	/s/ James M. Weaver	Director and Chairman of the Board	May 13, 2016
James M. Weaver

By:	/s/ Lionel Carnot	Director	May 13, 2016
Lionel Carnot

By:	/s/ Roger C. Colman	Director	May 13, 2016
Roger C. Colman

By:	/s/ Kenneth S. Kornman	Director, President and Chief Scientific Officer	May 13, 2016
Kenneth S. Kornman

By:	/s/ Joseph M. Landstra	Director	May 13, 2016
Joseph M. Landstra

By:	/s/ William C. Mills	Director	May 13, 2016
William C. Mills III

By:	/s/ Dayton Misfeldt	Director	May 13, 2016
Dayton Misfeldt

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EXHIBIT INDEX

The exhibits listed below are filed as part of or incorporated by reference into this Registration Statement on Form S-1. Where certain exhibits are incorporated by reference from a previous filing, the exhibit numbers and previous filings are identified in parentheses. The SEC file number for each Form 10-K, Form 10-Q and Form 8-K identified below is File No. 001-32715. The exhibits listed below are filed as part of or incorporated by reference into this Registration Statement. Where certain exhibits are incorporated by reference from a previous filing, the exhibit numbers and previous filings are identified in parentheses.

Exhibit No.	Identification of Exhibit
3.1	Restated Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on October 23, 2013 (incorporated herein by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed November 14, 2013)
3.1.1	Certificate of Amendment filed with the Delaware Secretary of State on July 21, 2015 (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on July 23, 2015).
3.1.2**	Form of Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of Interleukin Genetics, Inc.
3.2	Amended and Restated Bylaws of the Company dated July 24, 2008 (incorporated by reference to the Current Report on Form 8-K filed on July 28, 2008)
4.1	Form of Stock Certificate representing Common Stock, $0.001 par value, of the Company (incorporated herein by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q filed August 14, 2000)
4.2	Form of Warrant issued to Investors in the 2013 Private Placement (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on May 20, 2013)
4.3	Form of Warrant issued to the Placement Agent in the 2013 Private Placement (incorporated herein by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on May 20, 2013)
4.4	Form of Warrant issued to the Investors and the Placement Agent in the 2014 Private Placement (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on December 23, 2014)
4.5	Form of Warrant issued to Horizon Technology Finance Corporation and its affiliates in the December 2014 Debt Transaction (incorporated herein by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on December 23, 2014)
4.6	Warrant, dated September 8, 2014, issued to Danforth Advisors, LLC (incorporated herein by reference to Exhibit 4.5 of the Company’s Registration Statement on Form S-1 filed on February 6, 2015 (File No.: 333-201908))
4.7**	Form of Series A Warrant to be issued in this offering.
4.8**	Form of Placement Agent Warrant to be issued in this offering.
4.8**	Form of Securities Purchase Agreement to be entered into with certain purchasers in this offering..
5.1**	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Leases
10.1	Commercial Lease Agreement between the Company and Clematis LLC dated February 13, 2004 (incorporated herein by reference to Exhibit 10.44 of the Company’s Annual Report on Form 10-K filed on March 29, 2004)
10.2

Second Amendment to Commercial Lease, dated as of February 7, 2014, by and between the Company and Clematis, LLC (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on February 12, 2014)

Equity Compensation Plans

10.3.1@	2000 Employee Stock Compensation Plan for the Company (incorporated herein by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q filed August 14, 2000)
10.3.2@	Form of Nonqualified Stock Option Agreement under the 2000 Employee Stock Compensation Plan (incorporated herein by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q filed August 14, 2000)
10.3.3@	Form of Incentive Stock Option Agreement under the 2000 Employee Stock Compensation Plan (incorporated herein by reference to Exhibit 10.5 of the Company’s Quarterly Report on Form 10-Q filed August 14, 2000)
10.4.1@	Interleukin Genetics, Inc. 2004 Employee, Director and Consultant Stock Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement filed on April 29, 2011)
10.4.2@	Form of Nonqualified Stock Option Agreement under the 2004 Employee, Director and Consultant Stock Plan (incorporated by reference to Exhibit 10.5.1 of the Company’s Annual Report on Form 10-K filed March 25, 2010)

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10.4.3@	Form of Incentive Stock Option Agreement under the 2004 Employee, Director and Consultant Stock Plan (incorporated by reference to Exhibit 10.5.2 of the Company’s Annual Report on Form 10-K filed March 25, 2010)
10.5.1@	2013 Employee, Director and Consultant Equity Incentive Plan , as amended (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on July 23, 2015).
10.5.2@	Form of Nonqualified Stock Option Agreement under the 2013 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference to Exhibit 10.6.2 of the Company’s Annual Report on Form 10-K filed on March 20, 2014)
10.5.3@	Form of Incentive Stock Option Agreement under the 2013 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference to Exhibit 10.6.3 of the Company’s Annual Report on Form 10-K filed on March 20, 2014)
10.6@	Non-Qualified Stock Option Agreement, dated as of April 6, 2015, by and between Interleukin Genetics, Inc. and Mark Carbeau (incorporated herein by reference to Exhibit 99.2 of the Company’s Registration Statement on Form S-8 (File No.: 333-208094) filed on November 18, 2015).

Agreements with Executive Officers and Directors
10.7@	Executive Employment Agreement, dated April 6, 2015, between Interleukin Genetics, Inc. and Mark B. Carbeau (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on April 9, 2015)
10.8@	Employment Agreement, dated December 14, 2015 and effective as of December 1, 2015, between the Company and Kenneth S. Kornman (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on December 15, 2015)
10.9@	Form of Director Indemnity Agreement dated March 5, 2003 (incorporated herein by reference to Exhibit 10.13 of the Company’s Current Report on Form 8-K filed on March 5, 2003)
10.10@	Director Compensation Policy dated April 29, 2010 (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed August 12, 2010)
10.11@	Employment Agreement dated December 26, 2012 between the Company and Scott Snyder (incorporated by reference to Exhibit 10.10 of the Company’s Annual Report on Form 10-K filed March 28, 2013)
10.12@	Offer Letter, dated March 31, 2014, between Interleukin Genetics, Inc. and James M. Weaver (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed March 31, 2014)
10.13@	Consulting Agreement, dated September 8, 2014, by and between Interleukin Genetics, Inc. and Danforth Advisors, LLC. (incorporated herein by reference to Exhibit 10.13 of the Company’s Registration Statement on Form S-1 filed on February 6, 2015 (File No.: 333-201908))

Agreements Related to Financing Transactions
10.14.1	Stock Purchase Agreement between the Company and Pyxis Innovations Inc. dated March 5, 2003 (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on March 5, 2003)
10.14.2	Amendment No. 1 to Stock Purchase Agreement between the Company and Pyxis Innovations Inc. dated May 20, 2003 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on May 30, 2003)
10.14.3	Second Amendment to Stock Purchase Agreement between the Company and Pyxis Innovations Inc. dated February 28, 2005 (incorporated by reference to Exhibit 10.41 of the Company’s Annual Report on Form 10-K filed on April 26, 2005)
10.14.4	Third Amendment, dated June 29, 2012, to the Stock Purchase Agreement, dated March 3, 2003, between Interleukin and Pyxis Innovations Inc. (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed on July 2, 2012)
10.15	Stock Purchase Agreement Between the Company and Pyxis Innovations Inc. dated August 17, 2006 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K/A filed on October 31, 2006)
10.16.1	Common Stock Purchase Agreement, dated May 17, 2013, by and among Interleukin and the Investors in the 2013 Private Placement (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on May 20, 2013)
10.16.2	First Amendment, dated March 31, 2014, to Common Stock Purchase Agreement, dated May 17, 2013 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed March 31, 2014)

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10.16.3	Second Amendment, dated May 30, 2014, to Common Stock Purchase Agreement, dated May 17, 2013 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed June 2, 2014)
10.16.4	Third Amendment, dated April 6, 2015, to Common Stock Purchase Agreement, dated May 17, 2013 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed April 9, 2015)
10.17	Registration Rights Agreement, dated May 17, 2013, by and among Interleukin and the Investors in the 2013 Private Placement, Pyxis Innovations Inc., Delta Dental Plan of Michigan, Inc. and BTIG, LLC (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on May 20, 2013)
10.18.1	Securities Purchase Agreement, dated December 23, 2014, by and among Interleukin and the Investors in the 2014 Private Placement (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on December 23, 2014)
10.18.2	First Amendment, dated April 6, 2015, to Common Stock Purchase Agreement, dated December 23, 2014 (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed April 9, 2015)
10.19	Registration Rights Agreement, dated December 23, 2014, by and among Interleukin and the Investors in the 2014 Private Placement and BTIG, LLC (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on December 23, 2014)
10.20	Venture Loan and Security Agreement, dated December 23, 2014, by and between Interleukin and Horizon Technology Finance Corporation (incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on December 23, 2014)

Agreements with respect to Collaborations, Licenses and Research and Development
10.21.1	Exclusive License Agreement between the Company and Access Business Group dated March 5, 2003 (incorporated herein by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed on March 5, 2003)
10.21.2	First Amendment to License Agreement by and between the Company and Access Business Group International, LLC, dated September 1, 2008 (incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q filed on November 13, 2008)
10.22	Merchant Network and Channel Partner Agreement dated October 26, 2009 by and between the Company and Amway Corp. (incorporated by reference to Exhibit 10.23 of the Company’s Annual Report on Form 10-K filed on March 25, 2010)
10.23+	License Agreement, dated September 21, 2012, between Access Business Group International LLC and Interleukin Genetics, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed on November 14, 2012)
10.24	Professional Services Agreement, dated September 21, 2012, between Access Business Group International LLC and Interleukin Genetics, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed on November 14, 2012)
10.25+	Services Agreement, effective as of February 1, 2016, by and between Interleukin Genetics, Inc. and Metagenics, Inc. (incorporated by reference to Exhibit 10.23 of the Company’s Annual Report on Form 10-K filed on March 16, 2016)

Consents, Certifications and Other Exhibits
23.1*	Consent of Grant Thornton LLP
23.2**	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
24.1	Powers of Attorney (included on the signature page)
101	The following materials from the Company’s financial statements for the year ended December 31, 2015, formatted in XBRL (eXtensible Business Reporting Language): (i) the Balance Sheets, (ii) the Statements of Operations, (iii) the Statements of Stockholders’ Deficit, (iv) the Statements of Cash Flows, and (v) Notes to Financial Statements (incorporated by reference to Exhibit 101 of the Company’s Annual Report on Form 10-K filed on March 16, 2016).

*	Filed herewith.
**	To be filed by amendment.
+	The Securities and Exchange Commission with respect to certain portions of this exhibit has previously granted confidential treatment. Omitted portions have been filed separately with the Securities and Exchange Commission.
@	Management contract or compensatory plan, contract or arrangement.

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